   As filed with the Securities and Exchange Commission on November 14, 2001
                                                      Registration No. 333-86313

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                 Post-Effective
                                AMENDMENT NO. 4
                                  ON FORM S-3
                                       TO
                             REGISTRATION STATEMENT
                                  ON FORM S-1
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                                INFOSPACE, INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                                                     91-1718107
(State or other jurisdiction of                                      (I.R.S. Employer
incorporation or organization)                                    Identification Number)

                       601 108th Avenue N.E., Suite 1200
                           Bellevue, Washington 98004
                                 (425) 201-6100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                               JOHN M. HALL, ESQ.
                   Senior Vice President and General Counsel
                                InfoSpace, Inc.
                       601 108th Avenue N.E., Suite 1200
                           Bellevue, Washington 98004
                                 (425) 201-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:

                          PATRICK J. SCHULTHEIS, ESQ.
                             RICHARD C. SOHN, ESQ.
                             DREW G. MARKHAM, ESQ.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                              5300 Carillon Point
                           Kirkland, Washington 98033
                                 (425) 576-5800

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ---------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus in not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2001

PROSPECTUS

                                 744,339 Shares

                              [LOGO OF INFOSPACE]

                                  Common Stock

                                  -----------

  InfoSpace is offering 744,339 shares of common stock to the holders of exchangeable shares of InfoSpace.com Canada Holdings Inc., an Ontario corporation. InfoSpace.com Canada Holdings issued the exchangeable shares in exchange for outstanding shares of the common stock of INEX Corporation, an Ontario corporation, in connection with our acquisition of INEX. Holders of exchangeable shares may exchange one exchangeable share for one share of our common stock, and in some cases we may redeem each exchangeable share for one share of our common stock. We describe the process by which exchangeable shares may be exchanged for our common stock on page 17 of this prospectus under the heading "Plan of Distribution."

  Since completion of our acquisition of INEX on October 14, 1999, holders of exchangeable shares may exchange their exchangeable shares for shares of our common stock at any time. We are offering the shares of our common stock on a continuous basis pursuant to Rule 415 under the Securities Act of 1933 only during the period when the registration statement relating to this prospectus is effective. We will bear the registration costs incurred in connection with this offering.

  Our common stock is traded on the Nasdaq National Market under the symbol "INSP." On November 9, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $1.64 per share.

                                  -----------

         Investing in the common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 6.

                                  -----------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is      , 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where to Find Additional Information About InfoSpace.......................   i
Information Incorporated by Reference......................................   i
Forward-Looking Statements.................................................  ii
Prospectus Summary.........................................................   3
Recent Acquisitions........................................................   4
Risk Factors...............................................................   6
Use of Proceeds............................................................  16
Plan of Distribution.......................................................  17
Legal Matters..............................................................  32
Experts....................................................................  32
Index to Financial Statements.............................................. F-1

                               ----------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

              WHERE TO FIND ADDITIONAL INFORMATION ABOUT INFOSPACE

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1, as amended, in connection with this offering. While the information contained in this prospectus is materially complete, this prospectus does not contain all the information set forth in the registration statement and its exhibits and schedules. For further information with respect to us and our common stock please refer to the registration statement and its exhibits. We have also filed reports, proxy statements and other information with the SEC. A copy of the registration statement and its exhibits, and copies of our reports, proxy statements and other information, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional office located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. Copies of all or any part of these documents may be obtained from such offices upon payment of the fees prescribed by the SEC. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

                     INFORMATION INCORPORATED BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus, including the information incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering. The documents we incorporate by reference are:

  (1) Our Annual Report on Form 10-K for the year ended December 31, 2000, with Item 8 Financial Statements and Supplementary Data of Form 10-K being superseded by the financial statements included elsewhere in this prospectus;

  (2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001;

  (3) Our Current Reports on Form 8-K filed on January 23, 2001, and September 11, 2001; and

  (4) The description of our common stock contained in our registration statement on Form 8-A dated December 3, 1998, including any amendments or reports filed for the purpose of updating such description.

   Each of these filings is available from the SEC as described above. You may request, and we will provide to you at no cost, a copy of these filings, including any exhibits to such filings, by writing or telephoning us at the following address:

                                Attn: Secretary
                                InfoSpace, Inc.
                                601 108th Avenue N.E., Suite 1200
                                Bellevue, WA 98004
                                (425) 201-6100

                           FORWARD-LOOKING STATEMENTS

   You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify such forward-looking statements. These forward-looking statements include, but are not limited to:

  . statements regarding new and future products and services, including our plans to deliver broadband services;

  .  statements regarding our business and growth strategy;

  . the expected demand for and benefits of our consumer and commerce infrastructure services for our affiliates and distribution partners;

  . anticipated benefits from the businesses and technologies we have acquired or intend to acquire;

  .  future carriage fees;

  .  increased operating expenses and the reasons for such increases;

  .  expected operating losses;

  .  increased costs of revenues;

  .  increased product development expenses;

  .  increased sales and marketing expenses;

  .  increased general and administrative expenses;

  .  anticipated capital equipment expenditures; and

  .  anticipated cash needs.

   This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our and the strategic Internet services industry's actual results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, those identified under "Risk Factors" in this prospectus.

                               PROSPECTUS SUMMARY

   InfoSpace, Inc. is a provider of wireless and Internet software and application services. We provide an integrated platform of software technologies and applications that enables companies to offer network-based services under their own brands. Our products include consumer services, such as communication, entertainment, gaming and speech applications, as well as commerce services, including shopping and payment authorization. We distribute our products and services on multiple platforms, including PCs and non-PC devices which use ground wire Internet connections (or wireline devices) and cell phones, pagers and personal digital assistants (or wireless devices), to our affiliate network of Web sites and through our distribution partners, including wireless carriers and device manufacturers and merchant banks and aggregators. We generate revenues through fees paid to us by these affiliates and distribution partners who then offer our products and services to their customers and end-users.

   Our integrated technology platform serves as the basis for all of our consumer and commerce products and services and enables us to offer our products and services across multiple platforms simultaneously through the following four distribution channels:

  .  Wireline, including web portals and destination sites;

  . Wireless, including wireless carriers and manufacturers of wireless devices and equipment;

  . Merchant, including regional Bell operating companies, merchant banks and aggregators, and local media networks; and

  . Broadband, including cable companies, DSL providers, high speed wireless (2.5G and 3G), and satellite television.

Our Infrastructure Services

   Our scalable, flexible technology platform enables us to deliver a broad, integrated suite of consumer and commerce services to Web sites, merchants and wireless carriers. All of our services use the same core technology platform within the same operational infrastructure. We design our infrastructure services to be highly flexible and customizable, enabling our customers to select from among our broad range of consumer and commerce products and services.

   Consumer Products and Services: The consumer products and services we offer include:

  . personal information management (PIM), including address book, calendar and to-do lists;

  .  communications such as e-mail and instant messaging;

  . information of broad appeal to users of wireless devices and PCs including directories, sports, news and entertainment, financial data and traffic reports;

  . search and reference products including metasearch services, which simultaneously query a variety of search engines and directory services;

  .  entertainment services such as multi-player gaming; and

  . a shopping product that includes comparison shopping and an "e-wallet," which holds the end-user's billing and credit card information.

   Commerce Products and Services: Our commerce products and services include:

  . the ability to purchase products and services from a Web site directly from a wireless device;

  . shopping that includes e-wallet and price comparison features in addition to finding products using UPC or other product codes;

  .  yellow page listings and enhanced listings; and

  .  our Authorize.Net payment authorization service for businesses.

Our Distribution Channels and Customers

   We currently provide our products and services across multiple platforms simultaneously, including PCs and non-PC devices, using both wireline and wireless devices. We recently entered the market for infrastructure services which take greater advantage of high-speed (known as broadband) wireline and wireless Internet connections, but we do not anticipate generating material revenues for these services until 2002.

   We distribute our products and services through our four distribution channels: wireline, wireless, merchant and broadband. More specifically, we distribute our infrastructure services through our customers in our affiliate network, which is comprised of wireline Web portals and destination sites, and our other distribution partners. Our distribution partners generally consist of parties who distribute our products and services to the end-user, including wireless carriers, wireless device manufacturers, merchant banks and merchant aggregators. Our affiliate network is comprised of Web sites, such as America Online, Microsoft, Lycos and Walt Disney Internet Group sites. Our distribution partners include AT&T Wireless, ALLTEL, Cingular Wireless, Intel, Virgin Mobile, Verizon Wireless, National Discount Brokers, Lucent, Charles Schwab, Nortel and Overture (formerly GoTo), among others.

Our Revenues

   All of our revenues are derived from the delivery of our consumer and commerce products and services to our customers. We track revenues by our four business areas or distribution channels, specifically our wireline, wireless, merchant and broadband areas. Historically, our wireline business area has generated more than fifty percent of our total revenues.

   In our wireline business area, we charge licensing and advertising fees from the portal and affinity sites in our affiliate network. In our wireless business area, our revenues are generated from our distribution partners, which include wireless carriers and device manufacturers, based on licensing fees and on a per subscriber per month basis. In our merchant business area, we charge our resellers licensing and commerce transaction fees. In our broadband business area, we have not yet begun generating material revenues.

Our History

   Naveen Jain, our Chairman and Chief Executive Officer, founded InfoSpace in March 1996. Initially, we were engaged in the development of our technology, building our operations and hiring employees. We began generating material revenues from our wireline consumer services in 1997, and started distributing our services on wireless platforms in 1998. In 1999 and 2000, we expanded our services through internal development and acquisitions, and in 2001, we have intensified our focus on developing and deploying our infrastructure services on wireless platforms and to merchants in the United States and internationally.

   Our executive offices are located at 601 108th Avenue N.E., Suite 1200, Bellevue, Washington 98004, and our telephone number is (425) 201-6100. We maintain a World Wide Web site at www.infospace.com. Information contained on our Web site does not constitute part of this prospectus.

Recent Acquisitions

   Locus Dialogue Inc. On January 1, 2001, we acquired Locus Dialogue Inc., a privately held company based in Montreal, Quebec, for 5,114,233 shares of our stock, including options for 1,173,216 shares of our common stock. Locus Dialogue (now called InfoSpace Speech Solutions) develops speech recognition technologies and speech-enabled applications. We intend to use this technology to speech-enable a variety of our existing offerings, and to develop other unique mobile applications. The acquisition was accounted for as a purchase.

The Offering

   The 744,339 shares of common stock being registered by this prospectus are being offered by InfoSpace to the holders of exchangeable shares of InfoSpace.com Canada Holdings Inc., an Ontario corporation.

   The exchangeable shares were issued to the common shareholders of INEX Corporation, an Ontario corporation, in connection with our acquisition of INEX on October 14, 1999. Holders of exchangeable shares may exchange one exchangeable share for one share of our common stock at any time, and in some cases we may redeem each exchangeable share for one share of our common stock.

                                  RISK FACTORS

   You should carefully consider the risks and uncertainties described below and all of the information contained in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or operating results could be materially harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

Financial Risks Related to Our Business

We have a history of losses and expect to continue to incur significant operating losses, and we may never be profitable.

   We have incurred net losses from our inception through September 30, 2001. As of September 30, 2001, we had an accumulated deficit of approximately $808.7 million. We have not achieved profitability and we expect to continue to incur significant operating losses in the future. These losses may be significantly higher than our current losses. Many of our operating expenses are relatively fixed in nature, particularly in the short term, and we expect to continue to incur significant operating expenses in connection with increased funding for research and development and expansion of our sales and marketing efforts. We also expect to incur large noncash charges relating to amortization of intangibles related to past acquisitions. We must therefore generate revenues sufficient to offset these increased expenses in order for us to become profitable. We cannot assure you that we will successfully generate sufficient revenues or that we will ever achieve profitability. If we do achieve profitability, we may not be able to sustain it.

We have a relatively limited operating history and operate in new and rapidly evolving markets, which makes it difficult to evaluate our future prospects.

   We were incorporated in March 1996 and accordingly, we have a relatively short operating history upon which you may evaluate our business and prospects compared to many companies in more established industries. Since inception, our business model has evolved and is likely to continue to evolve as we expand our product offerings and enter new markets. As a result, our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies that are in new and/or rapidly evolving markets and continuing to innovate with new and unproven technologies. Some of these risks relate to our potential inability to:

  .  develop and integrate new features with our existing services;

  . expand our services to new and existing merchants, merchant aggregators and wireless carriers;

  .  manage our growth, control expenditures and align costs with revenues;

  .  expand successfully into international markets;

  .  attract, retain and motivate qualified personnel; and

  . respond to competitive developments, including rapid technological change, changes in customer requirements and new products introduced into our markets by our competitors.

   If we do not effectively address the risks we face, our business model may become unworkable and we may not achieve or sustain profitability.

Our financial results are likely to continue to fluctuate, which could cause our stock price to be volatile or decline.

   Our financial results have varied on a quarterly basis and are likely to fluctuate substantially in the future. These fluctuations could cause our stock price to be volatile or decline. Several factors could cause our quarterly results to fluctuate materially, including:

  .  variable demand for our products and services;

  . our ability to attract and retain advertisers, content providers, affiliates and distribution partners;

  . the amount and timing of fees we pay to affiliates to include our information services on their Web sites;

  .  expenditures for expansion of our operations;

  .  effects of acquisitions and other business combinations;

  .  our ability to meet service level agreements with our carrier partners;

  . the introduction of new or enhanced services by us, our affiliates or distribution partners, or other companies that compete with us or our partners; and

  . the inability of our customers and content providers to pay us or to fulfill their contractual obligations to us due to difficulty in raising sufficient capital to support their long term operations.

   For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance. Furthermore, our fluctuating operating results may fall below the expectations of securities analysts or investors, which would cause the trading price of our stock to decline.

Our stock price has been and is likely to continue to be highly volatile.

   The trading price of our common stock has historically been highly volatile. Since we began trading on December 15, 1998, our stock price has ranged from $1.06 to $138.50 (as adjusted for stock splits). On November 9, 2001, the closing price of our common stock was $1.64. Our stock price could continue to decline or to be subject to wide fluctuations in response to factors such as the following:

  .  actual or anticipated variations in quarterly results of operations;

  . announcements of technological innovations, new products or services by us or our competitors;

  . changes in financial estimates or recommendations by securities analysts;

  .  conditions or trends in the Internet and online commerce industries;

  . announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us, our customers or our competitors; and

  .  additions or departures of key personnel.

   In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations. These broad market and industry factors and general economic conditions may materially and adversely affect our stock price.

We have historically been, and currently remain, reliant upon revenues from our wireline services. Our operating results would be harmed by a decline in sales of our wireline services or our failure to collect fees for these services.

   Historically, we have derived a majority of our revenues from our wireline consumer services, including licensing and per query fees from affiliates and advertising revenue from our customers. Based upon our reliance on revenues from wireline consumer services, revenues may decline if growth rates for use of our wireline consumer services do not meet our expectations.

   As a result of unfavorable market or economic conditions, some of our wireline consumer services affiliates and customers are having difficulty raising sufficient capital to support their long-term operations or are otherwise experiencing adverse business conditions. These affiliates and customers may not be able to pay us some or all of the fees they are required to pay us under their existing agreements or may not be able to enter into new agreements. If we are unable to collect these fees or enter into new agreements, our operating results will be harmed.

If we are unable to increase our wireless and merchant revenue base, a significant portion of our revenues will continue to be derived from wireline consumer services, which could weaken our financial position.

   For 2001, we expect more of our revenues to come from our distribution of consumer and commerce services on wireless platforms, and from distribution of our commerce services both on our wireline platform and to our merchant aggregators. Our ability to increase the distribution of these new services, and thus increase our revenues, could be hindered by numerous risks, including:

  . our ability to effectively develop, market and sell consumer and commerce products and services to new and existing affiliates and customers;

  .  the continued development of electronic commerce on the Internet;

  . the adoption of our commerce and consumer products and services by wireless carriers and device manufacturers;

  . the adoption of our services for delivery over broadband wireline platforms (DSL and cable) and broadband wireless standards (2.5G and 3G); and

  . the use of our commerce and consumer products and services by subscribers on their wireless devices.

Our future earnings could be negatively affected by significant charges resulting from the impairment in the value of acquired assets.

   For acquisitions which we have accounted for using the purchase method, we regularly evaluate the recorded amount of long-lived assets, consisting primarily of goodwill, assembled workforce, acquired contracts and core technology, to determine whether there has been any impairment of the value of the assets and the appropriateness of their estimated remaining life. We evaluate impairment whenever events or changed circumstances indicate that the carrying amount of the long-lived assets might not be recoverable. At
December 31, 2000, we determined that intangible assets from two purchase acquisitions had been impaired. Accordingly, we recorded an impairment charge of $9.0 million in the year ended December 31, 2000. In the quarter ended September 30, 2001, we determined that intangible assets from eight purchase acquisitions had partial or full impairment. Accordingly, we recorded an impairment charge of $99.2 million in the period. We will continue to regularly evaluate the recorded amount of our long-lived assets and test for impairment. In the event we determine that any long-lived asset has been impaired, we will record additional impairment charges in future quarters.

   In addition, recent changes in generally accepted accounting principles
(GAAP) will require us to stop amortizing purchased goodwill and certain intangibles. We will adopt these changes effective January 1, 2002. Under this approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. Accordingly, we may incur significant impairment charges upon adoption of these accounting standards and in subsequent periods.

Our financial and operating results will suffer if we are unsuccessful at integrating acquired businesses.

   We have acquired a large number of complementary technologies and businesses in the past, and may do so in the future. Acquisitions typically involve potentially dilutive issuances of stock, the incurrence of additional debt and contingent liabilities or large one-time write-offs and amortization expenses related to goodwill and other intangible assets. Past and future acquisitions involve numerous risks which could adversely affect our results of operations or stock price, including:

  . assimilating the operations, products, technology, information systems and personnel of acquired companies;

  .  diverting management's attention from other business concerns;

  . impairing relationships with our employees, affiliates, content providers and distribution partners;

  .  losing key employees of acquired companies; and

  . failing to achieve the anticipated benefits of these acquisitions in a timely manner.

   The success of the operations of companies and technologies which we have acquired will often depend on the continued efforts of the management of those acquired companies. Accordingly, we have typically attempted to retain key employees and members of existing management of acquired companies under the overall supervision of our senior management. We have, however, not always been successful in these attempts at retention.

Our revenues are attributable to a small number of customers, the loss of any one of which could harm our financial results.

   We derive a substantial portion of our revenues from a small number of customers. We expect that this concentration will continue in the foreseeable future. Our top ten customers represented 39% of our revenues for the nine months ended September 30, 2001, 32% of our revenues for fiscal year 2000 and 30% of our revenues for fiscal year 1999. No single customer accounted for more than 10% of our revenues in fiscal year 2000. If we lose any of these customers, or if any of these customers are unable or unwilling to pay us amounts that they owe us, our financial results will suffer.

Revenues derived from our consumer and commerce services are dependent on our relationships with affiliates and distribution partners.

   We will not be able to continue generating revenues from advertising, transaction fees and promotions unless we can secure and maintain distribution for our consumer and commerce services on acceptable commercial terms through a wide range of affiliates and distribution partners. In particular, we expect that a limited number of our affiliates, including America Online, Inc., its CompuServe and Digital City divisions and Microsoft Network, LLC, will account for a substantial portion of our affiliate traffic. We also rely on our relationships with regional Bell operating companies and other partners, including American Express, for distribution of our commerce services. Our distribution arrangements with our affiliates and distribution partners typically are for limited durations of between six months and two years and automatically renew for successive terms thereafter, subject to termination on short notice. We cannot assure you that such arrangements will not be terminated or that such arrangements will be renewed upon expiration of their terms. Additionally, we cannot assure you that these relationships will be profitable or result in benefits to us that outweigh the costs of the relationships. We generally share with each affiliate a portion of the revenues generated by advertising on the Web pages that deliver our services. We also pay carriage fees to some of our affiliates, including AOL. In addition, if we lose a major affiliate, we may be unable to timely or effectively replace the affiliate with other affiliates with comparable traffic patterns and user demographics. The loss of any major affiliate is likely to harm our business.

We depend on third parties for content, and the loss of access to this content could cause us to reduce our product offerings to customers.

   We typically do not create our own content. Rather, we acquire rights to information from numerous third-party content providers, and our future success is highly dependent upon our ability to maintain relationships with these content providers and enter into new relationships with other content providers.

   We typically license content under short-term arrangements that do not require us to pay royalties or other fees for the use of the content. However, we do enter into revenue-sharing arrangements with certain content providers, and we pay certain content providers a one-time fee, a periodic fee or a fee for each query from Web users. In the future, we expect that some of our content providers will likely demand a greater portion of advertising revenues or increase the fees that they charge us for their content thus having a negative impact on our net earnings. If we fail to enter into and maintain satisfactory arrangements with content providers our ability to provide a variety of products and services to our customers would be severely limited thus harming our business reputation and operating results.

Due to unfavorable economic conditions some of our affiliates may be unable to pay us or otherwise satisfy their obligations to us, thus harming our financial results and potentially our provision of services to other customers.

   As a result of generally unfavorable economic conditions including difficulties with raising necessary equity and debt financing, some of our affiliates may lack sufficient capital to support their long-term operations. As a result, these affiliates may not be able to pay us some or all of the fees they are required to pay us under their existing agreements. These conditions may also prevent potential affiliates from entering into contractual relationships or other strategic business relationships with us.

   Bad debt expense was 3.1% of revenues for the nine months ended September 30, 2001, 3.4% of revenues for fiscal year 2000 and 1.8% of revenues for fiscal year 1999. Management regularly reviews all receivables for collectibility. We generally create reserves for all accounts sixty days or more past due and also reserve an amount based on revenues and the accounts receivable balance for accounts not specifically identified. We have a credit review process and, when circumstances warrant, require payment in advance from customers. As a result, we may have to forego business from customers who do not agree to our payment terms.

Our operating results have been, and may continue to be, negatively impacted by our recognition of losses on investments in other companies.

   We hold a number of investments in third parties. The majority of the companies we have invested in are engaged in Internet, networking, e-commerce, telecommunications and wireless technologies. These investments involve a high level of risk for a number of reasons, including:

  . some of our investments are in businesses based on new technologies or products that may not be widely adopted in the evolving Internet and wireless technology industries;

  . the companies in which we have invested are generally development-stage companies which are likely to continue to generate losses in the foreseeable future and may not be profitable for a long time, if at all;

  . in recent months, companies in the Internet and e-commerce industries have experienced difficulties in raising capital to fund expansion or continue operations; and

  . most of our investments are in privately held companies, and if public markets for their securities do not develop, it may be difficult to sell those securities.

   We regularly review all of our investments in public and private companies for other than temporary declines in fair value. When we determine that the decline in fair value of an investment below our accounting basis is other than temporary, we reduce the carrying value of the securities we hold and record a loss in the amount of any such decline. During the nine months ended September 30, 2001, we determined that the declines in value of twelve of our investments were other than temporary and we recognized losses totaling $75.6 million, which represented 18.9% of the net loss for the period, to record these investments at their current fair values as of September 30, 2001. $22.5 million of this impairment was recorded in the third quarter of 2001. With the current economic environment, it is difficult to accurately predict the amount of exposure to future investment impairment. As of September 30, 2001, our other investments were carried at $61.6 million.

   If we conclude in future quarters that the fair values of any of our investments have experienced more than a temporary decline, we will record additional investment losses, which would adversely affect our financial condition and results of operations.

Operational Risks Related to Our Business

Unless we are able to hire, retain and motivate highly qualified employees, we will be unable to execute our business strategy.

   Our future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing and business development personnel. Our services and the industries to which we provide our services are relatively new, particularly with respect to our commerce services and our provision of services to the wireless industry. Qualified personnel with experience relevant to our business are scarce and competition to recruit them is intense. If we fail to successfully attract, assimilate and retain a sufficient number of highly qualified technical, managerial, sales and marketing, business development and administrative personnel, our business could suffer. In February and October of 2001, we announced realignments of resources to concentrate on development of our wireless, merchant and broadband services. These realignments include a reduction in our workforce of up to 450 employees. These, or other future operational decisions, could create an unstable work environment and may have a negative effect on our ability to retain and motivate employees.

If the market price of our stock continues to decline, the value of stock options granted to employees may cease to provide sufficient incentive to our employees.

   Stock options, which typically vest over a two- or four-year period, are an important means by which we compensate employees. We face a significant challenge in retaining our employees if the value of these stock options is either not substantial enough or so substantial that the employees leave after their stock options have vested. If our stock price does not increase significantly above the prices of our options, we may in the future need to issue new options or other equity incentives to motivate and retain our employees.

If we are unable to retain our executive officers, we may not be able to successfully manage our business.

   Our business and operations are substantially dependent on the performance of our key employees, all of whom are employed on an at-will basis. If we lose the services of one or more of our executive officers or key employees, particularly within our commerce services or wireless business, we may not be able to successfully manage our business or achieve our business objectives. The only person on whom we maintain key person life insurance is Naveen Jain, our Chairman and Chief Executive Officer. Although our executive officers have signed agreements which limit their ability to compete with us for one year after their employment with us ends, our business could be harmed if subsequent to the non-compete period one or more of them joined a competitor or otherwise decided to compete with us. Naveen Jain has signed a two-year non-competition agreement.

If our new management team does not perform well, we may not be able to achieve our business objectives.

   Due to our rapid growth, our anticipated expansion into new markets and our recent acquisitions, several members of our management team are new to InfoSpace or to their executive positions. Only two of our current executive officers were employed by us at the end of fiscal year 1999. Our current executive officers may have only limited experience managing a rapidly growing public company. Our business objectives may be adversely affected if our new executive officers are not effective.

Our historical and future expansion in personnel and facilities will continue to significantly strain our management, operational and financial resources.

   We have rapidly and significantly expanded our operations and anticipate further significant expansion to accommodate expected growth in our customer base and market opportunities. We have increased the number of employees from less than 100 at January 1, 1998 to 788 at October 31, 2001. We have also expanded our facilities and now have development, operations and administrative facilities in Bellevue and Seattle, Washington; Provo, Utah; Montreal, Canada; Papendrecht, Netherlands; London, United Kingdom; Sydney, Australia; and Rio de Janeiro, Brazil. We also have sales offices in San Francisco, California; New York, New York; and Chicago, Illinois. This expansion has placed, and is expected to continue to place, a significant strain on our management and operational resources. To manage the expected growth of our operations and personnel, we must continue maintaining and improving or replacing existing operational, accounting and information systems, procedures and controls.

   We have limited experience managing multiple offices with multiple facilities and personnel in disparate locations. As a result, we may not be able to effectively coordinate our efforts, supervise our personnel or otherwise successfully manage our resources.

If we are unable to effectively manage the growth in our relationships with customers and other third parties, our business and reputation could be harmed.

   The rapid growth of our business has strained our ability to meet customer demands and manage the growing number of customer relationships. In addition, our customer relationships are growing in their size and complexity of services. As a result of the growth in the size, number, and complexity of our relationships we may be unable to meet the demands of our customer relationships, which could result in the loss of customers, subject us to penalties under our agreements and harm our business and reputation.

   We must also effectively manage our relationships with various Internet content providers, distribution partners, wireless carriers, advertisers, affiliates and other third parties necessary to our business. If we are unable to effectively manage the growth of these relationships, our ability to provide our services through multiple distribution channels to a wide audience of end users could suffer.

Our expansion into international markets may not be successful and may expose us to risks that could harm our business.

   We began providing consumer services in the United Kingdom in the third quarter of 1998. With our acquisition of Saraide in March 2000, we now have a development and operations facility in the Netherlands serving European wireless carriers. In March 1999, we began providing infrastructure services to Canadian affiliates through a Canadian subsidiary and subsequently began to expand our wireless services into Canada. We also have entered into agreements to expand our services into Brazil, China and Australia and are currently investigating other international opportunities.

   We have limited experience in developing and syndicating localized versions of our consumer and commerce services internationally, and we may not be able to successfully execute our business model in these markets. In addition, most international markets experience lower levels of Internet usage and Internet advertising than the United States. For example, we rely on our business partner in Europe for U.K. directory information and local sales forces and may enter into similar relationships if we expand into other international markets. Our success in these markets will be directly linked to the success of our business partners in such activities. If our business partners fail to successfully establish operations and sales and marketing efforts in these markets our business could suffer.

   We face a number of risks inherent in doing business in international markets, including:

  . lower levels of adoption or use of the Internet and other technologies used in our business, and the lack of appropriate infrastructure to support widespread Internet usage;

  .  export controls relating to encryption technology;

  .  tariffs and other trade barriers;

  .  potentially adverse tax consequences;

  .  limitations on the repatriation of funds;

  .  difficulties in staffing and managing foreign operations;

  .  changing local or regional economic and political conditions;

  .  exposure to different legal jurisdictions and standards;

  .  different accounting practices and payment cycles; and

  .  fluctuations in currency exchange rates.

   As the international markets for consumer and commerce services on wireline, wireless and broadband platforms markets continue to grow, competition in these markets will likely intensify. Local companies may have a substantial competitive advantage because of their greater understanding of and focus on the local markets. If we do not effectively manage risks related to our expansion internationally, our business is likely to be harmed.

Insiders own a large percentage of our stock, which could delay or prevent a change in control and may negatively affect your investment.

   As of October 31, 2001, our officers, directors and affiliated persons beneficially owned approximately 28.3% of our voting securities. Naveen Jain, our Chairman and Chief Executive Officer, beneficially owned approximately 21.1% of our voting securities as of that date. These stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control over us and could affect the market price of our common stock. In addition, some of our executive officers have stock option grants which provide for accelerated vesting if their employment is actually or constructively terminated after a change of control. The interests of those holding this concentrated ownership may not always coincide with our interests or the interests of other stockholders, and, accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider or could prevent us from entering into transactions or agreements that we may consider beneficial to our business.

We have implemented anti-takeover provisions that could make it more difficult to acquire us.

   Our certificate of incorporation, our bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors, even if the transaction would be beneficial to our stockholders. These provisions include:

  . the classification of our board of directors into three groups so that directors serve staggered three-year terms, which may make it difficult for a potential acquirer to gain control of our board of directors;

  . authorizing the issuance of shares of undesignated preferred stock without a vote of stockholders;

  .  a prohibition on stockholder action by written consent; and

  . limitations on stockholders' ability to call special stockholder meetings.

   In addition, we have an agreement with America Online that provides them the right of first negotiation in the event that we receive an unsolicited proposal from a third party regarding a sale, merger or other disposition of our assets that would result in a change of control. If we receive this type of proposal, America Online will have the first opportunity to negotiate with us regarding a disposition. This agreement could make us less attractive to a potential acquiror.

Technological Risks Related to Our Business

Our systems could fail or become unavailable, which would harm our reputation, result in a loss of current and potential customers and could cause us to breach existing agreements.

   Our success depends, in part, on the performance, reliability and availability of our services. We have data centers in Bellevue, Washington and Papendrecht, Netherlands. None of our data centers are currently redundant. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, break-in, earthquake and similar events. We would face significant damage as a result of these events because we do not have a formal disaster recovery plan, and we do not carry business interruption insurance that is adequate to compensate us for all the losses that may occur. In addition, our systems use sophisticated software which may contain bugs that could interrupt service. For these reasons we may be unable to develop or successfully manage the infrastructure necessary to meet current or future demands for reliability and scalability of our systems.

   If the volume of traffic on our Web sites or our affiliates' Web sites increases substantially, we must respond in a timely fashion by expanding and upgrading our technology, transaction-processing systems and network infrastructure. Due to the recent expansion in the number of our customers and the products and services that we offer, we could experience periodic capacity constraints which may cause temporary unanticipated system disruptions, slower response times and lower levels of customer service. Our business could be harmed if we are unable to accurately project the rate or timing of increases, if any, in the use of our consumer and commerce services or expand and upgrade our systems and infrastructure to accommodate these increases in a timely manner.

   Furthermore, we have entered into service level agreements with certain merchant services distributors, including merchant banks, and most of our wireless customers. These agreements call for system up times and 24/7 support, and include penalties for non-performance. We may be unable to fulfill these commitments, which could subject us to penalties under our agreements, harm our reputation and result in the loss of customers and distributors.

We rely heavily on our proprietary technology, but we may be unable to adequately protect or enforce our intellectual property rights thus weakening our competitive position and negatively impacting our financial results.

   Our success significantly depends upon our proprietary technology. In particular, we believe that our core technology platform, which is proprietary to us, provides us with a significant competitive advantage because it is protocol and device agnostic, enabling us to provide our services through a variety of platforms, formats and devices. We have achieved and are able to maintain our current competitive position due to the unique nature of our technology.

   To protect our proprietary rights, we rely on a combination of copyright and trademark laws, patents, trade secrets, confidentiality agreements with employees and third parties and protective contractual provisions. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products or services or obtain and use information that we regard as proprietary. In addition, it is possible that others could independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property we could lose our competitive position.

   Our intellectual property may be subject to even greater risk in foreign jurisdictions, as the laws of many countries do not protect proprietary rights to the same extent as the laws of the United States. If we cannot adequately protect our intellectual property our competitive position in markets abroad may suffer.

Risks Related to Our Industry

Intense competition in the wireline, wireless and broadband markets could prevent us from entering those markets or cause us to lose market share.

   Our current business model depends on distribution of our consumer and commerce services to merchants and into the wireline, wireless and broadband markets, all of which are extremely competitive and rapidly changing. Our current and prospective competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, more developed infrastructures, greater name recognition and more established relationships in the industry than we have. Many of our competitors may be able to develop and expand their service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, achieve greater economies of scale, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can. Because of these competitive factors and due to our relatively small size and financial resources we may be unable to compete successfully.

   Some of the companies we compete with are currently customers of ours, the loss of which could harm our business. Many of our current customers have established relationships with some of our current and potential future competitors. If our competitors develop Internet information infrastructure services that compete with ours, we could lose market share and our revenues would decrease.

We rely on the Internet infrastructure, and its continued commercial viability, over which we have no control and the failure of which could substantially undermine our business strategy.

   Our success depends, in large part, on other companies maintaining the Internet system infrastructure. In particular, we rely on other companies to maintain a reliable network backbone that provides adequate speed, data capacity and security and to develop products that enable reliable Internet access and services. If the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, the Internet system infrastructure may be unable to support the demands placed on it, and the Internet's performance or reliability may suffer as a result of this continued growth.

   In addition, the Internet could lose its commercial viability as a form of media due to delays in the development or adoption of new standards and protocols to process increased levels of Internet activity. Any such degradation of Internet performance or reliability could cause advertisers to reduce their Internet expenditures; in recent months, in fact, advertisers have begun to attribute less value to advertising on the Internet. Furthermore, any loss in the commercial viability of the Internet would have a significant negative impact on our merchant services. If other companies do not develop the infrastructure or complementary products and services necessary to establish and maintain the Internet as a viable commercial medium, or if the Internet does not become a viable commercial medium or platform for advertising, promotions and electronic commerce our business could suffer.

Underdeveloped telecommunications and Internet infrastructure may limit the growth of the Internet overseas thereby limiting the growth of our business.

   Access to the Internet requires advanced telecommunications infrastructure. The telecommunications infrastructure in many parts in Europe, the Asia-Pacific region and Latin America is not as well developed as in the United States and is partly owned and operated by current or former national monopoly telecommunications carriers or may be subject to a restrictive regulatory environment. The quality and continued development of telecommunications infrastructure in Europe, the Asia-Pacific region and Latin America will have a significant impact on our ability to deliver our services and on the market use and acceptance of the Internet in general.

   In addition, the recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by Internet service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. The quality of our services is ultimately limited by and reliant upon the speed and reliability of Internet-related networks operated by third parties. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure in Europe, the Asia-Pacific region and Latin America.

We could be subject to liability due to security risks both to users of our commerce services and to the uninterrupted operation of our systems.

   Security and privacy concerns of users of online commerce services such as ours may inhibit the growth of the Internet and other online services, especially as a means of conducting commercial transactions. We rely on secure socket layer technology, public key cryptography and digital certificate technology to provide the security and authentication necessary for secure transmission of confidential information. Various regulatory and export restrictions may prohibit us from using the strongest and most secure cryptographic protection available and thereby expose us to a risk of data interception. Because some of our activities involve the storage and transmission of confidential personal or proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability.

   Additionally, our wireless and wireline networks may be vulnerable to unauthorized access by hackers or others, computer viruses and other disruptive problems. Someone who is able to circumvent security measures could misappropriate our proprietary information or cause interruptions in our operations. We may need to expend significant capital or other resources protecting against the threat of security breaches or alleviating problems caused by breaches. Although we intend to continue to implement industry-standard security measures, persons may be able to circumvent the measures that we implement in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing Web pages that deliver our services, any of which could harm our business.

Consolidation in our industry could lead to increased competition and loss of customers.

   The Internet industry has experienced substantial consolidation. For example, AOL, which previously acquired Netscape, has merged with Time Warner, @Home has acquired Excite, and Compaq has acquired ZIP2. We expect this consolidation to continue. These acquisitions could adversely affect our business and results of operations in a number of ways, including:

  . companies from whom we acquire content could acquire or be acquired by one of our competitors and stop licensing content to us;

  . our customers or distribution partners could acquire or be acquired by one of our competitors and terminate their relationship with us; and

  . our customers could merge with other customers, which could reduce the size of our customer base.

                                USE OF PROCEEDS

   All of the 744,339 shares of our common stock offered in this prospectus will be issued upon exchange or redemption of the exchangeable shares; we will receive no net cash proceeds upon the issuance of such shares.

                              PLAN OF DISTRIBUTION

   You should consult your own tax advisors with respect to the United States, Canadian and other tax consequences of exchanging your exchangeable shares for shares of our common stock as described below. For more information, see "Income Tax Considerations."

Your Exchangeable Shares

   On September 13, 1999, the shareholders of INEX Corporation voted to approve a plan of arrangement pursuant to Section 182 of the Business Corporations Act (Ontario). In accordance with the plan of arrangement, INEX shareholders received either exchangeable shares issued by InfoSpace.com Canada Holdings or our common shares. Additionally, we assumed all obligations under INEX's warrants and upon exercise thereof shares of our common stock will be issued. The exchangeable shares and our common shares were issued at a ratio of .20405 shares for each INEX share.

   We have filed with the SEC a registration statement on Form S-1, as amended, with respect to our common stock being offered under this prospectus. This prospectus forms a part of the registration statement. We have agreed to use our reasonable best efforts to keep the registration statement effective until there are no exchangeable shares outstanding. We have not engaged a broker, dealer or underwriter in connection with the offering of our common stock described in this prospectus.

   You may obtain our common stock in exchange for your exchangeable shares in the following ways:

  . you may require InfoSpace.com Canada Holdings to exchange your exchangeable shares for an equivalent number of shares of our common stock. For more information, see "--Retraction of Exchangeable Shares."

  . InfoSpace.com Canada Holdings will automatically redeem your exchangeable shares for shares of our common stock at September 15, 2010 or upon the occurrence of certain events. For more information, see "-- Redemption of Exchangeable Shares" and "--Early Redemption."

  . upon our liquidation or the liquidation of InfoSpace.com Canada Holdings, you may be required to, or may choose to, exchange your exchangeable shares for shares of our common stock. For more information, see "--Liquidation Rights with Respect to InfoSpace.com Canada Holdings" and "--Liquidation Rights with Respect to InfoSpace."

   We will bear all of the expenses of this distribution. We estimate that these expenses will total approximately $125,000.

How You May Retract Or Redeem Your Exchangeable Shares

 Retraction of Exchangeable Shares

   Holders of the exchangeable shares will be entitled at any time following the combination to retract (i.e. require InfoSpace.com Canada Holdings to redeem) any or all of the exchangeable shares held by such holder for a retraction price per share equal to the market price of our common stock on the last business day prior to the date you request redemption plus, on the designated payment date therefor, all declared but unpaid dividends. Holders of the exchangeable shares may effect such retraction by presenting a certificate or certificates to InfoSpace.com Canada Holdings or the Trustee representing the number of exchangeable shares the holder desires to retract together with a duly executed retraction request indicating the number of exchangeable shares the holder desires to retract and the date upon which the holder desires to receive the InfoSpace.com common shares, and such other documents as may be required to effect the retraction.

   When a holder requests InfoSpace.com Canada Holdings to redeem exchangeable shares, InfoSpace.com Nova Scotia Company will have an overriding right to purchase all but not less than all of the retracted shares, at a purchase price per share equal to the market price of our common stock on the last business day prior to the date you request redemption plus, on the designated payment date therefor, to the extent it is not paid by InfoSpace.com Canada Holdings, all declared but unpaid dividends. Upon receipt of a request for retraction, InfoSpace.com Canada Holdings will immediately notify InfoSpace.com Nova Scotia Company. InfoSpace.com Nova Scotia Company must then advise InfoSpace.com Canada Holdings within five business days as to whether it will exercise its retraction right. If InfoSpace.com Nova Scotia Company does not so advise InfoSpace.com Canada Holdings, InfoSpace.com Canada Holdings will notify the holder as soon as possible thereafter that InfoSpace.com Nova Scotia Company will not exercise the right. If InfoSpace.com Nova Scotia Company advises InfoSpace.com Canada Holdings that InfoSpace.com Nova Scotia Company will exercise the right within such five business day period, then provided the request is not revoked by the holder as described below, the retraction request shall thereupon be considered only to be an offer by the holder to sell the shares to InfoSpace.com Nova Scotia Company in accordance with its right.

   A holder may revoke its request for retraction, in writing, at any time prior to the close of business on the business day preceding the retraction date, in which case the shares will neither be purchased by InfoSpace.com Nova Scotia Company nor be redeemed by InfoSpace.com Canada Holdings. If the holder does not revoke its retraction request on the retraction date, the shares will be purchased by InfoSpace.com Nova Scotia Company or redeemed by InfoSpace.com Canada Holdings, as the case may be, in each case as set out above. InfoSpace.com Canada Holdings or InfoSpace.com Nova Scotia Company, as the case may be, will deliver the aggregate of the price per share equal to the market price of our common stock on the last business day prior to the date of retraction request plus, on the designated payment date therefor, all declared but unpaid dividends to the holder recorded in the securities register for the exchangeable shares or at the address specified in the holder's retraction request or, if so requested in the retraction request, will hold the same for pick up by the holder at the registered office of InfoSpace.com Canada Holdings or the office of the transfer agent as specified by InfoSpace.com Canada Holdings, in each case, less any amounts required to be deducted and withheld therefrom on account of tax.

   If, as a result of solvency requirements or applicable law, InfoSpace.com Canada Holdings is not permitted to redeem all retracted shares tendered by a retracting holder, InfoSpace.com Canada Holdings will redeem only those shares tendered by the holder (rounded down to a whole number of shares) as would not be contrary to such provisions of applicable law. The Trustee, on behalf of the holder of any retracted shares not so redeemed by InfoSpace.com Canada Holdings, will require InfoSpace.com to purchase the shares not redeemed on the retraction date pursuant to the exchange right.

 Redemption of Exchangeable Shares

   Subject to applicable law and the overriding right of InfoSpace.com Nova Scotia Company to purchase all of the exchangeable shares from all of the holders of exchangeable shares (other than us and our affiliates) on a certain date in exchange for our common shares, on an established date no earlier than September 15, 2010 InfoSpace.com Canada Holdings will redeem all of the then outstanding exchangeable shares for a redemption price per share equal to the market price of our common stock on the last business day prior to the date we request redemption plus, on the designated payment date therefor, all declared but unpaid dividends. InfoSpace.com Canada Holdings will, at least 60 days prior to the relevant date, or such number of days as the board of directors of InfoSpace.com Canada Holdings may determine to be reasonably practicable under the circumstances in respect of a redemption date arising in connection with certain events, provide the registered holders of the exchangeable shares with written notice of the proposed redemption of the exchangeable shares by InfoSpace.com Canada Holdings or the purchase of the exchangeable shares by InfoSpace.com Nova Scotia Company pursuant to the redemption call right described below.

   On or after the redemption date, upon the holder's presentation and surrender of the certificates representing the exchangeable shares and such other documents as may be required at the office of the transfer agent or the registered office of InfoSpace.com Canada Holdings, InfoSpace.com Canada Holdings will deliver the price per share equal to the market price of our common stock on the last business day prior to the date of redemption request plus, on the designated payment date therefor, all declared but unpaid dividends as at such date to the holder by mailing the same to the holder at the address of the holder recorded in the securities register for the exchangeable shares or by holding the same for pick up by the holder at the registered office of InfoSpace.com Canada Holdings or the office of the transfer agent as specified in the written notice of redemption in each case less any amounts required to be deducted and withheld therefrom on account of tax.

   InfoSpace.com Nova Scotia Company will have an overriding right to purchase on the redemption date all of the exchangeable shares then outstanding (other than exchangeable shares held by us and our affiliates) for a purchase price per share equal to the market price of our common stock on the last business day prior to the date you request redemption plus, on the designated payment date therefor, to the extent it is not paid by InfoSpace.com Canada Holdings, all declared but unpaid dividends. Upon the exercise of this right, holders will be obligated to sell their exchangeable shares to InfoSpace.com Nova Scotia Company. If InfoSpace.com Nova Scotia Company exercises this right, InfoSpace.com Canada Holdings's right and obligation to redeem the exchangeable shares on such redemption date will terminate.

 Early Redemption

   In certain circumstances, InfoSpace.com Canada Holdings has the right to require a redemption of the exchangeable shares prior to September 15, 2010. An early redemption may occur upon (i) there being fewer than 57,000 exchangeable shares outstanding (other than exchangeable shares held by us and our affiliates); (ii) the occurrence of a merger, amalgamation, tender offer, material sale of shares or rights or interests therein or thereto or similar transactions involving us, or any proposal to do so; (iii) a proposal for certain matters in respect of which holders of exchangeable shares are entitled to vote as shareholders of InfoSpace.com Canada Holdings; or (iv) the failure to approve or disapprove, as applicable, certain matters in respect of which holders of exchangeable shares are entitled to vote as shareholders of InfoSpace.com Canada Holdings regarding changes required to maintain the equivalence of exchangeable shares and our common shares.

   If, prior to September 15, 2010, we are involved in any merger, amalgamation, tender offer, material sale of shares or rights or interests therein or thereto or similar transactions, or any proposal to do so, provided that the board of directors of InfoSpace.com Canada Holdings determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the exchangeable shares in connection with such a transaction and that the redemption of all but not less than all of the outstanding exchangeable shares is necessary to enable the completion of such transaction in accordance with its terms, the board of directors of InfoSpace.com Canada Holdings may accelerate the redemption date discussed above to such date prior to September 15, 2010 as it may determine, upon such number of days prior written notice to the registered holders of the exchangeable shares as the board of directors of InfoSpace.com Canada Holdings may determine to be reasonably practicable in such circumstances.

   An example of an event referred to above at (iii) is one to approve an amalgamation involving InfoSpace.com Canada Holdings where the amalgamation proposes changes to the exchangeable shares that, if contained in a proposed amendment to InfoSpace.com Canada Holdings's articles, would entitle the holders thereof to a vote under applicable corporate law or a sale of all or substantially all of the assets of InfoSpace.com Canada Holdings where the exchangeable shares would be affected differently from any other class of shares of InfoSpace.com Canada Holdings. Such an event excludes that described at (iv) above, and, for greater certainty, excludes any matter in respect of which holders of exchangeable shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined in) the Voting and Exchange Trust Agreement. If, prior to September 15, 2010, such an event is proposed, provided that the board of directors of InfoSpace.com Canada Holdings has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the event, which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a redemption date, in any other commercially reasonable manner that does not result in such an event, the redemption date shall be the business day prior to the record date for any meeting or vote of the holders of the exchangeable shares to consider the event and the board of directors of InfoSpace.com Canada Holdings shall give such number of days prior written notice of such redemption to the registered holders of the exchangeable shares as the board of directors of InfoSpace.com Canada Holdings may determine to be reasonably practicable in such circumstances.

   An event described at (iv) above means any matter in respect of which holders of exchangeable shares are entitled to vote as shareholders of InfoSpace.com Canada Holdings in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the exchangeable shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the exchangeable shares and the InfoSpace common shares. If, prior to September 15, 2010, such an event is proposed and the holders of the exchangeable shares fail to take the necessary action at a meeting or other vote of holders of exchangeable shares, to approve or disapprove, as applicable, the event, the redemption date shall be the business day following the day on which the holders of the exchangeable shares failed to take such action and the board of directors of InfoSpace.com Canada Holdings shall give such number of days prior written notice of such redemption to the registered holders of the exchangeable shares as the board of directors of InfoSpace.com Canada Holdings may determine to be reasonably practicable in such circumstances.

   See "Income Tax Considerations--Canadian Federal Income Tax Considerations."

 Liquidation Rights with Respect to InfoSpace.com Canada Holdings

   In the event of the liquidation, dissolution or winding-up of InfoSpace.com Canada Holdings or any other proposed distribution of the assets of InfoSpace.com Canada Holdings among its shareholders for the purpose of winding-up its affairs, holders of the exchangeable shares will have, subject to applicable law, preferential rights to receive from InfoSpace.com Canada Holdings, for each exchangeable share held, an amount equal to the market price of our common stock on the last business day prior to the liquidation. Upon the occurrence of such liquidation, dissolution or winding-up, InfoSpace.com Nova Scotia Company will have an overriding right to purchase all of the outstanding exchangeable shares (other than exchangeable shares held by us and our affiliates) from the holders thereof on the effective date of such liquidation, dissolution or winding-up for a purchase price per share equal to the market price of our common stock on the last business day prior to the liquidation, plus, to the extent it is not paid by InfoSpace.com Canada Holdings, the full amount of all prior dividends, if any, declared and unpaid on exchangeable shares.

   Upon, and during the continuance of, insolvency of InfoSpace.com Canada Holdings, a holder of exchangeable shares will be entitled to instruct the Trustee to exercise the exchange right with respect to any or all of the exchangeable shares held by such holder, thereby requiring us to purchase such exchangeable shares from the holder. As soon as practicable following the occurrence of such an insolvency of InfoSpace.com Canada Holdings or any event which may, with the passage of time and/or the giving of notice, lead to insolvency of InfoSpace.com Canada Holdings, we and InfoSpace.com Canada Holdings will give written notice thereof to the Trustee. As soon as practicable thereafter, the Trustee will then notify each holder of exchangeable shares of such event or potential event and will advise the holder of its rights with respect to the exchange right. The purchase price payable by us for each exchangeable share purchased under this right will be satisfied by the issuance of one share of our common stock plus, to the extent not paid by InfoSpace.com Canada Holdings, the full amount of all prior dividends, if any, declared and unpaid on exchangeable shares.

 Liquidation Rights with Respect to InfoSpace

   In order for the holders of the exchangeable shares to participate on a pro rata basis with the holders of our common stock in the event of our liquidation, on the fifth business day prior to the effective date of such an event, each exchangeable share will automatically be exchanged for an equivalent number of shares of our common stock, plus, to the extent not paid by InfoSpace.com Canada Holdings, the full amount of all prior dividends, if any, declared and unpaid on exchangeable shares. Upon a holder's request and surrender of exchangeable share certificates, duly endorsed in blank and accompanied by such instruments of transfer as we may reasonably require, we will deliver to such holder certificates representing an equivalent number of shares of our common stock plus, to the extent not paid by InfoSpace.com Canada Holdings, the full amount of all prior dividends, if any, declared and unpaid on exchangeable shares for each exchangeable share exchanged pursuant to this automatic exchange right. For a description of certain of our obligations with respect to the dividend and liquidation rights of the holders of exchangeable shares, see "InfoSpace Support Obligation" below.

Certain Rights and Restrictions of Exchangeable Shares

 Dividend Rights

   Holders of exchangeable shares will be entitled to receive, subject to applicable law, dividends (i) in the case of a cash dividend declared on our common stock, in an amount in cash for each exchangeable share corresponding to the cash dividend declared on each of our common shares, (ii) in the case of a stock dividend declared on our common stock to be paid in shares of our common stock, in such number of exchangeable shares for each exchangeable share as is equal to the number of our common shares to be paid on each share of our common stock, or (iii) in the case of a dividend declared on our common stock in property other than cash or our common shares, in such type and amount of property as is the same as, or economically equivalent to, the type and amount of property declared as a dividend on each of our common shares. Cash dividends on the exchangeable shares are payable in U.S. dollars or the Canadian dollar equivalent thereof, at the option of InfoSpace.com Canada Holdings. The declaration date, record date and payment date for dividends on the exchangeable shares will be the same as the relevant date for the corresponding dividends on the shares of our common stock.

 Ranking

   The exchangeable shares will be entitled to a preference over the common shares and the preferred shares of InfoSpace.com Canada Holdings and any other shares ranking junior to the exchangeable shares with respect to the payment of dividends and the distribution of assets in the event of a liquidation, dissolution or winding-up of InfoSpace.com Canada Holdings, whether voluntary or involuntary, or any other distribution of the assets of InfoSpace.com Canada Holdings, among its shareholders for the purpose of winding-up its affairs.

 Certain Restrictions

   InfoSpace.com Canada Holdings will not, without the approval of the holders of the exchangeable shares, as set forth below under "Amendment and Approval":

  (a) pay any dividends on the common shares or the preferred shares of InfoSpace.com Canada Holdings, or any other shares ranking junior to the exchangeable shares, other than stock dividends payable in common shares or preferred shares of InfoSpace.com Canada Holdings, or any such other shares ranking junior to the exchangeable shares, as the case may be;

  (b) redeem, purchase or make any capital distribution in respect of common shares or preferred shares of InfoSpace.com Canada Holdings, or any other shares ranking junior to the exchangeable shares;

  (c) redeem or purchase any other shares of InfoSpace.com Canada Holdings ranking equally with the exchangeable shares with respect to the payment of dividends or on any liquidation distribution; or

  (d) issue any exchangeable shares or any other shares of InfoSpace.com Canada Holdings ranking equally with, or superior to, the exchangeable shares other than by way of stock dividends to the holders of such exchangeable shares.

   The restrictions in clauses (a), (b), (c) and (d) above will not apply at any time when the dividends on the outstanding exchangeable shares corresponding to dividends declared and paid on our common stock have been declared and paid in full.

 Amendment and Approval

   The rights, privileges, restrictions and conditions attaching to the exchangeable shares may be added to, changed or removed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the exchangeable shares will be deemed to have been sufficiently given if given in accordance with applicable law subject to a minimum requirement that such approval or consent be evidenced by a special resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of the holders of exchangeable shares duly called and held at which holders of at least fifty percent (50%) of the then outstanding exchangeable shares are present or represented by proxy. In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to such place and time (not less than five days later) as may be designated by the Chairman of such meeting. At such adjourned meeting, the holders of exchangeable shares present or represented by proxy may transact the business for which the meeting was originally called and a special resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution will constitute the approval or consent of the holders of the exchangeable shares.

 Our Support Obligation

   Pursuant to an Exchangeable Share Support Agreement, we will make the following covenants for so long as any exchangeable shares (other than exchangeable shares owned by us or our affiliates) remain outstanding: (i) we will not declare or pay dividends on our common stock unless InfoSpace.com Canada Holdings is able to declare and pay and simultaneously declares or pays, as the case may be, an equivalent dividend on the exchangeable shares; (ii) we will advise InfoSpace.com Canada Holdings in advance of the declaration of any dividend on our common stock and ensure that the declaration date, record date and payment date for dividends on the exchangeable shares are the same as that for the corresponding dividend on our common stock; (iii) we will ensure that the record date for any dividend declared on our common stock is not less than ten business days after the declaration date of such dividend; (iv) we will take all actions and do all things reasonably necessary or desirable to enable and permit InfoSpace.com Canada Holdings, in accordance with applicable law, to pay to the holders of the exchangeable shares the applicable InfoSpace.com Canada Holdings amounts described above in the event of a liquidation, dissolution or winding-up of InfoSpace.com Canada Holdings, a retraction request by a holder of exchangeable shares or a redemption of exchangeable shares by InfoSpace.com Canada Holdings; and (v) we will take all actions and do all things reasonably necessary or desirable to enable and permit InfoSpace.com Nova Scotia Company, in accordance with applicable law, to perform its obligations arising upon the exercise by it of its rights, including the delivery of our common stock in accordance with the provisions of the applicable right.

   The Exchangeable Share Support Agreement and the provisions of the exchangeable shares provide that, without the prior approval of InfoSpace.com Canada Holdings and the holders of the exchangeable shares as set forth above under "Amendment and Approval," we will not issue or distribute additional shares of our common stock, securities exchangeable for or convertible into or carrying rights to acquire our common stock or rights to subscribe therefor or other assets to all or substantially all holders of shares of our common stock, nor change our common stock, unless the same or an economically equivalent distribution on or change to the exchangeable shares (or in the rights of the holders thereof) is made simultaneously. The InfoSpace.com Canada Holdings board of directors is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on or change to the exchangeable shares is the same as or economically equivalent to any proposed distribution on or change to our common stock. In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to our common stock which is recommended by our board of directors and in connection with which the exchangeable shares are not redeemed by InfoSpace.com Canada Holdings or purchased by InfoSpace.com Nova Scotia Company pursuant to the redemption call right, we will use reasonable efforts to enable holders of exchangeable shares to participate in such transaction to the same extent and on an economically equivalent basis as the holders of shares of our common stock.

   InfoSpace.com Canada Holdings is required to notify us and InfoSpace.com Nova Scotia Company of the occurrence of certain events, such as the liquidation, dissolution or winding-up of InfoSpace.com Canada Holdings, and of its receipt of a retraction request from a holder of exchangeable shares.

   Under the Exchangeable Share Support Agreement, we have agreed not to exercise any voting rights attached to the exchangeable shares owned by us or any of our affiliates on any matter considered at meetings of holders of exchangeable shares.

   With the exception of administrative changes for the purpose of adding covenants for the protection of the holders of the exchangeable shares, making certain necessary amendments or curing ambiguities or clerical errors (in each case provided that our board of directors and the board of directors of each of InfoSpace.com Canada Holdings and InfoSpace.com Nova Scotia Company are of the opinion that such amendments are not prejudicial to the interests of the holders of the exchangeable shares), the Exchangeable Share Support Agreement may not be amended without the approval of the holders of the exchangeable shares as set forth above under "Amendment and Approval."

INEX Warrants

   On October 14, 1999, there were outstanding INEX common share purchase warrants which, when vested, would be exercisable to acquire a total of 353,844 INEX common shares at prices per share of between Cdn.$3.75 to Cdn.$8.00 with various expiry dates to 2002.

   Upon the closing of the combination on October 14, 1999, we assumed INEX's obligations under all of the above INEX warrants. As of September 30, 2001, all such warrants have been exercised for shares of our common stock.

Resale of Exchangeable Shares and Our Common Shares Received in the Transaction

   The exchangeable shares and our common shares issuable to the INEX shareholders upon the closing of our combination with INEX were not registered under the Securities Act of 1933, as amended. Such shares were instead issued in reliance upon the exemption provided by Section 3(a)(10) of the Securities Act. Section 3(a)(10) exempts from registration securities issued in exchange for one or more outstanding securities where the terms and conditions of the issuance and exchange of such securities have been approved by any court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom such securities will be issued have the right to appear. The court is authorized to conduct a hearing to determine the fairness of the terms and conditions of the arrangement, including the proposed issuance of securities in exchange for other outstanding securities. The court entered an Interim Order on August 20, 1999, the arrangement was approved by the INEX shareholders on September 13, 1999, and a hearing on the fairness of the arrangement was held on October 4, 1999 by the court. The court entered a Final Order on the fairness of the arrangement on October 13, 1999. The registration statement of which this prospectus forms a part is intended to register our common shares to be issued upon exchange of the exchangeable shares and exercise of the warrants assumed.

   The exchangeable shares and our common shares received in exchange for INEX shares in the combination are freely transferable under U.S. Federal securities laws, except for exchangeable shares held by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of INEX prior to the transaction which may be resold by them only in transactions permitted by the resale provisions of Rule 145(d)(1), (2), or (3) promulgated under the Securities Act or as otherwise permitted under the Securities Act. Rule 145(d)(1) generally provides that "affiliates" of either INEX or us may not resell the exchangeable shares and our common shares unless such sale is effected pursuant to an effective registration statement or pursuant to the volume, current public information, manner of sale and timing limitations of Rule 144 promulgated under the Securities Act. These limitations generally require that any sales made by an affiliate in any three-month period shall not exceed the greater of one percent of the outstanding shares of the securities being sold or the average weekly trading volume over the four calendar weeks preceding the placement of the sell order and that such sales be made in unsolicited, open market "brokers transactions." Rules 145(d)(2) and (3) generally provide that the foregoing limitations lapse for our non-affiliates after a period of one or two years, respectively, depending upon whether certain of our currently available information continues to be available.

Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that control, are controlled by, or are under common control with, such issuer and may include certain officers and directors of such issuer as well as principal shareholders of such issuer. In the event that this registration statement is declared effective, our common shares issuable upon exchange of the exchangeable shares and upon exercise of the warrants that we assumed from INEX will be transferable in the manner and under the circumstances described in the foregoing paragraph.

   In the event that this registration statement is not declared effective, our common shares issuable upon exchange of the exchangeable shares and upon exercise of the warrants that we assumed from INEX will be "restricted" securities within the meaning of and as under the Securities Act and may not be offered or sold except in accordance with Regulation S under the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act. Accordingly, we agreed, in the event that this registration statement was not declared effective, to file a registration statement under the Securities Act with the Securities and Exchange Commission prior to the closing of the combination in order to register the resale of our common shares issuable upon exchange of the exchangeable shares and exercise of the warrants that we assume from INEX. We agreed to use our best efforts to cause that registration statement to become effective and to remain effective until the date on which all shares of our common stock have been issued. Under the terms of the combination, we may suspend the use of such registration statement for such time as may be necessary to update or amend it to correct any misstatement or omission of a material fact. In addition, we may delay the filing if any such amendment or supplement to such registration statement, for a period not to exceed ninety days, if we in good faith determine the such amendment or supplement would require us to disclose a material development or potential material development and such disclosure would have a material adverse effect on us.

   In the event that this registration statement is not declared effective, holders of exchangeable shares who acquire our common shares pursuant to the exchange of exchangeable shares or the exercise of the warrants which we assumed from INEX after the fourth anniversary of the effective date of the registration statement pertaining to the resale of our common stock may not offer or sell our common stock except in compliance with an available exemption from registration under the Securities Act.

   We have registered under the Securities Act on Form S-8 the shares of our common stock issuable upon exercise of employee options issued in exchange for INEX employee options. Our common shares issuable upon exercise of those options may be resold without restriction in the United States by persons who are not our affiliates. Optionholders who are our affiliates must comply with the volume, current public information and manner of sale limitations of Rule 144 under the Securities Act.

   Prior to the closing of the combination each of the INEX affiliates entered into agreements restricting them in connection with the requirements for pooling-of-interests accounting treatment and restricting the sale, pledge or other disposal of exchangeable shares, our common shares and INEX shares.

Future Issuances of Shares

   The articles of InfoSpace.com Canada Holdings authorize the issuance of an unlimited number of exchangeable shares. The exchangeable shares that are authorized may be issued, without approval of holders of exchangeable shares, at such time or times, to such persons and for such consideration as InfoSpace.com Canada Holdings may determine, except as may otherwise be required by applicable laws and subject to all dividends on the outstanding exchangeable shares corresponding to dividends declared and paid on the outstanding shares of our common stock having been declared and paid at the relevant times.

                           INCOME TAX CONSIDERATIONS

Canadian Federal Income Tax Considerations

   You should consider the following discussion of Canadian federal income taxes before you acquire exchangeable shares or exchange exchangeable shares for common stock. The following summarizes the principal Canadian federal income tax considerations that generally apply to you if, under Canadian federal income tax law, you are considered to

  .  hold as capital property

   .  your exchangeable shares,

   .  the voting rights relating to those shares, and

   .  the other ancillary rights relating to those shares;

  . deal at arm's length with us, INEX, InfoSpace.com Canada Holdings, and InfoSpace.com Nova Scotia Company.

   If we are or will be a foreign affiliate of you under the Canadian federal income tax laws, this summary will not apply to you. This summary does not address the tax consequences of the transactions, including the arrangement, in which you acquire the exchangeable shares, or the exercise of the warrants which we assumed from INEX, or the sale of the shares obtainable upon exercise of those warrants.

   Under Canadian federal income tax laws, your exchangeable shares will generally be considered to be capital property to you unless you are considered to hold your exchangeable shares

  .  in the course of carrying on a business, or

  .  in an adventure in the nature of trade.

   If you are resident in Canada but your shares might not otherwise qualify as capital property, you may be entitled to make an irrevocable election to qualify those shares as capital property. If you do not hold your exchangeable shares as capital property, you should consult your own advisers regarding your particular circumstances. If you are a "financial institution" under the Canadian federal income tax laws applicable to securities held by financial institutions, the summary does not apply to you; instead, you should consult your own advisers regarding the application to you of the "mark-to-market" rules.

   The current provisions of the Income Tax Act (Canada) and regulations, the current provisions of the income tax treaty between Canada and the United States and counsel's understanding of the current administrative practices of Revenue Canada form the basis of this summary. This summary takes into account the proposed amendments to the Income Tax Act (Canada) and regulations that the Minister of Finance has publicly announced prior to the date of this prospectus and assumes that those proposed amendments will be enacted in their present form. Counsel can give no assurances, however, that the proposed amendments will be enacted in the form proposed, or at all.

   Except for the proposed amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. We have neither sought nor obtained an advance tax ruling from Revenue Canada to confirm the tax consequences of any of the transactions we describe.

   WHILE THIS SUMMARY ADDRESSES THE MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS GENERALLY APPLICABLE TO YOU, IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO YOU. FURTHERMORE, AS REQUIRED BY THE "PLAIN ENGLISH" REQUIREMENTS OF THE SEC, THIS SUMMARY MAKES MINIMAL USE OF DEFINED TERMS. YOU SHOULD KNOW THAT MANY OF

THE WORDS AND PHRASES USED IN THIS SUMMARY HAVE VERY SPECIFIC MEANINGS UNDER CANADIAN INCOME TAX LAW.

   THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES APPLICABLE TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

   For Canadian tax purposes, you must express all amounts, including dividends, adjusted cost base and proceeds of disposition, in Canadian dollars, and you must convert amounts denominated in United States dollars into Canadian dollars based on the United States dollar exchange rate generally prevailing when those amounts arise.

 Shareholders Resident In Canada

   If you are resident or deemed to be resident in Canada under Canadian federal income tax laws, the following portion of the summary applies to you.

   Dividends on Exchangeable Shares. If you are an individual, the dividends that you receive or are deemed to receive on your exchangeable shares will be included in computing your income. Generally, they will be subject to the gross-up and dividend tax credit rules that normally apply to taxable dividends received from taxable Canadian corporations. If you are a corporation, the dividends that you receive or are deemed to receive on your exchangeable shares will be included in computing your income.

   If you are a corporation, you must include dividends that you receive or are deemed to receive on the exchangeable shares in your income and these dividends will normally be deductible in computing your taxable income unless you are a specified financial institution, in which case the deduction is generally denied.

   If you are a private corporation or any other corporation resident in Canada controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), you may be liable to pay a refundable tax of 33 1/3 percent on dividends that you receive or are deemed to receive on the exchangeable shares that are deductible in computing your taxable income. If you are a "Canadian-controlled private corporation," you may be liable to pay an additional refundable tax of 6
2/3 percent on dividends you receive or are deemed to receive that are not deductible in computing your taxable income.

   Under Canadian federal income tax laws, the exchangeable shares will be taxable preferred shares and short-term preferred shares and term preferred shares. Accordingly, InfoSpace.com Canada Holdings will be subject to a 66
2/3 percent tax on dividends (other than excluded dividends) that it pays or is deemed to pay on the exchangeable shares. In certain circumstances, InfoSpace.com Canada Holdings may be entitled to deductions that will substantially offset the impact of this tax. If you are a corporation, dividends that you receive or are deemed to receive on the exchangeable shares will not be subject to the 10 percent tax under Part IV.1 of the Income Tax Act (Canada).

   If the Company or any person with whom the Company does not deal at arm's length for purposes of the Income Tax Act (Canada) is a "specified financial institution" at the time a dividend is paid on an exchangeable share and you are a corporation, then, subject to the exemption described below, the dividends that you receive or are deemed to receive will not be deductible in computing your taxable income. Accordingly, as discussed above, those dividends will be fully includible in computing your income. Generally, we will be a specified financial institution for these purposes if

  . we are, or are related to, an entity or corporation that is a bank, a trust company, a credit union, or an insurance corporation, or

  . our principal business, or the principal business of an entity or corporation to which we are related, is (a) the lending of money to persons with whom we deal at arm's length, (b) the purchasing of debt obligations issued by persons with whom we deal at arm's length, or (c) a combination of both (a) and (b).

   The same rules will apply to determine whether a person with whom we do not deal at arm's length is a specified financial institution for these purposes.

   Nonetheless, if you are a corporation, you will not be denied the dividend deduction if at the time you receive a dividend or are deemed to receive a dividend

  . the exchangeable shares are listed on a prescribed stock exchange in Canada,

  .  we control InfoSpace.com Canada Holdings, and

  . you (together with any person with whom you do not deal at arm's length, with any partnership of which you or that person is a member, and with any trust of which you or that person is a beneficiary) do not receive dividends on more than 10 percent of the issued and outstanding exchangeable shares.

Redemption Or Exchange Of Exchangeable Shares

   If InfoSpace.com Canada Holdings redeems (or you retract) your exchangeable shares, you will generally be deemed to have received a dividend equal to the amount, if any, by which the fair market value of the consideration you receive as part of the redemption or retraction exceeds the aggregate of the paid-up capital (as determined under Canadian federal income tax laws) of your exchangeable shares at the time InfoSpace.com Canada Holdings redeems or you retract your exchangeable shares.

   The amount of any deemed dividend will generally be subject to the tax treatment described above under "Dividends." On the redemption of your exchangeable shares, you will also be considered to have disposed of your exchangeable shares for proceeds of disposition equal to the paid-up capital of your exchangeable shares redeemed or retracted. In general, you will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the exchangeable shares, net of reasonable costs of disposition exceed (or are less than) the adjusted cost base of such shares (see "-- Taxation of Capital Gain or Capital Loss" below). If you are a corporation, in some circumstances, the amount of any dividend you are deemed to have received may be treated as proceeds of disposition and not as a dividend.

   If you exchange exchangeable shares with InfoSpace.com Nova Scotia Company for shares of common stock, other than on the redemption or retraction of exchangeable shares, in general, you will realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the exchangeable shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such shares to you. For these purposes, the proceeds of disposition will be the aggregate fair market value, at the time of the exchange, of the consideration you receive (see "--Taxation of Capital Gain or Capital Loss" below).

   Because of the rights relating to the exchangeable shares, you cannot control whether you will receive shares of common stock upon the redemption of your exchangeable shares or upon InfoSpace.com Nova Scotia Company's purchase of your exchangeable shares. As described above, the tax consequences to you of a redemption by InfoSpace.com Canada Holdings differ from those of an exchange with InfoSpace.com Nova Scotia Company.

 Taxation Of Capital Gain Or Capital Loss

   You must include in your income for the year of disposition the taxable portion of any capital gain you realize. The taxable portion of any capital gain you realize (the "taxable capital gain") will be three-quarters of that amount. You must deduct against such taxable capital gains for the year of disposition three-quarters of any capital loss you realize in that year. If three-quarters of any capital loss you realize in a taxation year exceeds your taxable capital gains in that year, you may carry back the excess up to three taxation years or forward indefinitely and deduct those excess amounts against net taxable capital gains in those other years, subject to certain limitations and in certain circumstances.

   If you are an individual or trust, other than certain trusts, capital gains that you realize may give rise to alternative minimum tax. If you are a Canadian-controlled private corporation, you may be liable to pay an additional refundable tax of 6 2/3 percent on taxable capital gains. If you are a corporation, subject to certain limitations and under certain circumstances, you may be required to reduce the amount of any capital loss arising when you dispose or are deemed to dispose of any exchangeable shares by the amount of dividends you received or are deemed to have received on those shares. Similar rules may apply to you if you are:

  . a corporation that is a member of a partnership that owns exchangeable shares;

  . a corporation that is a beneficiary of a trust that owns exchangeable shares;

  . a member of a partnership that is a member of another partnership that owns exchangeable shares;

  . a member of a partnership that is a beneficiary of a trust that owns exchangeable shares;

  . a beneficiary of a trust that is a member of a partnership that owns exchangeable shares; or

  . a beneficiary of a trust that is the beneficiary of another trust that owns exchangeable shares.

 Taxation of Our Common Stock

   Acquisition And Disposition Of Shares Of Our Common Stock. The cost amount of shares of common stock that you receive on the retraction, redemption or exchange of exchangeable shares will in general be equal to the fair market value of those shares at that time.

   If you dispose or are deemed to have disposed of shares of common stock, generally, you will have a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of such shares immediately before the disposition. In computing the adjusted cost base of a share of our common stock, you must average the cost of the share with the adjusted cost base of any other shares of our common stock that you hold as capital property at that time.

   Dividends On Shares Of Common Stock. In computing your income, you must include dividends that you receive or are deemed to receive on shares of common stock. If you are an individual, these dividends will not be subject to the gross-up and the dividend tax credit rules that normally apply to taxable dividends received from taxable Canadian corporations. If you are a corporation, these dividends will not be deductible in computing your taxable income. In certain circumstances, you may be entitled to a foreign tax credit in respect of any U.S. withholding tax payable in connection with these dividends. If you are a Canadian-controlled private corporation, you may be liable to pay an additional refundable tax of 6 2/3 percent on such dividends.

   Foreign Property Information Reporting. If you are a "specified Canadian entity" for a taxation year or a fiscal period and your total cost amounts of "specified foreign property," including the shares of common stock, at any time in the year or fiscal period exceed Cdn. $100,000, you must file an information return for the year or period disclosing prescribed information, including

  .  your cost amount,

  .  any dividends you received in the year, and

  .  any gains or losses you realized in the year,

in respect of that property.

   With some exceptions, generally, if you are a taxpayer resident in Canada in the year, you will be a specified Canadian entity. You should consult your own advisors about whether you must comply with these rules.

 Shareholders Not Resident In Canada

   The following portion of the summary is applicable to shareholders who, for purposes of the Canadian Tax Act, have not been and will not be resident or deemed to be resident in Canada at any time while they have held INEX common shares or will hold exchangeable shares or shares of common stock.

   Dividends On Exchangeable Shares. Dividends received or deemed to have been received by a non-resident holder of exchangeable shares will be subject to Canadian non-resident withholding tax at a rate of 25 percent, unless the rate is reduced under the provisions of an applicable tax treaty.

   Redemption Or Exchange Of Exchangeable Shares. Refer to the discussion above for a description of the manner in which dividends will be deemed to have been received by a shareholder and proceeds of disposition will be computed on the redemption or exchange of exchangeable shares. Dividend withholding tax, as described above, will apply to dividends deemed to have been received by a non-resident holder on the redemption of an exchangeable share by InfoSpace.com Canada Holdings.

   Unless the exchangeable shares are listed on a prescribed stock exchange at the time they are disposed of, they will be taxable Canadian property of a non-resident holder. As a result, you will be subject to tax under the Canadian Tax Act on gains realized on the exchange of exchangeable shares for shares of common stock unless an applicable bilateral income tax convention between Canada and the jurisdiction in which you reside exempts such gains from Canadian tax.

   You will be required to comply with certain notification requirements imposed by section 116 of the Canadian Tax Act. Specifically, you must notify Revenue Canada of your intention to dispose of the exchangeable shares prior to such disposition or within ten days after such disposition. Revenue Canada will issue a certificate in respect of such proposed disposition or disposition provided you have complied with the requirements imposed by the Canadian Tax Act, which may in some circumstances include payment of an amount equal to 33 1/3 percent of the amount by which the proceeds of disposition exceed your adjusted cost base of the exchangeable shares, or the provision of acceptable security in respect of the disposition. Evidence of that adjusted cost base acceptable to Revenue Canada may have to be provided. Unless InfoSpace.com Canada Holdings or InfoSpace.com Nova Scotia Company, as the case may be, is in receipt of a copy of such certificate on or prior to the date of the redemption or exchange, it will withhold 33 1/3 percent of the payment otherwise due to the shareholder. If InfoSpace.com Canada Holdings or InfoSpace.com Nova Scotia Company, as the case may be, has not received such certificate within 30 days of the end of the month in which the redemption or exchange occurs, it will be required to remit such withheld amount in cash to the Receiver General, as tax on your behalf and will take all such action necessary to convert on your behalf the 33 1/3 percent of the payment withheld to cash proceeds for the remittance to the Receiver General.

   The relevant notification form is Revenue Canada form T2062. A copy of the form will be sent to INEX shareholders who indicate that they are not resident in Canada.

United States Federal Income Tax Considerations

   You should consider the following discussion of United States federal income taxes before you acquire exchangeable shares or exchange exchangeable shares for common stock. This discussion does not address all the federal income tax considerations that may be relevant to you. In addition, this discussion does not address the tax consequences of transactions in which you acquire your exchangeable shares, including the arrangement, or the exercise of the warrants which we will assumed from INEX. Furthermore, this discussion does not address any foreign, state, or local tax considerations.

   WE STRONGLY URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSIDERATIONS THAT APPLY TO YOU.

   The laws, regulations, court decisions, and IRS rulings and regulations effective on the date of this prospectus form the basis of this discussion. This discussion is for general information only. No law, court decision, or ruling or regulation directly addresses certain of the tax consequences of the ownership of instruments and rights comparable to the exchangeable shares and the rights attached to those shares.

   Consequently, some aspects of the tax treatment of the arrangement, including the exchange of exchangeable shares for shares of common stock, are uncertain. We have neither sought nor obtained any advance income tax ruling regarding the tax consequences of any of the transactions we describe.

 Tax Considerations That Apply To U.S. Holders

   If you are:

  .  an individual citizen or resident of the United States,

  . a corporation or partnership created in the United States or under the laws of the United States or of any state, or

  .  a United States estate or trust,

and you hold your exchangeable shares as capital assets, the following tax considerations will generally apply to you.

   Exchange Of Exchangeable Shares. Except as we describe below, when you exchange your exchangeable shares for shares of common stock, you will generally recognize gain or loss. Your gain or loss will equal the difference between (a) the fair market value of the shares of common stock at the time you exchange your exchangeable shares and (b) your tax basis in the exchangeable shares you exchange. Your gain or loss will generally be a capital gain or loss. You may, however, recognize ordinary income with respect to any declared but unpaid dividends on the exchangeable shares. A capital gain or loss will be long-term capital gain or loss if your holding period for the exchangeable shares is more than one year. Your tax basis in the shares of common stock will be their fair market value at the time of the exchange. Your holding period for the shares of common stock that you receive will begin on the day after the exchange.

   In view of the likelihood that you will recognize gain or loss when you exchange the exchangeable shares for shares of common stock, you may wish to consider delaying the exchange until either

  . you intend to dispose of the shares of common stock that you receive in exchange for your exchangeable shares, or

  .  the exchange may be characterized as tax-free.

   The gain or loss you realize when you exchange your exchangeable shares for shares of common stock generally will be treated as United States source gain or loss. Under the terms of the United States-Canada income tax treaty, however, your gain may be treated as sourced in Canada. Subject to certain limitations, you may be entitled to credit your United States taxes for any Canadian tax imposed on the exchange. If you are ineligible for a credit for any Canadian tax that you pay, you may be entitled to deduct that tax in computing your United States taxable income.

   Distributions On The Exchangeable Shares. If any distributions are paid to you as a holder of exchangeable shares, we and InfoSpace.com Canada Holdings intend to treat those distributions as distributions from InfoSpace.com Canada Holdings, rather than from us. We and InfoSpace.com Canada Holdings can not assure you, however, that the IRS or a court would agree that our intended treatment is correct. Assuming that treatment is proper, these distributions will be treated as dividends and will be taxable to you as ordinary income if InfoSpace.com Canada Holdings has earnings and profits. Those dividends generally will be treated as foreign source passive income for foreign tax credit limitation purposes. Under the U.S.-Canada Tax Treaty, such dispositions generally will be subject to a Canadian withholding tax at a rate of 15 percent. Subject to certain limitations, you should generally be entitled to either credit your United States income tax liability with, or deduct in computing your United States taxable income, any Canadian income taxes withheld from these distributions.

 Tax Considerations That Apply To Non-U.S. Holders

   If you are not

  .  an individual citizen or resident of the United States,

  . a corporation or partnership created in the United States or under the laws of the United States or of any state, or

  .  a United States estate or trust,

the following summary applies to you.

   Exchange Of Exchangeable Shares. Generally, you will not be subject to United States federal income tax when you exchange your exchangeable shares for shares of our common stock, unless your exchangeable shares were an asset of your United States trade or business.

   Distributions On The Exchangeable Shares. You should not be subject to United States tax on dividends that you receive on the exchangeable shares. Therefore, we and InfoSpace.com Canada Holdings do not intend to withhold any United States taxes from those dividends. The IRS, however, may assert that dividends paid to you on the exchangeable shares are subject to tax. As a result, you could be subject to tax at a rate of 30 percent. An applicable treaty in effect between the United States and your country of residence may reduce the rate. If you are a resident of Canada, a maximum rate of 15 percent applies to dividends paid to you.

   Distributions On Shares Of Common Stock. Dividends that you receive on the common stock generally will be subject to tax at a rate of 30 percent. An applicable income tax treaty may reduce that rate. If you are a resident of Canada, a maximum rate of 15 percent applies to dividends paid to you.

   Gain On Sale Or Exchange Of Common Stock. Generally, you will not be subject to tax when you sell or exchange your shares of common stock unless either

  . your common stock was an asset of your United States trade or business or, if a tax treaty applies, is attributable to your United States permanent establishment; or

  . you are an individual, you are present in the United States for 183 days or more, or you satisfy certain other conditions.

   If at any time we are a United States real property holding corporation, you may be subject to certain additional rules. These rules would require withholding of tax on the gross proceeds of your sale of shares of common stock. We believe that we are not a United States real property holding corporation. Although we consider it unlikely that we will become a United States real property holding corporation, we can provide no assurance as to this issue.

   Federal Estate Taxes. If you are an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death, shares of common stock that you own will be includable in your gross estate for United States federal estate tax purposes (unless an applicable estate tax treaty provides otherwise), and therefore may be subject to United States federal estate tax.

   Backup Withholding, Information Reporting and Other Reporting
Requirements. We must report annually to the Internal Revenue Service and to each of you the amount of dividends paid to, and the tax withheld with respect to, each of you. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities of your country.

   Under currently effective United States Treasury regulations, United States backup withholding tax (which generally is imposed at the rate of 31 percent on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting requirements (other than those discussed above) generally will not apply to dividends paid on common stock if you have an address outside the United States. Backup withholding and information reporting generally will apply to dividends paid on shares of common stock if you have an address in the United States, or if you fail to establish an exemption or to provide certain other information to us. Under United States Treasury regulations that are effective for payments made after December 31, 2000, if you fail to certify your status in accordance with these regulations, you may be subject to backup withholding on payments of dividends.

   The payment of proceeds from the disposition of common stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless you, under penalties of perjury, certify, among other things, your status as a non-U.S. Holder or otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal tax purposes, a United States person, a "controlled foreign corporation" for U.S. federal income tax purposes or a foreign person 50 percent or more of whose gross income from certain periods is effectively connected with a United States trade or business or has as partners one or more United States persons that, in the aggregate, hold more than 50 percent of the income or capital interests in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met or you otherwise establish an exemption.

   Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be refunded or credited against your United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

                                 LEGAL MATTERS

   Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Kirkland, Washington.

                                    EXPERTS

   The financial statements of InfoSpace, Inc. as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph referring to the cumulative effect of a change in accounting principle) appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                INFOSPACE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
INFOSPACE, INC.:

Independent Auditors' Report............................................... F-2

Consolidated Balance Sheets................................................ F-3

Consolidated Statements of Operations and Comprehensive Income............. F-4

Consolidated Statements of Changes in Stockholders' Equity................. F-5

Consolidated Statements of Cash Flows...................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of InfoSpace, Inc.
Bellevue, Washington

   We have audited the accompanying consolidated balance sheets of InfoSpace, Inc. and its subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity, and cash flows for the years ended December 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion such consolidated financial statements present fairly, in all material respects, the financial position of InfoSpace, Inc. and its subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000, 1999 and 1998, in conformity with accounting principles generally accepted in the United States of America.

   As discussed in Note 1 in the consolidated financial statements, in the year 2000, the Company adopted SAB No. 101, Revenue Recognition in Financial Statements.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Seattle, Washington
March 2, 2001
(March 23, 2001 as to Note 9)

                                INFOSPACE, INC.

                          CONSOLIDATED BALANCE SHEETS
                   (Amounts in thousands, except share data)

                                                              December 31,
                                                          ---------------------
                                                             2000       1999
                                                          ----------  ---------
                         ASSETS
                         ------
Current assets:
  Cash and cash equivalents.............................  $  153,913  $ 104,350
  Short-term investments, fair value $216,235 and
   $310,247 ............................................     216,235    310,311
  Accounts receivable, net of allowance for doubtful
   accounts of $4,898 and $1,325........................      33,881     13,551
  Payroll tax receivable................................         --         --
  Notes and other receivables, net of allowance of
   $3,624 and $12 ......................................      22,321     18,524
  Prepaid expenses and other assets.....................      14,491     10,828
                                                          ----------  ---------
    Total current assets................................     440,841    457,564
Long-term investments, fair value $32,451 and $100,631..      32,451    101,077
Property and equipment, net.............................      51,137     11,878
Other long-term assets..................................       5,075      2,046
Other investments.......................................     121,574    121,684
Intangible assets, net..................................     621,032    259,670
                                                          ----------  ---------
Total assets............................................  $1,272,110  $ 953,919
                                                          ==========  =========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current liabilities:
  Accounts payable......................................  $    4,537  $   3,689
  Accrued expenses and other current liabilities........      37,999     23,457
  Deferred revenues.....................................      31,430     12,121
                                                          ----------  ---------
    Total current liabilities...........................      73,966     39,267
Long-term debt..........................................         --         686
Long-term deferred revenue..............................       7,973      4,946
Minority interest.......................................      21,599        --
                                                          ----------  ---------
    Total liabilities...................................     103,538     44,899
Commitments and contingencies (Note 9)
Stockholders' equity:
  Preferred stock, par value $.0001--Authorized,
   15,000,000 shares; issued and outstanding, 1 and 1
   share................................................         --         --
  Common stock, par value $.0001--Authorized,
   900,000,000 shares, issued and outstanding,
   316,669,408 and 283,411,552 shares...................          32         28
  Additional paid-in capital............................   1,596,213    959,492
  Accumulated deficit...................................    (408,646)  (126,234)
  Deferred expense--warrants............................      (1,495)    (2,311)
  Unearned stock-based compensation.....................      (1,500)    (1,518)
  Accumulated other comprehensive income (loss).........     (16,032)    79,563
                                                          ----------  ---------
    Total stockholders' equity..........................   1,168,572    909,020
                                                          ----------  ---------
Total liabilities and stockholders' equity..............  $1,272,110  $ 953,919
                                                          ==========  =========

                See notes to consolidated financial statements.

                                INFOSPACE, INC.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                 (Amounts in thousands, except per share data)

                                                   Years Ended December 31,
                                                 ------------------------------
                                                   2000       1999       1998
                                                 ---------  ---------  --------
Revenues (includes related party revenues of
 $32,095, $2,921 and $19) .....................  $ 214,530  $  71,980  $ 18,490
Cost of revenues...............................     35,627     13,472     4,919
                                                 ---------  ---------  --------
   Gross profit................................    178,903     58,508    13,571
Operating expenses:
  Product development (includes related party
   expenses of $400, $0 and $0)................     40,624     15,580     9,005
  Sales, general and administrative (includes
   related party expenses of $39, $4
   and $0).....................................    127,980     77,777    23,893
  Amortization of intangibles..................    171,336     42,761       710
  Acquisition and related charges..............    123,998     13,574     4,486
  Impairment and other charges.................     26,595     11,360     4,898
  Restructuring charges........................      2,322        --        --
                                                 ---------  ---------  --------
   Total operating expenses....................    492,855    161,052    42,992
                                                 ---------  ---------  --------
   Loss from operations........................   (313,952)  (102,544)  (29,421)

Other income, net..............................     27,682     22,342       946
Gain (loss) on investments, net................      9,222        --        --
                                                 ---------  ---------  --------
Loss from operations before income tax expense,
 minority interest, cumulative effect
 of change in accounting principle and
 preferred stock dividend......................   (277,048)   (80,202)  (28,475)
Income tax expense.............................       (137)       --        (64)
Minority interest..............................     (3,171)       --        --
                                                 ---------  ---------  --------
Loss from operations before cumulative effect
 of change in accounting principle and
 preferred stock dividend......................   (280,356)   (80,202)  (28,539)
Cumulative effect of change in accounting
 principle.....................................     (2,056)       --        --
                                                 ---------  ---------  --------
Net loss.......................................   (282,412)   (80,202)  (28,539)
                                                 =========  =========  ========
Preferred stock dividend.......................        --    (159,931)      --
                                                 ---------  ---------  --------
Net loss applicable to common stockholders.....  $(282,412) $(240,133) $(28,539)
                                                 =========  =========  ========
Basic and diluted net loss per share
  Loss per share before accounting change......  $   (0.92) $   (0.93) $  (0.19)
  Accounting change............................      (0.01)       --        --
                                                 ---------  ---------  --------
  Loss per share...............................  $   (0.93) $   (0.93) $  (0.19)
                                                 =========  =========  ========
Shares used in computing basic net loss per
 share.........................................    304,480    257,752   152,655
                                                 =========  =========  ========
Shares used in computing diluted net loss per
 share.........................................    304,480    257,752   152,655
                                                 =========  =========  ========
Other comprehensive income:
Net loss applicable to common stockholders.....  $(282,412) $(240,133) $(28,539)
  Foreign currency translation adjustment......       (316)        36       (17)
  Unrealized gain (loss) on equity
   investments.................................    (95,279)    79,570       --
                                                 ---------  ---------  --------
Comprehensive income...........................  $(378,007) $(160,527) $(28,555)
                                                 =========  =========  ========

                See notes to consolidated financial statements.

                                INFOSPACE, INC.

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 Years Ended December 31, 2000, 1999 and 1998
                   (Amounts in thousands, except share data)

                                                                                            Accumulated
                            Common Stock                                                       other
                         ------------------  Paid-in    Accumulated Deferred    Unearned   comprehensive
                           Shares    Amount  capital      deficit   expense   compensation    income       Total
                         ----------- ------ ----------  ----------- --------  ------------ ------------- ----------
Balance, January 1,
1998.................... 126,007,749  $ 13  $   41,038   $ (17,493) $   --      $  (474)     $    (26)   $   23,058
 Common stock issued....  95,559,609    10     121,777         --       --          --            --        121,787
 Common stock issued for
 acquisitions...........   2,445,679   --        7,957         --       --          --            --          7,957
 Common stock issued for
 stock options..........     426,361   --        1,836         --       --          --            --          1,836
 Common stock issued for
 warrants, exchange and
 preferred shares.......     471,235   --        2,581         --       --          --            --          2,581
 Unearned compensation--
 stock options..........         --    --        1,729         --       --       (1,729)          --            --
 Compensation expense-
 stock options..........         --    --          --          --       --        1,534           --          1,534
 Cancelled options for
 deferred services......         --    --          --          --       --          --            --            --
 Deferred expense--
 warrants...............         --    --        3,263         --    (3,263)        --            --            --
 Warrant expense........         --    --          --          --       136         --            --            136
 Unrealized gain (loss)
 on equity investments..         --    --          --          --       --          --            --            --
 Foreign currency
 translation
 adjustment.............         --    --          --          --       --          --            (17)          (17)
 Net loss...............         --    --          --      (28,539)     --          --            --        (28,539)
                         -----------  ----  ----------   ---------  -------     -------      --------    ----------
Balance, December 31,
1998.................... 224,910,633  $ 23  $  180,181   $ (46,032) $(3,127)    $  (669)     $    (43)   $  130,333
 Common stock issued....  18,426,518     2     185,103         --       --          --            --        185,105
 Common stock issued for
 acquisitions...........   8,373,279     1     253,137         --       --          --            --        253,138
 Common stock issued for
 stock options..........  14,041,290     1      16,946         --       --          --            --         16,947
 Common stock issued for
 warrants, exchange and
 preferred shares.......  17,418,376     1     297,669         --       --          --            --        297,670
 Common stock for
 conversion of special
 shares and debentures..      85,304   --          170         --       --          --            --            170
 Common stock issued for
 employee stock purchase
 plan...................     156,152   --          394         --       --          --            --            394
 Unearned compensation--
 stock options..........         --    --        3,881         --       --       (3,881)          --            --
 Compensation stock-
 stock options..........         --    --          --          --       --        2,865           --          2,865
 Cancelled options for
 deferred services......         --    --         (167)        --       --          167           --            --
 Non-qualified stock
 option tax benefit.....         --    --        4,526         --       --          --            --          4,526
 Deferred expense--
 warrants...............         --    --       17,652         --   (17,652)        --            --            --
 Warrant expense........         --    --          --          --    18,468         --            --         18,468
 Unrealized gain (loss)
 on equity investments..         --    --          --          --       --          --         79,570        79,570
 Foreign currency
 translation
 adjustment.............         --    --          --          --       --          --             36            36
 Net loss...............         --    --          --      (80,202)     --          --            --        (80,202)
                         -----------  ----  ----------   ---------  -------     -------      --------    ----------
Balance, December 31,
1999.................... 283,411,552  $ 28  $  959,492   $(126,234) $(2,311)    $(1,518)     $ 79,563    $  909,020
 Common stock issued....      19,958   --        9,912         --       --          --            --          9,912
 Common stock issued for
 acquisitions...........  14,851,150     2     573,017         --       --          --            --        573,018
 Common stock issued for
 stock options..........  14,057,032     1      27,769         --       --          --            --         27,770
 Common stock issued for
 warrants, exchange and
 preferred shares.......   4,266,085     1       9,840         --       --          --            --          9,841
 Common stock issued for
 employee stock purchase
 plan...................      63,631   --        1,512         --       --          --            --          1,512
 Unearned compensation--
 stock options..........         --    --        1,695         --       --       (1,695)          --            --
 Compensation stock-
 stock options..........         --    --          --          --       --        1,713           --          1,713
 Non-qualified stock
 option tax benefit.....         --    --       10,089         --       --          --            --         10,089
 Deferred expense--
 warrants...............         --    --        2,887         --    (2,887)        --            --            --
 Warrant expense........         --    --          --          --     3,703         --            --          3,703
 Unrealized gain (loss)
 on equity investments..         --    --          --          --       --          --        (95,279)      (95,279)
 Foreign currency
 translation
 adjustment.............         --    --          --          --       --          --           (316)         (316)
 Net loss...............         --    --          --     (282,412)     --          --            --       (282,412)
                         -----------  ----  ----------   ---------  -------     -------      --------    ----------
Balance, December 31,
2000.................... 316,669,408  $ 32  $1,596,213   $(408,646) $(1,495)    $(1,500)     $(16,032)   $1,168,572
                         ===========  ====  ==========   =========  =======     =======      ========    ==========

                See notes to consolidated financial statements.

                                INFOSPACE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)

                                                 Years Ended December 31,
                                               ------------------------------
                                                 2000       1999       1998
                                               ---------  ---------  --------
Net loss applicable to common stockholders.... $(282,412) $(240,133) $(28,539)
Adjustments to reconcile net loss to net cash
 provided (used) by operating activities
 Depreciation and amortization................   183,526     47,707     4,413
 Performance warrant revenue..................   (22,075)    (3,168)      --
 Preferred stock dividend.....................       --     159,931       --
 Warrants expense.............................     3,703     18,468       136
 Stock-based compensation expense.............     1,713      2,865     1,534
 Minority interest in venture fund............     3,171        --        --
 Loss on disposal of fixed assets.............       324         13       111
 Noncash services exchanged...................       --       1,414       281
 (Gain) loss on investments...................   (14,830)        26        22
 Bad debt expense.............................     7,376      1,326     1,082
 Deferred taxes...............................       --         --       (256)
 Tax benefit from stock options...............       --       4,525       --
 Write-off of in-process research and
  development.................................    80,100      9,200     2,800
 Impairment of assets.........................    19,032        --        --
 Net (gain) loss on sale/write-off of
  investments held by the Company.............    (2,392)       --        --
 Net loss on write-off of investments held by
  the Venture Fund............................     8,000        --        --
 Business acquisition costs...................    43,898      4,374     1,686
 Cumulative translation adjustment............      (260)        43        (5)
Cash provided (used) by changes in operating
 assets and liabilities, net of assets
 acquired in business combinations:
 Accounts receivable..........................   (28,762)   (12,053)   (5,579)
 Other receivables............................     7,832    (14,626)      --
 Prepaid expenses and other current assets....       261     (9,267)   (2,645)
 Other long-term assets.......................      (782)       (91)     (404)
 Accounts payable.............................     2,495        860     4,332
 Accrued expenses and other liabilities.......   (14,312)    10,092     6,151
 Deferred taxes...............................       --         --        --
 Deferred revenue.............................    21,172      6,683     2,278
                                               ---------  ---------  --------

   Net cash provided (used) by operating
    activities................................    16,778    (11,811)  (12,602)

INVESTING ACTIVITIES:
 Business acquisitions, net of cash acquired..   (45,680)   (52,577)   (1,998)
 Minority interest contribution (purchase) in
  venture fund................................    16,365        --        --
 Purchase of intangible asset.................       --        (110)   (3,290)
 Notes receivable issued......................   (27,920)       --        --
 Notes receivable payments....................     7,070        --        --
 Purchase of other investments................   (41,270)   (13,202)     (646)
 Purchase of property and equipment...........   (44,370)    (9,079)   (4,985)
 Proceeds from sale of fixed assets...........       --         --        --
 Short and long-term investments, net.........   130,244   (348,299)  (83,541)
                                               ---------  ---------  --------

   Net cash used by investing activities......    (5,561)  (423,267)  (94,460)

FINANCING ACTIVITIES:
 Proceeds from stock options and warrants.....    37,471     22,289     1,436
 Proceeds from issuance of ESPP shares........     1,512        394       --
 Proceeds (payments) from issuance of common
  stock, net..................................       (24)   476,042   124,040
 Debt borrowings (payments)...................      (613)      (460)      115
                                               ---------  ---------  --------
   Net cash provided by financing activities..    38,346    498,360   125,591
                                               ---------  ---------  --------
Net increase in cash and cash equivalents.....    49,563     63,182    18,529
Cash and cash equivalents, beginning of
 period.......................................   104,350     41,168    22,639
                                               ---------  ---------  --------
Cash and cash equivalents, end of period...... $ 153,913  $ 104,350  $ 41,168
                                               =========  =========  ========


SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING
 AND INVESTING ACTIVITIES:
 Acquisitions from purchase transactions:
 Stock issued................................. $ 572,938  $ 253,137  $  7,987
 Net assets acquired..........................   (21,877)      (150)     (191)
 Property and equipment acquired under
  equipment financing and capital lease
  obligations.................................       --         308       198
 Issuance of warrants and options for deferred
  services and abandoned financing............       --       2,665       216
 Conversion of note payable as consideration
  for interest in previously consolidated
  subsidiary..................................       --         --        250
 Compensation expense for Prio warrants.......     2,888     17,652       --
 Stock issued in exchange transaction.........       --         169       335
 Stock issued for retirement of debentures....       --         170       --
 Preferred stock dividend.....................       --     159,931       --
 Interest paid................................       --         132       125

                See notes to consolidated financial statements.

                                INFOSPACE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years Ended December 31, 2000, 1999 and 1998

Note 1: Summary of Significant Accounting Policies

   Description of business: InfoSpace, Inc., (the Company or InfoSpace), previously known as InfoSpace.com, Inc., a Delaware corporation, was founded in March 1996. The Company is an international provider of cross-platform commerce and consumer infrastructure services on wireless, broadband and wireline platforms. InfoSpace provides commerce, information and communication infrastructure services for wireless devices, merchants and Web sites.

   Principles of consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

   Basis of Presentation: During the year ended December 31, 2000, the Company acquired the outstanding stock of Go2Net, Inc. (Go2Net) and Prio, Inc. (Prio) These acquisitions were accounted for using the pooling-of-interests method of accounting. Accordingly, the Company's historical consolidated financial statements have been recast to include the financial results of Go2Net and Prio as if both companies were wholly owned subsidiaries since inception.

   Because the fiscal periods of the Company and Go2Net were not the same, all fiscal year end periods for Go2Net have been adjusted to conform with the InfoSpace December 31 year-end. Because Go2Net's fiscal year end was September 30, accumulated deficit at December 31, 1997 includes Go2Net's net loss for the three months ended December 31, 1997 of $416,000. All references to shares in Go2Net acquisitions reflect the merger exchange ratio.

   The financial statements for the year ended December 31, 1999 have also been restated to give effect to an adjustment made to Go2Net's previously issued financial information. This adjustment resulted in an increase in assets of $8.4 million, deferred revenue of $7.2 million and retained earnings of $1.2 million as of December 31, 1999. Additionally, revenue increased and net loss decreased by $1.1 million for the year ended December 31, 1999. The adjustment was related to the fair value originally assigned to warrants received in conjunction with a service agreement in July 1999 between Go2Net and CommTouch Software, Inc. (CommTouch). Go2Net and CommTouch entered into three agreements: a stock purchase agreement, an e-mail service agreement and a warrant agreement. The service and warrant agreements were contemporaneously negotiated and executed. The stock purchase agreement called for Go2Net to purchase 896,057 shares of CommTouch's common stock concurrent with CommTouch's initial public offering. The price for each share of CommTouch's common stock shares was $14.88 per share, resulting in a total investment of $13,333,333. Go2Net also entered into a customized e-mail service agreement with CommTouch. Pursuant to the agreement, CommTouch agreed to offer Go2Net's end users with a private label email service, including email, calendaring and other services. The agreement requires the sharing of certain revenues at varying percentages over an initial term of three years. Go2Net had the option to extend the agreement in one-year increments, and could terminate the agreement after one year. As an inducement to enter into this service agreement, Go2Net received from CommTouch a warrant to purchase 1,136,000 shares of CommTouch's common stock at a per share purchase price of $12.80. The warrant was immediately fully vested, exercisable, non-forfeitable, and non-transferable. The contractual life of the warrant was five years. Go2Net originally allocated the cash consideration of $13,333,333 between (a) the investment in warrants and
(b) the investment in common stock based on their relative fair values. Go2Net determined the fair value for the warrants using the Black-Scholes model: a stock price of $16, an exercise price of $12.80, volatility of 11%, an expected term of 0.8 years, and a 4.5% discount rate. A warrant premium was recorded as the difference between the fair value of the warrants and the intrinsic value of the warrants multiplied by the number of warrants. The same amount was recorded as deferred revenue and amortized over a three-year period. As part of the merger, the Company recalculated the

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

fair value of the warrants as of July 16, 1999 using the following variables and the Black-Scholes model: a stock price of $14.88 (the same price as the common stock purchase), contractual life of 5 years, and an annualized volatility of 56%. The total value of the warrants received is being recognized as revenue on a straight-line basis over the three year life of the service agreement.

   The InfoSpace Venture Capital Fund 2000 started on January 1, 2000. The fund's financial statements are consolidated in the Company's financial statements, as the Company holds the majority interest in the fund. In accordance with Venture Fund accounting, the Company accounts for the investments in the fund at fair value, which is carried forward in consolidation.

   Business combinations: Business combinations accounted for under the purchase method of accounting include the results of operations of the acquired business from the date of acquisition. Net assets of the companies acquired are recorded at their fair value at the date of acquisition. Amounts allocated to in-process research and development are expensed in the period of acquisition. The valuation of the shares issued is based on a seven-day stock price average using the measurement date and three days prior to and after this date. If the Company issued a public announcement of the acquisition, the measurement date is the date of such announcement. If the purchase consideration is based on a formula, the measurement date is based on the requirements in Emerging Issues Task Force (EITF) Issue No. 99-12. If no public announcement was made and a formula is not used in determining the purchase consideration, then the measurement date is the date of purchase.

   Business combinations accounted for under the pooling-of-interests method of accounting include the financial position and results of operations as if the acquired company had been a wholly-owned subsidiary since inception. In such cases, the assets, liabilities and stockholders' equity of the acquired entities were combined with the Company's respective amounts at their recorded values. The equity of the acquired entity is reflected on an as-if-converted basis to InfoSpace equity at the time of issuance. Prior period financial statements have been recast to give effect to the merger. Certain reclassifications have been made to the financial statements of the pooled entities to conform with the Company's presentation.

   Cash and cash equivalents: The Company considers all highly liquid debt instruments with an original maturity of 90 days or less to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates market.

   Short-term and long-term investments: The Company principally invests its available cash in equity and investment grade debt instrument of corporate issuers, and in debt instruments of the U.S. Government and its agencies. All debt instruments with original maturities greater than three months up to one year from the balance sheet date are considered short-term investments. Investments maturing after twelve months from the balance sheet date are considered long-term. The Company accounts for investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As of December 31, 2000, the Company's short-term and long-term investments are classified as available-for-sale and are reported at their fair market value. During 2000, all held-to-maturity investments were reclassified to available-for-sale based on the Company's re-evaluation of its investment strategy. As of December 31, 1999. the Company's short-term and long-term investments were classified as of combination of held-to-maturity and available-for-sale and are reported at their fair market value. The unrealized gain (loss) on available-for-sale securities are recorded net of any tax effect as a component of accumulated other comprehensive income. The Company specifically identifies its investments to determine the realized gain or loss from sales.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   Property and equipment: Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

   Computer equipment and software...... 3 years
   Internally developed software........ 5 years
   Office equipment..................... 5 years
   Office furniture..................... 7 years
   Leasehold improvements............... Shorter of lease term or economic life

   On January 1, 1999, the Company adopted Statement of Position 98-1, Accounting for the Costs of Computer Software developed or Obtained for Internal Use. This requires capitalization of certain costs incurred in connection with developing or obtaining internal use software and amortization of these costs over future periods, which prior to the adoption of SOP 98-1, were expensed. For the years ended December 31, 2000 and 1999, the Company has capitalized $278,522 and $478,304, respectively, of costs associated with internally developed software. These costs are included in property and equipment on the accompanying balance sheet and are generally amortized over five years.

   Intangible assets: Goodwill, purchased technology and other intangibles are amortized on a straight-line basis over their estimated useful lives. Goodwill and purchased technology are generally amortized over three to five years. Other intangibles, primarily consisting of purchased trademarks and domain name licenses, are amortized over an estimated useful life of three years.

   Other investments: The Company and the InfoSpace Venture Fund 2000 LLC (Venture Fund) invest in equity investments of public and privately-held technology companies for business and strategic purposes. These investments are included in long-term assets. Investments held by the Company whose securities are not publicly traded are recorded at cost. Investments in companies, whose securities are publicly traded, are recorded at fair value. The Company regularly reviews all investments in public and private companies for other than temporary declines in fair value in accordance with Staff Accounting Bulletin No. 59 "Accounting for Noncurrent Marketable Equity Securities and SFAS 115." An impairment loss on Other investments held by the Company of $9.8 million was recognized in the year ended December 31, 2000 (Note 4). Unrealized gains or losses on the investments held by the Company are recorded within accumulated other comprehensive income in the Company's stockholders' equity. Realized gains or losses are recorded based on the identified specific cost of the investment sold. Investments held by the Venture Fund are recorded at their fair value. Realized and unrealized gains or losses on the investments held by the Venture Fund are recorded as gains or losses in the statement of operations.

   Valuation of long-lived assets: Management periodically evaluates long-lived assets, consisting primarily of purchased technology, goodwill, property and equipment, to determine whether there has been any impairment of the value of these assets and the appropriateness of their estimated remaining life. The Company evaluates impairment whenever events or changes in circumstances indicate that the carrying amount of the Company's assets might not be recoverable. An impairment loss on intangible assets of $8.97 million was recognized in the year ended December 31, 2000 (Note 5). No impairment losses were recognized in the years ended December 31, 1999 and 1998.

   Unearned compensation: Unearned compensation represents the unamortized difference between the option exercise price and the fair market value of the Company's common stock for shares subject to grant at the grant date, for options issued under the Company's stock incentive plans (Note 7). The amortization of unearned compensation is charged to operations and is amortized over the vesting period of the options. For the

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

year ended December 31, 2000, the Company recorded $1.7 million in additional unearned compensation as a result of acquisitions.

   Deferred expense-warrants: Deferred expense-warrants represents the fair value of the warrants that were issued and is expensed ratably over the four year vesting period. The amortization of deferred warrant expense is charged to sales, general and administrative expense.

   Revenue recognition: The Company's revenues are derived from its consumer and commerce products and services, which are distributed to users and subscribers on wireline, wireless and broadband platforms to merchants via merchant aggregators including merchant banks and local media networks. The Company derives revenue by its four business areas of merchant, wireline, wireless and broadband. Multi-element revenue agreements are recognized based on the evidence of fair value of individual components or as one element if no evidence exists.

   Subscriber fees: Wireless agreements generate revenue from per subscriber and per query fees that are charged to the wireless carriers. Merchant agreements generate subscriber fees from local and national merchants on a per service per month basis. Minimum usage fees are straight-lined over the contract period. Subscriber fees above the minimum usage fees are recognized in the period where usage occurs.

   Commerce transaction fees: Transaction fees are generated as a percentage of the completed transaction from the Company's shopping, online rewards and payment authorization services. Transaction fees are recognized in the period the transaction occurred.

   Licensing fees: Licensing fees are generated from the access and utilization of our infrastructure services. Because our customers do not have the contractual right to take possession of our software, these contracts are considered service agreements pursuant to EITF Issue No. 00-3 and license fee revenue is recognized ratably over the term of the license agreement.

   Development and integration fees: Development fees are charged for the development of private-labeled sites for customers. Integration fees are charged for the integration of the Company's content and platform of products into these private-labeled sites. Although these fees are generally paid to the Company at the commencement of the agreement, they are recognized ratably over the term of the agreement.

   Advertising: Revenues from contracts based on the number of impressions displayed or click throughs provided are recognized as services are rendered. In some cases, the Company shares revenues that it earns from banner advertising with content providers and affiliates having co-branded Web pages. Many of the Company's arrangements provide for an equal sharing of revenue from advertising sold by an affiliate after deducting selling costs. In cases where the affiliate is responsible for the sale of advertising under a revenue sharing arrangement and the Company receives only a net amount from the affiliate, the Company records the net amount received as revenue. In cases where the Company acts as a principal and is responsible for the sale of advertising, it records the gross amount earned as revenue.

   Also included in revenues are revenues generated from non-cash transactions. Non-cash revenues are recorded based on comparable cash transactions. Revenue is recognized when the Company completes all of its obligations under the agreement. In accordance with EITF 99-17 for barter agreements, which generally relate to the exchange of advertising, the Company records a receivable or liability at the end of the reporting period for the difference in the fair value of the services provided or received. The Company recognized $9.8 million, $948,000 and $852,000 as revenue from barter agreements for the years ended December 31, 2000, 1999 and 1998, respectively. The Company also recognizes revenue associated with providing services in exchange for

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

warrants. For warrants that vest based on the Company's future performance, the amount recorded in revenue is based on the fair value of the warrant. For warrants that are fully vested upon execution of a contract, the fair value of the warrant is determined on the date of the contract execution and the revenue is recognized on a straight-line basis over the life of the contract. The Company measures the fair value of the equity instruments using the stock price and other measurement assumptions including a review of current financial information and recent rounds of financing, on the earlier of (i) the date the terms of the warrant compensation arrangement and a commitment for performance is reached or (ii) the date at which the Company's performance to earn the warrants is complete (vesting date). The Company's agreements rarely include performance commitments pursuant to which performance is assured because of sufficiently large disincentives for non-performance. Accordingly, most of the Company's arrangements are valued on the vesting date. The Company recorded revenue in the amount of $22.1 million for vesting in performance warrants for the year ended December 31, 2000 and $3.2 million for the year ended December 31, 1999. No performance warrant revenue was recognized in the year ended December 31, 1998. At December 31, 2000, deferred revenue included $9.6 million from the unamortized portion of fully vested warrants.

   Cost of revenues: Cost of revenues consists of expenses associated with the delivery, maintenance and support of our consumer and commerce services, including direct personnel expenses, communication costs such as high-speed Internet access, server equipment depreciation, and content license fees.

   Product development expenses: Product development expenses consist principally of personnel costs for research, design, maintenance and on-going enhancements of the proprietary technology.

   Sales, general and administrative expense: Sales, general and administrative expenses consist primarily of salaries and related benefits for sales, general and administrative personnel, advertising and promotion expenses, carriage fees, professional service fees, occupancy and general office expenses and travel expenses for sales and management personnel.

   Advertising costs: Costs for print advertising are recorded as expense when the advertisement appears. Advertising costs related to electronic impressions are recorded as expense as impressions are provided. Cash advertising expense totaled approximately $5.8 million, $5.1 million and $840,000 for the years ended December 31, 2000, 1999 and 1998, respectively. In addition, the Company recorded approximately $8.7 million, $878,000 and $646,000 in non-cash advertising expense relating to barter arrangements for the years ended December 31, 2000, 1999 and 1998, respectively.

   Acquisition and other related charges: Acquisition and other related charges consist of in-process research and development and other one-time charges related directly to the acquisitions, such as investment banking, legal and accounting fees.

   Impairments and other charges: Impairment and other charges consist of one-time costs and/or charges that are not directly associated with other operating expense classifications. Impairment and other charges for the year ended December 31, 2000, includes settlement charges on two litigation matters of $1.73 million (Note 9), impairment of intangible assets of $8.97 million (Note
5), impairment of investments of $9.81 million (Note 4), allowance for an employee loan in the amount of $3.1 million (Note 3) and $3.0 million for estimated liability for past overtime worked (Note 9). Impairment and other charges for the year ended December 31, 1999 consist of charges associated with litigation settlements. Impairment and other charges for the year ended December 31, 1998 consist of $4.5 million for charges associated with a litigation settlement and $398,000 associated with impairment write-off of technology Go2Net acquired from the Playsite company acquisition.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   During the year ended December 31, 2000, the Company determined that the decline in value from the Company's accounting basis for two of the Company's other investments were other than temporary. The Company recognized non-cash losses totaling $9.8 million to record these investments at their current fair values as of December 31, 2000. Both investments were in publicly traded companies. This amount is included in gain (loss) on investments in the Company's statements of operations. The Company periodically evaluates whether the decline in fair value of these investments are other than temporary. This evaluation consists of a review by members of senior management in finance and treasury. For investments with publicly quoted market prices, the Company compares the market price to the Company's accounting basis and, if the quoted market price is less than the Company's accounting basis for an extended period of time, the Company then considers additional factors to determine whether the decline in fair value is other than temporary, such as the financial conditions, results of operations and operating trends for the company. The Company also reviews publicly available information regarding the investee companies, including reports from investment analysts. The Company also evaluates whether: 1) The Company has both the intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in fair value; 2) the decline in fair value is attributable to specific adverse conditions affecting a particular investment; 3) the decline is attributable to more general conditions in an industry or geographic area;
4) the decline in fair value is attributable to seasonal factors; 5) a debt security has been downgraded by a rating agency; 6) the financial condition of the issuer has deteriorated; and 7) if applicable, dividends have been reduced or eliminated or scheduled interest payments on debt securities have not been made. For investments in private companies with no quoted market price, the Company considers similar qualitative factors and also consider the implied value from any recent rounds of financing completed by the investee as well as market prices of comparable public companies. The Company requires the Company's private investees to deliver annual and quarterly financial statements to assist the Company in reviewing relevant financial data and to assist the Company in determining whether such data may indicate other-than temporary declines in fair value below the Company's accounting basis.

   Restructuring charges: Restructuring charges for the year ended December 31, 2000 reflect actual and estimated costs associated with the closures of our Dallas, Texas facility and our Ottawa, Canada facility. These costs are primarily comprised of the write-off of leasehold improvements, early lease termination penalties and personnel costs. The Company acquired both of these facilities in the acquisition of Saraide, Inc. in March 2000 (Note 11). The determination to close the Dallas, Texas facility was made in the second quarter of 2000. The determination to close the Ottawa, Canada facility was made in the fourth quarter of 2000.

   Minority interest: The minority interest reflected on the balance sheet as of December 31, 2000 and the statement of operations for the year ended December 31, 2000 consists of the employee-owned portion of the InfoSpace Venture Fund 2000, LLC (Note 4).

   Cumulative effect of change in accounting principle: On January 1, 2000, the Company adopted SAB 101, Revenue Recognition in Financial Statements. Prior to January 1, 2000, the Company recorded revenues from customers for development fees, implementation fees and/or integration fees when the service was completed. If this revenue were recognized on a straight-lined basis over the term of the related service agreements, in accordance with SAB 101, the Company would have deferred revenue of $2.1 million as of January 1, 2000 originally recorded in prior years. In accordance with SAB 101, the Company recorded a cumulative effect of change in accounting principle of $2.1 million. The Company recognized $2.0 million in revenue in the year ended December 31, 2000 related to this deferred revenue. The remaining amount will be recognized from January 2001 through November 2001.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   Pro forma amounts assuming SAB 101 is applied retroactively (amounts in thousands, except per share data):

                                                Year ended December 31,
                                              ------------------------------
                                                2000       1999       1998
                                              ---------  ---------  --------
   Net loss applicable to common
    shareholders............................. ($280,356) ($242,187) ($28,539)
   Net loss per share........................    ($0.92)    ($0.94)   ($0.19)

   Foreign currencies: Assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Revenue and expenses are translated at average rates of exchange prevailing during the period. Realized gains and losses on foreign currency transactions are included in Other income, net.

   Concentration of credit risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term and long-term investments and trade receivables. These instruments are generally unsecured and uninsured. The Company also has notes receivable that subject the Company to concentration of credit risk (Note 3). The Company places its cash equivalents and investments with major financial institutions. The Company operates in one business segment and sells consumer and commerce services to various companies across several industries. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States operating in a wide variety of industries and geographic areas. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. For the years ended December 31, 2000 no one customer accounted for more than 10% of revenues. For the years ended December 31, 1999 and 1998, one customer accounted for approximately 11% of revenues. At December 31, 2000, one customer accounted for approximately 18% of accounts receivable and another customer accounted for approximately 15% of accounts receivable. Both these balances have been collected subsequent to year-end. At December 31, 1999, no one customer accounted for more than 10% of accounts receivable.

   Fair value of financial instruments: Financial instruments consist primarily of cash and cash equivalents, investments, trade and notes receivables, prepaid expenses and other assets, accounts payable, accrued expenses and other current liabilities, deferred revenues and warrants in other entities. Except for the fair values of investments disclosed in Notes 2 and 4, the Notes and other receivables disclosed in Note 3 and the warrants disclosed later in Note 1, the carrying value of financial instruments approximate fair value due to their short maturities.

   Income taxes: The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets, including net operating loss carryforwards, and liabilities are determined based on temporary differences between the book and tax basis of assets and liabilities. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is required.

   Reclassification: Certain reclassifications have been made to the 1999 and 1998 balances to conform with the 2000 presentation.

   Stock splits: A two-for-one stock split of the Company's common stock was effected in May 1999. A second two-for-one stock split of the Company's common stock was effected in January 2000. A third two-for-one stock split of the Company's common stock was effected in April 2000. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for these stock splits.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts may differ from estimates.

   Recent accounting pronouncements: SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was effective for the Company for the fiscal year beginning January 1, 2001. SFAS 133 as amended and interpreted, established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, were required to be recorded on the balance sheet at fair value. If the derivative was designated in a cash-flow hedge, changes in fair value of the derivative and the hedged item were recorded in other comprehensive income (OCI) and were recognized on the income statement when the hedged item affects earnings. SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value were recognized in earnings.

   The Company's management has determined that certain warrants held to purchase stock in other companies will be derivative instruments under SFAS
133. The Company recorded a cumulative effect of change in accounting principle in net income of $3.2 million on January 1, 2001 to record these warrants on the balance sheet at fair value.

   Recent accounting pronouncements (unaudited): In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being classified into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 will be adopted by the Company on January 1, 2002. The Company expects our amortization of goodwill and intangibles to be significantly reduced upon the adoption of these accounting standards commencing January 1, 2002; however, it is possible that significant impairment charges may be incurred upon adoption or in periods subsequent to adoption.

   In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of SFAS No. 143 to have a material effect on its financial position or results of operations.

   In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. It retains the fundamental provisions of SFAS No. 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. The Company has not yet determined the impact of adopting SFAS No. 144 on its financial position or results of operations.

Note 2: Balance Sheet Components

   Short-term and long-term investments classified as available-for-sale at December 31, 2000 consist of the following, stated at fair market value:

                                                                    Fair Value
                                                                   ------------
       Corporate notes and bonds.................................. $120,371,938
       U.S. Government securities.................................   39,609,418
       Commercial paper...........................................    6,154,783
       Taxable municipal bonds....................................   80,800,000
       Certificate of deposit.....................................    1,750,000
                                                                   ------------
                                                                   $248,686,139
                                                                   ============

   Maturity information is as follows:

                                             Unrealized Unrealized     Fair
                                                Gain       Loss       Value
                                             ---------- ---------- ------------
Within one year.............................  $ 15,263   $(61,938) $216,234,797
1 year through 5 years......................   303,836        --     32,451,342
                                              --------   --------  ------------
                                              $319,099   $(61,938) $248,686,139
                                              ========   ========  ============

   Short-term and long-term investments classified as held-to-maturity at December 31, 1999 consist of the following:

                                              Gross      Gross
                                Amortized   Unrealized Unrealized      Fair
                                   Cost        Gain       Loss        Value
                               ------------ ---------- ----------  ------------
Corporate notes and bonds..... $100,604,357  $ 61,109  $(530,513)  $100,134,953
U.S. Government securities....   52,920,693    14,198   (249,720)    52,685,171
Commercial paper..............   27,362,325   147,997        --      27,510,322
Certificates of deposit.......   15,249,543    79,125    (31,108)    15,297,560
                               ------------  --------  ---------   ------------
                               $196,136,918  $302,429  $(811,341)  $195,628,006
                               ============  ========  =========   ============

   Maturity information is as follows:

                                                       Amortized       Fair
                                                          Cost        Value
                                                      ------------ ------------
     Within one year................................. $124,720,142 $124,656,361
     1 year through 5 years..........................   71,416,776   70,971,645
                                                      ------------ ------------
                                                      $196,136,918 $195,628,006
                                                      ============ ============

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   Short-term and long-term investments classified as available-for-sale at December 31,1999 consist of the following, stated at fair market value:

                                                                       Fair
                                                                      Value
                                                                   ------------
     Corporate notes and bonds.................................... $ 64,300,792
     Taxable municipal bonds......................................  145,950,000
     Certificates of deposit......................................    5,000,000
                                                                   ------------
                                                                   $215,250,792
                                                                   ============

   Maturity information is as follows:

                                            Unrealized Unrealized      Fair
                                               Gain       Loss        Value
                                            ---------- ----------  ------------
Within one year............................   $  --    $(114,938)  $185,591,000
1 year through 5 years.....................      --     (535,802)    29,659,792
                                              ------   ---------   ------------
                                              $  --    $(650,740)  $215,250,792
                                              ======   =========   ============

                                                    December 31,   December 31,
                                                        2000           1999
                                                    -------------  ------------
Property and equipment:
  Fixed assets in progress......................... $   3,398,900  $        --
  Computer equipment and data center...............    32,420,529    11,277,684
  Purchased software...............................    10,678,274     3,587,170
  Internally developed software....................       756,826       478,304
  Office equipment.................................       989,377       403,977
  Office furniture.................................     4,669,486       667,749
  Leasehold improvements...........................    15,609,657       993,190
                                                    -------------  ------------
                                                       68,523,049    17,408,074
  Accumulated depreciation.........................   (17,385,666)   (5,529,668)
                                                    -------------  ------------
                                                    $  51,137,383  $ 11,878,406
                                                    =============  ============

Intangible assets:
  Goodwill......................................... $ 712,116,537  $228,883,077
  Core technology..................................    69,755,610    38,642,277
  Customer value/list..............................    33,758,000    18,282,338
  Trade names......................................    15,395,590    15,395,590
  Assembled workforce..............................     3,517,166     1,201,499
  Other............................................       866,773       937,981
                                                    -------------  ------------
                                                      835,409,676   303,342,762
  Accumulated amortization.........................  (214,378,127)  (43,673,193)
                                                    -------------  ------------
                                                    $ 621,031,549  $259,669,569
                                                    =============  ============

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


                                                         December    December
                                                            31,         31,
                                                           2000        1999
                                                        ----------- -----------
Accrued expenses and other current liabilities:
  Salaries and related expenses........................ $ 9,374,088 $ 4,052,304
  Accrued legal and accounting fees....................   2,524,743     755,932
  Accrued revenue share................................   1,673,190   1,606,949
  Accrued carriage fees................................     201,982     907,503
  Accrued acquisition costs............................  15,284,324         --
  Accrued settlement costs.............................   1,975,000  10,500,000
  Other................................................   6,965,670   5,634,332
                                                        ----------- -----------
                                                        $37,998,997 $23,457,020
                                                        =========== ===========

Note 3: Notes Receivable and Other Receivables

   On June 30, 1999, the Company loaned an unrelated third party $6.0 million at 12% interest per annum. The short-term note and accrued interest was repaid on February 7, 2000.

   On December 1, 1999, the Company loaned The boxLot Company $2.5 million. This short-term note was due by August 1, 2000, and accrues interest at 12% per annum. On January 19, 2000 and February 18, 2000, the Company loaned The boxLot Company an additional $1.5 million and $1.0 million, respectively. These two notes were due by September 1, 2000 and accrued interest at 12% per annum. The Company closed an asset purchase with boxLot in December 2000. These loans were paid in full at close of the acquisition (Note 8). Interest was accrued on these notes through closing.

   From December 21, 1999 to February 29, 2000, the Company loaned a former officer of the Company $10.0 million. At December 31, 1999, the loan balance was $1.9 million. The promissory note is due in December 2001 and accrues interest at the prime rate. The note is secured by a pledge of the officer's shares of the Company's common stock. The pledged shares are valued at $1.6 million at December 31, 2000. The note has full recourse against the former officer. At December 31, 2000 and 1999, accrued interest on this note was $889,055 and $4,405, respectively.

   In October 2000, the Company loaned an officer of the Company $4.0 million. The non-recourse promissory note matures on December 31, 2001. The non-recourse note is secured by a pledge of 200,000 shares of the Company's common stock, valued at $1.8 million on December 31, 2000. If on the maturity date, the fair market value of the pledged shares is insufficient to repay the principle and accrued interest on the note, the Company will forgive the difference between the fair market value of the collateral and the principal plus accrued interest and will make a cash distribution to the officer sufficient to cover his resulting tax liability from the forgiveness of the debt. A valuation allowance was recorded in the amount of $3.1 million at December 31, 2000, which included potential payroll tax expense of approximately $870,000 associated with the difference between the fair market value of the stock on December 31, 2000 and the outstanding note balance. The expense was recorded in Impairment and other charges on the Statement of Operations.

   On November 14, 2000, the Company loaned an unrelated third party $1.0 million. This long-term note is due by November 14, 2002 and accrues interest at 10% per annum. The note is secured by all the proprietary technology of the borrower and is considered fully collectible. At December 31, 2000, accrued interest on this note was $12,500.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   On December 22, 2000, the Company loaned a former officer of the Company $1.4 million. The loan is not secured. The Company has taken legal action to ensure the full repayment of this loan. No valuation allowance has been recorded at December 31, 2000, as the amount is considered fully collectible.

   At December 31, 2000, the Company also had approximately $4.7 million in interest receivable, $2.5 million in other receivables, $1.0 million in a note receivable with a customer and $470,000 in short-term loans to employees and unrelated parties at various interest rates. At December 31, 1999, the Company had approximately $6.9 million in interest receivable, $1.1 million in short-term loans to employees and unrelated parties at various interest rates.

Note 4: Other Investments and InfoSpace Venture Capital Fund

 Other investments held by the Company:

   The Company invests in equity instruments of public and privately-held technology companies for business and strategic purposes. The Company does not exercise significant influence over the operating or financial policies of any of these companies. These investments are recorded as long-term assets. As of December 31, 2000, the Company's publicly-held and privately-held investments were $20.8 million and $67.4 million, respectively. As of December 31, 1999, the Company's publicly-held and privately-held investments were $109.0 and $12.7 million respectively.

   The Company also holds warrants in public and privately-held technology companies for business and strategic purposes. Some of these warrant agreements were issued in conjunction with equity investments. Additionally, some were issued in conjunction with a business agreement and contain certain provisions that require the Company to meet specific performance criteria under the agreement in order for the warrants to vest. When the Company meets its performance obligations it records revenue equal to the fair value of the warrants. The fair value of each warrant is calculated using the Black-Scholes options pricing model using a risk free interest rate applicable to the date of the warrant valuation, a zero percent dividend yield, the volatility in stock price of the company issuing the warrant, if available, or a peer group volatility if not available, and the life of the warrant. The Company recorded revenue in the amount of $22.1 million and $3.2 million for vesting in performance warrants and stock for the year ended December 31, 2000 and December 31, 1999, respectively. No warrant revenue was recognized in the year ended December 31, 1998. At December 31, 2000, the Company held warrants exercisable for approximately 11.9 million shares in sixteen companies, seven of which were public companies and the remainder were privately held entities. As of December 31, 2000 and 1999, total warrant investments were $18.5 million and $56.6 million, respectively. The Company recorded a realized gain on the sale of investments of $4.9 million and a realized loss on investments of $2.5 million for the year ended December 31, 2000. The following summarizes the other investments held by the Company at December 31, 2000 and December 31, 1999.

                                         Unrealized   Unrealized       Fair
                                Cost        Gains       Losses        Value
                            ------------ ----------- ------------  ------------
As of December 31, 2000.... $104,186,405 $ 5,447,117 $(21,413,839) $ 88,219,683
As of December 31, 1999.... $ 41,464,119 $80,220,228 $        --   $121,684,347

   In accordance with Staff Accounting Bulletin No. 59 and SFAS 115, the Company evaluated all its Other investments and recorded an other than temporary impairment of $9.8 million on two investments in publicly-held entities held by the Company at December 31, 2000 for which the Company determined there was an other than temporary decline in value.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


 Investments held by the InfoSpace Venture Fund 2000 LLC:

   On January 1, 2000, the Company established the InfoSpace Venture Fund 2000, LLC. The fund invests in privately held early-stage companies primarily, but not exclusively, engaged in technology-related industries on the Internet. Investors in this fund are the Company and certain of its employees. The Company will contribute a total of $30.0 million to this fund, $27.9 million of which had been contributed as of December 31, 2000. Employees meeting the accredited investor criteria contributed $16.4 million to the fund. The Company contributed $3.0 million of its total investment on behalf of the employees of the Company employed as of March 31, 2000. The employer contribution to the employee vests on March 31, 2003. The Company recognizes this expense on a straight-line basis over the three year vesting term, $517,500 of which was recognized in the year ended December 31, 2000. Amounts forfeited during the vesting term will revert to the Company.

   The fund's investments are selected and managed by an investment committee that includes members of the Company's management. As of December 31, 2000, the Company owned 60.25% of the fund.

   All investments held in the fund are recorded at their fair market value and unrealized gains and losses on the investments are recorded as gains or losses in the statement of operations of the fund. As of December 31, 2000, the fund had $13.6 million in cash and $33.4 million in investments. The investment balance is reflected at fair market value. The Company has recognized $22.8 million of net realized and unrealized gains and losses that were recorded in Gain (loss) on investments on the Company's Consolidated Statement of Operations for the year ended December 31, 2000. This includes a write-off of an investment of $8.0 million which related to privately-held entities. The Company has recorded minority interest on the Balance Sheet and Statements of Operations for the employee-owned portion of the fund. The following summarizes the investment values held by the Venture Fund at December 31, 2000. (Note 15)

                                     Unrealized Gains Unrealized Losses
                                     Recorded Through Recorded Through
                                     the Statement of the Statement of     Fair
                            Cost        Operations       Operations        Value
                         ----------- ---------------- ----------------- -----------
As of December 31,
 2000................... $18,524,012   $15,876,764       $(1,046,977)   $33,353,799

 Other investments of the Company and InfoSpace Venture Fund 2000 LLC combined:

                                        InfoSpace    Venture Fund    Combined
                                       ------------  ------------  ------------
Fair value as of December 31, 2000.... $ 88,219,683  $33,353,799   $121,573,482
                                       ============  ===========   ============
Fair value as of December 31, 1999.... $121,684,347  $       --    $121,684,347
                                       ============  ===========   ============
Gain (loss) on investments:
  Realized gain on sale of
   investment......................... $  4,940,000  $       --    $  4,940,000
  Realized loss on write-off of
   investment(s)......................   (2,548,125)  (8,000,000)   (10,548,125)
  Unrealized gain recorded in the
   statement of operations............          --    15,876,764     15,876,764
  Unrealized losses recorded in the
   statement of operations............          --    (1,046,977)    (1,046,977)
                                       ------------  -----------   ------------
                                       $  2,391,875  $ 6,829,787   $  9,221,662
                                       ============  ===========   ============

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


Note 5: Intangible Impairment

   In accordance with FAS No. 121, the Company evaluated its long-lived assets and recorded a permanent impairment loss on intangible assets at December 31, 2000, of approximately $8.97 million. The impairment includes the write-off of goodwill of $6.1 million from the acquisition of Zephyr. The primary assets acquired from Zephyr were technology, knowledge of the Indian market by the two co-founders, access to scarce programming talent and the development center located in India. The technology acquired from Zephyr has been abandoned as it has no future use or value to the Company and the Company has postponed indefinitely plans to launch its services in India. The impairment also includes goodwill, core technology and assembled workforce of $2.6 million from the acquisition of Outpost. The technology acquired from Outpost has been replaced with technology acquired in other acquisitions in 2000 and is no longer in use. Additionally, transaction revenue and customer value of $226,000 from the acquisition of Haggle and an assembled workforce of $45,000 from the acquisition of Dogpile were determined to be impaired. No future cash flows from the Haggle transaction and customer value are expected and the Company received no transaction revenue in the year ended December 31, 2000. The two employees that joined the Company from Dogpile are no longer employed with the Company.

Note 6: Long-Term Debt

   The Company's long-term debt as of December 31 consists of:

                                                              2000      1999
                                                             ------- ----------
     Demand note payable.................................... $   --  $  250,000
     Equipment lease line...................................     --   1,219,331
     Loan related to joint venture..........................     --         --
     Current portion........................................     --    (783,569)
                                                             ------- ----------
     Long-term portion...................................... $   --  $  685,762
                                                             ======= ==========

   In January 1996, Prio executed a demand note with a commercial entity in the amount of $250,000. The note bore interest at LIBOR (5.82% as of December 31, 1999) plus 1% per annum, and the full principal amount plus interest was due on demand. The note could have been converted into shares of the Company's preferred stock at the then prevailing conversion or market price, until the note is paid in full. In January 2000, the Company exercised its right to repay the demand note in accordance with the terms of the note payable, by sending a check for full amount of principal and accrued interest. The lender rejected the repayment on the grounds that it had attempted to convert the note in early 1998. The Company settled with the lender and paid an additional $357,195, which was accrued in 2000. This debt was assumed in the pooling transaction with Prio, Inc.

   In June 1997, the Company entered into a loan and security agreement with Phoenix Leasing Incorporated. The notes bear interest at effective rates ranging from 15.0% to 16.4% per annum. This note was paid in full in 2000. This debt was assumed in the pooling transaction with Prio, Inc.

Note 7: Stockholders' Equity

   Authorized shares: On May 1, 1998, the Company's Certificate of Incorporation was amended to increase the authorized number of shares of all classes of Company stock to 55,000,000 shares, consisting of 40,000,000 shares of common stock with a par value of $.0001 per share and 15,000,000 shares of preferred stock with a par value of $.0001 per share.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   On August 25, 1998, the Board of Directors approved and the Company effected a one-for-two reverse stock split of the Company's common stock.

   Also, on August 25, 1998, the Company filed a Restated Certificate of Incorporation. The effect was to change the authorized number of all classes of Company stock to 65,000,000 shares, consisting of 50,000,000 shares of common stock with a par value of $.0001 per share and 15,000,000 shares of preferred stock with a par value of $.0001 per share after giving effect to the one-for-two reverse stock split.

   In April 1999, the Company closed a follow-on offering. The Company sold 17,360,000 shares and raised approximately $185 million, net of expenses. Certain shareholders sold 12,080,000 shares.

   On April 6, 1999, the Board of Directors approved a two-for-one stock split of the Company's common stock. The stock split was effected on May 5, 1999.

   On May 24, 1999, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's common stock to 200,000,000 shares.

   On November 29, 1999, the Board of Directors approved a two-for-one stock split of the Company's common stock. The stock split was effected on January 5, 2000.

   On January 21, 2000, the Board of Directors approved a two-for-one stock split of the Company's common stock. The stock split was effected on April 6, 2000. On April 3, 2000, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized common stock to 900,000,000 shares.

   Restated 1996 Flexible Stock Incentive Plan: On June 3, 1998, the Board of Directors approved the Restated 1996 Flexible Stock Incentive Plan (the Plan). The Plan provides employees (including officers and directors who are employees) of the Company an opportunity to purchase shares of stock pursuant to options which may qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the Code), and employees, officers, directors, independent contractors and consultants of the Company an opportunity to purchase shares of stock pursuant to options which are not described in Section 422 of the Code (nonqualified stock options). The Plan also provides for the sale or bonus of stock to eligible individuals in connection with the performance of service for the Company. Finally, the Plan authorizes the grant of stock appreciation rights, either separately or in tandem with stock options, which entitle holders to cash compensation measured by appreciation in the value of the stock. Not more than 3,000,000 shares of stock shall be available for the grant of options or the issuance of stock under the Plan. If an option is surrendered or for any other reason ceases to be exercisable in whole or in part, the shares which were subject to option but on which the option has not been exercised shall continue to be available under the Plan. The Plan is administered by the Board of Directors. Options granted under the Plan typically vest over four years, 25% one year from the date of grant and ratably thereafter on a monthly basis and expire ten years from the date of grant. Additional options have been granted to retain certain existing employees, which options vest monthly over four years.

   On June 3, 1998, the Board of Directors approved the Option Exchange Program and the Option Replacement Program, allowing employees of the Company to exchange their nonqualified stock options for incentive stock options. Nonqualified stock options to purchase a total of 2,900,424 shares were exchanged for incentive stock options to purchase the equivalent number of shares with an exercise price equal to the fair market value at the date of exchange.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   On May 24, 1999, the stockholders approved an amendment to the Plan to annually increase the number of shares reserved for issuance on the first day of the Company's fiscal year beginning January 1, 2000 by an amount equal to the lesser of (A) 8,000,000 shares, (B) three percent of the Company's outstanding shares at the end of the Company's preceding fiscal year, and (C) a lesser amount determined by the Board of Directors.

   On May 24, 1999, the stockholders approved an amendment to the Plan to limit the number of shares of Common Stock that may be granted to any one individual pursuant to stock options in any fiscal year of the Company to 8,000,000 shares, plus an additional 8,000,000 shares in connection with his or her initial employment with the Company, which grant shall not count against the limit.

   Activity and price information regarding the 1996 Plan options are summarized as follows:

                                                                Weighted Average
                                                     Options     Exercise Price
                                                   -----------  ----------------
Outstanding, January 1, 1998......................   8,419,000       $ 0.04
  Granted.........................................  14,704,408         1.39
  Cancelled.......................................  (2,203,000)        0.45
  Exercised.......................................     (39,832)        0.40
                                                   -----------
Outstanding, December 31, 1998....................  20,880,576         0.94
  Granted.........................................   8,006,152        14.29
  Cancelled.......................................    (698,586)        3.08
  Exercised.......................................  (3,678,472)        0.46
                                                   -----------
Outstanding, December 31, 1999....................  24,509,670         5.31
  Granted.........................................  26,841,953        37.22
  Cancelled....................................... (10,048,226)       26.14
  Exercised.......................................  (9,229,563)        1.12
                                                   -----------
Outstanding, December 31, 2000....................  32,073,834        26.70
                                                   ===========
Options exercisable, December 31, 2000............   7,513,644       $16.00
                                                   ===========

   At December 31, 2000, 1,117,360 shares were available for future grants under the 1996 Plan.


   Go2Net, Stock Option Plans: In connection with the acquisition of Go2Net, Inc. which was accounted for as a pooling of interests, the Company assumed two Go2Net Stock Option Plans under which incentive options and nonqualified stock options to purchase common stock may be granted to officers, advisors and employees. Options under both Go2Net stock option plans expire six years from the date of the grant. Options under the original Go2Net plan generally vest annually over a three to four year period. Options under the 2000 Go2Net plan vest over four years, 25% one year from date of grant and ratably thereafter on a quarterly basis. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 3.89 years for the original Go2Net plan and 5.5 years for the 2000 Go2Net plan. No options remain available for grant at December 31, 2000.

                                INFOSPACE, INC.

                 Years Ended December 31, 2000, 1999 and 1998


   Activity and price information regarding the original Go2Net Plan options are summarized as follows:

                                                                Weighted Average
                                                     Options     Exercise Price
                                                    ----------  ----------------
Outstanding, January 1, 1998.......................  6,022,372       $ 1.12
  Granted.......................................... 12,721,779         2.79
  Cancelled........................................   (179,568)        1.16
  Exercised........................................   (409,376)        1.11
                                                    ----------
Outstanding, December 31, 1998..................... 18,155,207         2.29
  Granted.......................................... 10,097,379        32.31
  Cancelled........................................ (2,198,099)        6.57
  Exercised........................................ (4,058,363)        3.44
                                                    ----------
Outstanding, December 31, 1999..................... 21,996,124         15.4
  Granted..........................................  3,809,244         31.9
  Cancelled........................................ (3,467,863)       25.39
  Exercised........................................ (2,836,771)        4.61
                                                    ----------
Outstanding, December 31, 2000..................... 19,500,734        18.45
                                                    ==========
Options exercisable, December 31, 2000.............  7,556,606       $ 9.62
                                                    ==========

   Activity and price information regarding the 2000 Go2Net Plan options are summarized as follows:

                                                                Weighted Average
                                                     Options     Exercise Price
                                                    ----------  ----------------
Outstanding, January 1, 2000.......................        --
  Granted.......................................... 10,103,686       $27.97
  Cancelled........................................   (395,653)       29.57
  Exercised........................................
                                                    ----------
Outstanding, December 31, 2000 ....................  9,708,033        27.91
                                                    ==========
Options exercisable, December 31, 2000.............     54,599       $26.78
                                                    ==========

   Tandem Option Plan and Saraide Stock Option Plan: On April 17, 2000, the Company initiated the InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan, a tandem plan under which incentive options and nonqualified stock options to purchase common stock may be granted to employees of Saraide, Inc. Under the Tandem plan Saraide employees receiving the grant received an option to purchase Saraide stock or stock of the Company. At the time of exercise, the employee chooses the option to exercise the Saraide option or the InfoSpace option. Upon exercise of one option, rights in the option of the other company are cancelled. Under the Tandem Plan, options to purchase 10,000,000 shares of the Company's common stock were reserved for grants. Options under the Tandem Plan expire ten years from the date of the grant. Options under this plan generally vest over four years, 25% one year from date of grant and ratably thereafter on a monthly basis. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 9.29 years. 4,117,500 options remain available for grant at December 31, 2000.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   Activity and price information regarding the Tandem Option Plan options are summarized as follows:

                                                                Weighted Average
                                                      Options    Exercise Price
                                                     ---------  ----------------
Outstanding, January 1, 2000........................       --
  Granted........................................... 6,558,700       $45.44
  Cancelled.........................................  (676,200)       45.44
  Exercised.........................................
                                                     ---------
Outstanding, December 31, 2000...................... 5,882,500        45.44
                                                     =========
Options exercisable, December 31, 2000.............. 1,875,000       $45.44
                                                     =========

   In connection with the acquisition of Saraide, Inc., the Company assumed the Saraide Stock Option Plan under which incentive options and nonqualified stock options to purchase common stock may be granted to officers, advisors and employees. Under the Saraide Stock Option Plan, options to purchase 357,121 shares of the Company's common stock were assumed at acquisition. Options under this stock option plan expire four years from the date of the grant. Options under the Saraide plan vest over four years on a quarterly basis. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 2.85 years. No options remain available for grant at December 31, 2000.

   Activity and price information regarding the Saraide Stock Option Plan options are summarized as follows:

                                                                Weighted Average
                                                      Options    Exercise Price
                                                      --------  ----------------
Outstanding at acquisition...........................  357,121       $0.48
  Cancelled..........................................   (8,056)       0.72
  Exercised.......................................... (255,241)       0.51
                                                      --------
Outstanding, December 31, 2000.......................   93,824        0.36
                                                      ========
Options exercisable, December 31, 2000...............   77,939       $0.36
                                                      ========

   Prio Stock Option Plan: In connection with the acquisition of Prio, Inc. which was accounted for as a pooling of interests, the Company assumed the Prio Stock Option Plan, under which incentive options and nonqualified stock options to purchase common stock may be granted to officers, advisors and employees. Options under this stock option plan expire ten years from the date of the grant. Options under the Prio plan vest over four years, 25% one year from date of grant and ratably thereafter on a monthly basis. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 7.65 years. No options remain available for grant at December 31, 2000.

                                INFOSPACE, INC.

                 Years Ended December 31, 2000, 1999 and 1998


   Activity and price information regarding the Prio Stock Option Plan options are summarized as follows:

                                                                Weighted Average
                                                      Options    Exercise Price
                                                     ---------  ----------------
Outstanding January 1, 1998.........................   528,821       $ 1.37
  Granted...........................................   834,448         2.73
  Cancelled.........................................  (382,972)        1.81
  Exercised.........................................   (81,132)        0.38
                                                     ---------
Outstanding, December 31, 1998......................   899,165         2.53
  Granted...........................................   430,756         8.82
  Cancelled.........................................   (79,830)        3.52
  Exercised.........................................   (74,318)        8.29
                                                     ---------
Outstanding, December 31, 1999...................... 1,175,773         4.40
  Granted...........................................   105,230        75.16
  Cancelled.........................................  (189,125)       34.19
  Exercised.........................................  (642,077)        3.16
                                                     ---------
Outstanding, December 31, 2000......................   449,801        10.21
                                                     =========
Options exercisable, December 31, 2000..............   232,349       $ 6.29
                                                     =========

   INEX Stock Option Plan: In connection with the acquisition of INEX Corporation which was accounted for as a pooling of interests, the Company assumed the INEX Stock Option Plan under which incentive options and nonqualified stock options to purchase common stock may be granted to officers, advisors and employees. Options under this stock option plan expire five years from the date of the grant and vest one-third annually. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 2.92 years. No options remain available for grant at December 31, 2000.

   Activity and price information regarding the INEX Stock Option Plan options are summarized as follows:

                                                                Weighted Average
                                                      Options    Exercise Price
                                                      --------  ----------------
Outstanding, January 1, 1998.........................  114,500       $0.35
  Granted............................................   60,656        4.72
  Cancelled..........................................      --
  Exercised..........................................  (30,032)       0.12
                                                      --------
Outstanding, December 31, 1998.......................  145,124        2.25
  Granted............................................  288,272        6.53
  Cancelled..........................................      --
  Exercised.......................................... (161,100)       3.49
                                                      --------
Outstanding, December 31, 1999.......................  272,296        6.05
  Granted............................................      --
  Cancelled..........................................  (18,788)       6.23
  Exercised.......................................... (235,668)       6.06
                                                      --------
Outstanding, December 31, 2000.......................   17,840        5.73
                                                      ========
Options exercisable, December 31, 2000...............   12,384       $5.56
                                                      ========

   Authorize.Net Stock Option Plan: In connection with the acquisition of Authorize.Net, Inc., the Company assumed the Authorize.Net Stock Option Plan under which incentive options and nonqualified stock options to

                                INFOSPACE, INC.

                 Years Ended December 31, 2000, 1999 and 1998

purchase common stock may be granted to officers, advisors and employees. Under the Authorize.Net Stock Option Plan, options to purchase 185,317 shares of the Company's common stock were reserved for grants. Options under this stock option plan expire six years from the date of the grant. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 4.5 years. No options remain available for grant at December 31, 2000.

   Activity and price information regarding the Authorize.Net Stock Option Plan options are summarized as follows:

                                                                Weighted Average
                                                       Options   Exercise Price
                                                       -------  ----------------
Outstanding at acquisition............................ 185,317       $0.43
  Cancelled...........................................     --
  Exercised........................................... (55,635)       0.43
                                                       -------
Outstanding, December 31, 1999........................ 129,682        0.43
  Granted.............................................     --
  Cancelled...........................................     --
  Exercised........................................... (69,690)       0.43
                                                       -------
Outstanding, December 31, 2000........................  59,992        0.43
                                                       =======
Options exercisable, December 31, 2000................  59,992       $0.43
                                                       =======

   IQC Stock Option Plan: In connection with the acquisition of IQC, the Company assumed the IQC Stock Option Plan under which incentive options and nonqualified stock options to purchase common stock may be granted to officers, advisors and employees. Under the IQC Stock Option Plan, options to purchase 128,449 shares of the Company's common stock were reserved for grants. Options under this stock option plan expire ten years from the date of the grant. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 4.36 years. No options remain available for grant at December 31, 2000.

   Activity and price information regarding the IQC Stock Option Plan options are summarized as follows:

                                                                Weighted Average
                                                      Options    Exercise Price
                                                      --------  ----------------
Outstanding at acquisition...........................  128,449       $1.71
  Cancelled..........................................
  Exercised.......................................... (117,031)       1.72
                                                      --------
Outstanding, December 31, 1999.......................   11,418        1.69
  Granted............................................      --
  Cancelled..........................................      --
  Exercised..........................................   (1,820)       1.69
                                                      --------
Outstanding, December 31, 2000.......................    9,598        1.69
                                                      ========
Options exercisable, December 31, 2000...............    9,598       $1.69
                                                      ========

   Web21 Stock Option Plan: In connection with the acquisition of Web21 which was accounted for as a pooling of interests, the Company assumed the Web 21 Stock Option Plan under which incentive options and nonqualified stock options to purchase common stock may be granted to officers, advisors and employees. Options under this stock option plan expire ten years from the date of the grant. Options under the Web 21 plan

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

vest over a four year period from the date of grant. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 2.0 years. No options remain available for grant at December 31, 2000.

   Activity and price information regarding the Web 21 Stock Option Plan options are summarized as follows:

                                                                Weighted Average
                                                      Options    Exercise Price
                                                      --------  ----------------
Outstanding, January 1, 1998.........................  152,438       $1.27
  Granted............................................  204,378        4.04
  Cancelled..........................................      --
  Exercised..........................................      --
                                                      --------
Outstanding, December 31, 1998.......................  356,816        2.86
  Granted............................................      --
  Cancelled.......................................... (111,855)       4.45
  Exercised.......................................... (218,675)       2.00
                                                      --------
Outstanding, December 31, 1999.......................   26,286        3.21
  Granted............................................      --
  Cancelled..........................................   (9,263)       5.69
  Exercised..........................................   (9,888)        .02
                                                      --------
Outstanding, December 31, 2000.......................    7,135        4.41
                                                      ========
Options exercisable, December 31, 2000...............      911       $5.02
                                                      ========

   Silicon Investor Stock Option Plan: In connection with the acquisition of Silicon Investor which was accounted for as a pooling of interests, the Company assumed the Silicon Investor Stock Option Plan under which incentive options and nonqualified stock options to purchase common stock may be granted to officers, advisors and employees. Options under this stock option plan expire ten years from the date of the grant. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 3.75 years. No options remain available for grant at December 31, 2000.

   Activity and price information regarding the Silicon Investor Stock Option Plan options are summarized as follows:

                                                                Weighted Average
                                                       Options   Exercise Price
                                                       -------  ----------------
Outstanding, January 1, 1998..........................     --
  Granted.............................................  87,045       $0.35
  Cancelled Exercised................................. (40,039)       0.06
                                                       -------
Outstanding, December 31, 1998........................  47,006        0.59
  Granted.............................................     --
  Cancelled...........................................     --
  Exercised........................................... (35,574)       0.06
                                                       -------
Outstanding, December 31, 1999........................  11,432        2.23
  Granted.............................................     --
  Cancelled...........................................     --
  Exercised...........................................  (9,608)       2.28
                                                       -------
Outstanding, December 31, 2000........................   1,824        1.98
                                                       =======
Options exercisable, December 31, 2000................   1,824       $1.98
                                                       =======

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   Other Options: The Company granted nonqualified stock options outside of the 1996 Plan to purchase common stock to certain employees of the Company. These options under this stock option plan expire ten years from the date of the grant and vest over four years, 25% one year from date of grant and ratably thereafter on a monthly basis. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 5.99 years.

   Activity and price information regarding the options are summarized as follows:

                                                                Weighted Average
                                                     Options     Exercise Price
                                                    ----------  ----------------
Outstanding, January 1, 1998.......................  2,844,840      $0.3566
  Granted..........................................  1,192,000        .0025
  Cancelled........................................ (1,552,000)       .0025
  Exercised........................................ (2,167,488)       .4616
                                                    ----------
Outstanding, December 31, 1998.....................    317,352        .0418
  Granted..........................................        --
  Cancelled........................................    (58,336)       .0025
  Exercised........................................   (141,312)       .0481
                                                    ----------
Outstanding, December 31, 1999.....................    117,704        .0537
  Granted..........................................        --
  Cancelled........................................        --
  Exercised........................................     (5,000)       .0025
                                                    ----------
Outstanding, December 31, 2000.....................    112,704        .0559
                                                    ==========
Options exercisable, December 31, 2000.............     97,704      $ .0559
                                                    ==========

   Information regarding stock option grants for all plans during the years ended December 31, 2000, 1999 and 1998 is summarized as follows:

                                   Year Ended                     Year Ended                     Year Ended
                               December 31, 2000              December 31, 1999              December 31, 1998
                         ------------------------------ ------------------------------ ------------------------------
                                    Weighted                       Weighted                       Weighted
                                    Average   Weighted             Average   Weighted             Average   Weighted
                                    Exercise  Average              Exercise  Average              Exercise  Average
                           Shares    Price   Fair Value   Shares    Price   Fair Value   Shares    Price   Fair Value
                         ---------- -------- ---------- ---------- -------- ---------- ---------- -------- ----------
Exercise price exceeds
 market price...........        --      --        --        66,248  $24.15    $ 6.92    1,004,908  $3.17       --
Exercise price equals
 market price........... 46,910,416  $36.31    $29.65   17,994,531  $24.46    $22.60   23,074,750  $1.88     $0.78
Exercise price is less
 than market price......    865,518  $ 7.37    $30.97    1,075,662  $ 4.53    $17.62    5,725,056  $2.23     $1.43

   The Company has elected to follow the measurement provisions of Accounting Principles Board Opinion No. 25, under which no recognition of expense is required in accounting for stock options granted to employees for which the exercise price equals or exceeds the fair market value of the stock at the grant date. In those cases where options have been granted when the option price is below fair market value, the Company recognizes compensation expense over the vesting period using the aggregated percentage of compensation accrued method as prescribed by Financial Standards Accounting Board Interpretation No.
28. Compensation expense of $1,712,859, $2,864,761 and $1,533,920 was recognized during the years ended December 31, 2000, 1999 and 1998, respectively.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   To estimate compensation expense which would be recognized under SFAS No. 123, Accounting for Stock-based Compensation, the Company uses the modified Black-Scholes option-pricing model with the following weighted-average assumptions for options granted: risk-free interest rate of 6.0% for the 1998 grants, 6.56% for the 1999 grants and 5.71% for the 2000 grants, expected dividend yield of 0-% for all periods; volatility of zero to 73% for the 1998 grants, 121% to 313% for the 1999 grants and 134% to 289% for the 2000 grants; and an expected life of six years for the 1998 grants and five years for the 1999 and 2000 grants.

   Had compensation expense for the Plan been determined based on the fair value of the options at the grant dates for awards under the Plan consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net losses for the years ended December 31, 2000, 1999 and 1998 would have been as follows (amounts in thousands, except per share data):

                                                         Year Ended
                                                ------------------------------
                                                  2000       1999       1998
                                                ---------  ---------  --------
Net loss available to common shareholders as
 reported.....................................  $(282,412) $(240,133) $(28,539)
Net loss available to common shareholders, pro
 forma........................................  $(817,113) $(359,431) $(34,910)
Basic and diluted net loss per share, pro
 forma........................................  $   (2.68) $   (1.39) $  (0.23)

   Additional information regarding options outstanding as of December 31, 2000, is as follows:

                              Options Outstanding        Options Exercisable
                        -------------------------------- --------------------
                                     Weighted
                                      Average   Weighted             Weighted
                                     Remaining  Average              Average
         Range of         Number    Contractual Exercise   Number    Exercise
      Exercise Prices   Outstanding Life (yrs.)  Price   Exercisable  Price
      ---------------   ----------- ----------- -------- ----------- --------
     $ 0.0025 -   0.43   1,297,226     5.71      $ 0.08   1,152,579   $ 0.07
     $ 0.50   -   1.21   4,241,702     2.82        1.03   3,013,586     1.08
     $ 1.31   -   1.88   1,508,465     7.63        1.79     625,218     1.82
     $ 2.063  -   3.03   4,737,599     3.68        2.38   2,755,273     2.33
     $ 3.17   -   5.89   2,618,732     6.45        4.97     872,137     5.28
     $ 6.19   -  10.84   1,734,586     7.62        8.68     552,455     8.80
     $10.94   -  12.97   4,892,734     9.19       11.45     862,703    11.82
     $13.04   -  18.81   9,020,998     9.49       18.25   2,875,572    18.70
     $19.78              1,850,817     5.36       19.78      10,560    19.78
     $20.38   -  26.51   3,197,749     7.04       24.30     137,925    24.74
     $26.78   -  29.94   5,889,468     6.15       27.10     179,038    27.99
     $30.01   -  33.82   5,087,841     5.28       31.52     730,382    32.45
     $34.35   -  44.71   6,261,432     6.79       37.81     753,360    38.31
     $45.05   -  45.94  10,102,782     9.09       45.44   2,661,605    45.43
     $46.11   -  63.25   3,740,688     8.03       53.67     310,157    51.35
     $67.50   - 126.75   1,735,000     9.15       93.92         --
                        ----------                       ----------
                        67,917,819     7.14      $25.93  17,492,550   $16.14
                        ==========                       ==========

   Consultant Warrants: In connection with the May and August 1998 private placement offering, the Company issued warrants to purchase 16,510,688 shares of common stock to five third-party participants for consulting services performed in identifying, structuring and negotiating future financings. These warrants can

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

be exercised at any time up until their expirations which are between May 21, 2008 and August 6, 2008. The activity and additional information are as follows:

         Outstanding, January 1, 1999................. 16,510,688
         Exercised.................................... (1,870,872)
                                                       ----------
         Outstanding, December 31, 1999............... 14,639,816
         Exercised....................................   (723,352)
                                                       ----------
         Outstanding, December 31, 2000............... 13,916,464
                                                       ==========

                                                         Number
                   Range of Exercise prices            Outstanding
                   ------------------------            -----------
         $0.25  - 0.50................................  7,460,904
         $0.625 - 0.75................................  3,247,176
         $1.25........................................  3,208,384

   In July 1998, the Company issued warrants to purchase 3,823,736 shares of common stock at an exercise price of $.0025 to a former consultant in conjunction with the acquisition of Outpost. All of these warrants were exercised in 1999.

   AOL Warrants: On August 24, 1998, the Company entered into agreements with America Online, Inc. (AOL) to provide white pages directory and classifieds information services to AOL. Pursuant to the white pages directory services agreement, the Company has agreed to provide to AOL white pages listings and directory service. The Company is required to pay to AOL a quarterly carriage fee, the retention of which is conditioned on the quarterly achievement of a minimum number of searches on the AOL white pages site. The quarterly carriage fee is paid in advance at the beginning of the quarter in which the searches are expected to occur and is recorded as a prepaid expense in the quarter it is paid. The fee is refundable if the minimum number of searches on the AOL white pages site for such quarter is not achieved. In addition, AOL has guaranteed to the Company a minimum number of searches over the term of the agreement. In the event that AOL does not deliver the guaranteed minimum number of searches over the term of the agreement, AOL has agreed to pay to the Company a cash penalty payment. The Company will share with AOL revenues generated by advertising on the Company's white pages directory services delivered to AOL. The Company is entitled to a greater percentage of advertising revenues than is AOL if the amount of such revenues received by the Company is less than the carriage fees paid to AOL.

   The Company has agreed to provide white pages directory services to AOL for a three-year term beginning on November 19, 1998, which term may be extended for four additional one-year terms at AOL's discretion. The agreement may be terminated by AOL for any reason after 18 months or at any time upon the acquisition by AOL of a competing white pages directory services business. In the event of any such termination, AOL is required to pay a termination fee to the Company. In addition, without the payment of a termination fee, AOL has the right to terminate the agreement in the event of a change of control of the Company.

   The Company agreed to provide classifieds information services to AOL for a two-year term, with up to three one-year extensions at AOL's discretion. AOL has agreed to pay to the Company a quarterly fee and will share with the Company revenues generated from payments by individuals and commercial listing services for listings on the AOL classifieds service.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   Pursuant to the terms of these agreements, the Company has granted AOL the right to negotiate with the Company exclusively and in good faith for a period of 30 days with respect to proposals or discussions that would result in a sale of a controlling interest of the Company or other merger, asset sale or other disposition that effectively results in a change of control of the Company.

   In connection with the agreements, the Company issued to AOL warrants to purchase up to 7,919,328 shares of common stock, which warrants vest in 16 equal quarterly installments over four years, conditioned on the delivery by AOL of a minimum number of searches each quarter on the Company's white pages directory service. The warrants have an exercise price of $1.50 per share. The warrants were valued using the fair value method, as required under SFAS No.
123. The fair value of the warrants was approximately $3,300,000 at the date of grant, and is being amortized ratably over the four-year vesting period. The underlying assumptions used to determine the value of the warrants are an expected life of six years and a 5.5% risk-free interest rate. AOL exercised 3,464,696 warrants in 2000.

   INEX Warrants: The Company assumed warrants to purchase 144,404 shares of the Company's common stock as a result of the acquisition of INEX Corporation (Note 8). These warrants were issued to seven third-party INEX investors. Two of the third party investors exercised 24,486 of the warrants in December 1999. The remaining warrants were exercised during 2000.

   Prio Warrants: The Company assumed warrants to purchase 447,203 shares of the Company's stock as a result of the acquisition of Prio, Inc. with an exercise price of $9.97 per share. The warrants were issued to a third-party investor in December 1998 in connection with a marketing agreement and are exercisable over a maximum of a 48 month period, based on achievement of performance milestones and other criteria as defined in the marketing agreement. In 1999, Prio recorded warrant expense for all the warrants issued of $17.7 million based on the fair value of these warrants using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 75%; contractual life of nine years; and risk-free interest rate of 6.37%. The compensation cost for the unvested warrants was remeasured when vesting occurred and additional warrant expense of $2.9 million was recognized in the year ended December 31, 2000. Because the warrant expense for 2000 resulted from the termination of the marketing agreement upon Prio's acquisition by the Company and was not related to performance nor to another operating expense, the one-time charge was recorded in Impairment and other charges on the Statement of Operations. All of these warrants were exercised in 2000.

   Stock purchase rights plan: On June 26, 1998, the Board of Directors approved the InfoSpace Stock Purchase Rights Plan. The plan was offered to employees of the Company and its subsidiaries. The purpose of the plan was to provide an opportunity for employees to invest in the Company and increase their incentive to remain with the Company. A maximum of 4,000,000 shares of common stock were available for issuance under the plan. During July 1998, the Company offered shares to employees under the plan, resulting in the sale of 1,786,008 shares at $.94 per share. The plan was terminated on August 24, 1998.

   1998 Employee stock purchase plan: The Company adopted the 1998 Employee Stock Purchase Plan (the ESPP) in August 1998. The ESPP was implemented upon the effectiveness of the initial public offering. The ESPP is intended to qualify under Section 423 of the Code, and permits eligible employees of the Company and its subsidiaries to purchase common stock through payroll deductions of up to 15% of their compensation. Under the ESPP, no employee may purchase common stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of the Company or subsidiary's common stock and the Company's executives may not participate in the ESPP. An aggregate of 3,600,000 shares of common stock are authorized for issuance under the ESPP.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   The ESPP was implemented with six-month offering periods, with the first such period commencing upon the effectiveness of the initial public offering and ending July 31, 1999. Thereafter, offering periods will begin on each February 1 and August 1. The price of common stock purchased under the ESPP will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period, except that the purchase price for the first offering period was equal to the lesser of 100% of the initial public offering price of the common stock offered hereby and 85% of the fair market value on July 31, 1999. The ESPP does not have a fixed expiration date, but may be terminated by the Company's Board of Directors at any time. There were 152,580 shares issued for the ESPP offering period which ended on July 31, 1999 and 55,092 shares for ESPP periods that ended in 2000.

   Preferred stock dividend: On March 15, 1999, Go2Net entered into a Stock Purchase Agreement under which Go2Net agreed to issue and sell to Vulcan Ventures Incorporated ("Vulcan") 546,000 (all shares and share prices include the exchange ratio of 1.82 used in the Company's acquisition of Go2Net) shares of Go2Net's Series A Convertible Preferred Stock, par value $.01 per share, for a purchase price of $549.05 per share, in two separate issuances of 304,863 (the "First Issuance") and 241,137 shares (the "Second Issuance"). The Series A Convertible Preferred Stock was initially convertible at a conversion price of $18.1648 per share into 16,517,923 shares of common stock and had a liquidation preference of $549.05 per share. The First Issuance was consummated concurrently with the execution of the Stock Purchase Agreement on March 15, 1999. The Second Issuance was consummated June 17, 1999. The total proceeds to the Company for both issuances was $291.0 million.

   On the dates of the First Issuance and Second Issuance, the price of Go2Net's Series A Convertible Preferred Stock was at a discount to the price of the common stock into which the preferred stock was then convertible. The common stock price on March 12, 1999 was $23.901 and on June 17, 1999 was $32.8296. The discount of $159,930,733 was recognized as a dividend to Vulcan.

Note 8: Business Combinations

 Fiscal 2001

   Locus Dialogue, Inc.: On January 1, 2001, the Company acquired all of the common stock of Locus Dialogue, Inc. (Locus), a developer of speech recognition-enabled applications, for purchase consideration of 5,114,233 shares, which included 253,175 restricted shares and 1,173,216 replacement stock options, of the Company's common stock and acquisition expenses of $556,000. The valuation of shares issued of $23.46 per share was based on the seven day stock price average from November 6, 2000, the date of announcement, and the three days before and after the date of announcement. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion (APB) No. 16.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   The purchase price was allocated to the assets and liabilities assumed based on their estimated fair values as follows:

                                                                 (in thousands)
Tangible assets acquired.......................................     $  5,491
Liabilities assumed............................................       (7,010)
                                                                    --------
  Book value of net liabilities acquired.......................       (1,519)
Fair value adjustments:
  Purchased technology, including in-process research and
   development.................................................        5,900
  Distribution agreements......................................        2,400
  Assembled workforce..........................................        2,800
                                                                    --------
Fair value of net assets acquired..............................     $  9,581
                                                                    ========
Purchase price:
  Fair value of shares issued..................................     $ 88,772
  Fair value of options assumed................................       23,589
  Fair value of net assets acquired............................       (9,581)
  Fair value of restricted stock recorded as unearned
   compensation................................................       (2,239)
  Acquisition costs............................................          556
                                                                    --------
Excess of purchase price over net assets acquired, allocated to
 goodwill......................................................     $101,097
                                                                    ========

   The $5.9 million value of purchased technology includes purchased in-process research and development. GAAP requires purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the quarter ended March 31, 2001, include the write off of $600,000 of purchased in-process research and development. The remaining $5.3 million represents the purchase of core technology and existing products, which are being amortized over an estimated useful life of five years. The Company is amortizing the goodwill, assembled workforce and distribution agreements over an estimated life of five years.

   The Company also recorded $3.9 million of unearned compensation in conjunction with the acquisition of Locus. $1.7 million of the unearned compensation relates to the intrinsic value of Locus stock options replaced by the Company at the converted share value and share price. $2.2 million relates to the value of 253,175 restricted shares held by four Locus employees. The restricted stock vests after the employee completes one year of employment with the Company and is recorded as compensation expense over the vesting period.

   The Company recorded a non-recurring charge of $600,000 for in-process research and development that had not yet reached technological feasibility and had no alternative future use.

   Among the factors the Company considered in determining the amount of the allocation of the purchase price to in-process research and development were various factors such as estimating the stage of development of each component of the technology, including the complexity and technical obstacles to overcome, estimating the amount of core technology leveraged into the in-process projects, estimating the expected life of each component, estimating cash flows resulting from the expected revenues, margins and operating expenses generated from each component, and discounting to present value the cash flows associated with the in-process technologies. The Company utilized a rate of return of 35% to discount to present value the cash flows associated with the in-process technologies. The discount rate was selected based on evaluation of the Company's weighted average cost of capital, the weighted average return on assets, the internal rate of return

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

implied from this transaction, and management's assessment of the risk inherent in the future performance estimates utilized in the valuation.

   Within the Locus technology there are two main product lines, Liaison and SpeechPortal, both of which run on the SoftDialogue platform (core speech engine). Liaison addresses the needs of enterprises which require speech-enabled communication solutions. SpeechPortal enables businesses and consumers to use the Internet via telephone or voice, without requiring an internet enabled device. The Company plans to offer a co-branded version of SpeechPortal to the Company's wireless carriers and device manufacturer customers. As of the date of acquisition, the Company estimated that Liaison was 80% complete. The percentage completed pre-acquisition was based primarily on the evaluation of three major factors: time-based data, cost-based data, and complexity-based data.

   The expected life of the modules being developed was assumed to be five years, after which substantial modification and enhancement would be required for the technology to remain competitive.

   The Company's revenue assumptions were based on the estimated growth potential of the industry and estimated market acceptance of the Locus Dialogue technology. The Company's expense assumptions included cost of revenue of 20% of revenue, sales, general and administrative of 35% of revenue, and product development of 2% of revenue. However, cost of revenues, sales, general and administrative and product development expenses may vary, both in absolute dollars and as a percentage of revenues.

   While the Company believes that the assumptions discussed above were made in good faith and were reasonable when made, the assumptions the Company made may prove to be inaccurate, and there can be no assurance that the Company will realize the revenue, gross profit, growth rates, expense levels or other variables set forth in such assumptions.

   The following summary, prepared on an unaudited pro forma basis, reflects the consolidated results of operations for the three months ended March 31, 2000 assuming Locus Dialogue had been acquired at the beginning of the period.

                                                                Quarter ended
                                                                March 31, 2000
                                                                (in thousands)
                                                                --------------
Revenue........................................................    $ 39,386
Net loss before cumulative effect of change in accounting
 principle.....................................................    $(95,298)
Net loss.......................................................    $(97,353)
Basic and diluted loss per share...............................    $  (0.33)

 Fiscal 2000

   The boxLot Company: On December 7, 2000, the Company closed an asset purchase with The boxLot Company. The Company acquired certain assets including interactive on-line variable pricing and dynamic pricing engine technology, equipment and domain names. The Company exchanged $2.6 million of cash and 501,527 shares of the Company's common stock in this transaction for a total purchase price of $8.9 million and recorded goodwill of $9.2 million which is being amortized over three years. The valuation of the shares issued of $12.47 per share was based on the seven day stock price average from the date of acquisition and the three days before and after the date of acquisition. The Company incurred acquisition costs of $227,427.

   Go2Net, Inc.: On October 12, 2000, the Company completed the merger with Go2Net, Inc., a publicly-held provider of applications and technology infrastructure for narrowband and broadband. Under the terms of

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

the merger, which was accounted for as a pooling-of-interests, the Company exchanged 74,154,448 shares of the Company's common stock for all of the preferred and common shares of Go2Net. The consolidated balance sheet as of December 31, 2000 and 1999 and the consolidated statements of operations, statements of cash flow and statements of stockholder's equity for the years ended December 31, 2000, 1999 and 1998 are presented as if Go2Net was a wholly owned subsidiary since inception. The revenue of the Company and Go2Net for the nine months ended September 30, 2000 was $76.0 million and $72.9 million, respectively. The net loss for the Company and Go2Net for the nine months ended September 30, 2000 was $155.0 million and $27.3 million, respectively.

   iJapan Corporation: On September 13, 2000, the Company acquired intellectual property that translates between cHTML and other major wireless markup languages from iJapan for purchase consideration of $2 million in cash. The entire purchase price was recorded in intangible assets and is being amortized over three years.

   TDLI.com Limited: On August 31, 2000, the Company acquired TDLI.com Limited, a privately held company based in Hampshire, England that in turn holds approximately fifty percent of TDL InfoSpace (Europe) Limited, a joint venture originally formed by InfoSpace and Thomson Directories Limited in July 1998 to replicate InfoSpace's services in Europe. The Company acquired TDLI.com for purchase consideration of 3,420,308 shares of the Company's common stock and acquisition expenses of $2.1 million. The Company recorded $118.5 million in intangible assets. The Company now has 100% ownership and control of TDL InfoSpace. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion ("APB") No. 16. Prior to the acquisition of 100% ownership, the Company's investment in TDLI was accounted for under the equity method.

   The purchase price was allocated to the assets and liabilities assumed based on their estimated fair market values as follows:

     Tangible assets acquired................................... $  8,186,943
     Liabilities assumed........................................   (7,430,408)
                                                                 ------------
       Book value of net assets acquired........................ $    756,535
                                                                 ============
     Purchase price:
       Fair value of net assets acquired........................ $116,504,241
       Elimination of joint venture investment and receivable...      597,692
       Book value of net assets acquired........................     (756,535)
       Acquisition costs........................................    2,105,304
                                                                 ------------
     Excess of purchase price over net assets acquired,
      allocated to goodwill..................................... $118,450,702
                                                                 ============

   Due to the variable exchange ratio, the valuation of the shares issued of $34.06 was based on the four day stock price average, using the date of acquisition and the prior three days.

   Orchest, Inc.: On August 4, 2000, the Company acquired all of the common stock of Orchest, Inc. for purchase consideration of 255,288 shares of the Company's common stock and acquisition expenses of $72,060. The Company recorded $8,359,418 for intangible assets. The valuation of the shares issued of $30.93 per share was based on the seven day stock price average from the date of acquisition and the three days before and after the date of acquisition. Orchest was a privately held provider of financial services technology that enables users to access a consolidated view of their personal financial information from multiple institutions. The acquisition was accounted for as a purchase in accordance with APB No. 16.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   The purchase price was allocated to the assets and liabilities assumed based on their estimated fair market values as follows:

     Tangible assets acquired..................................... $    3,169
     Liabilities assumed..........................................   (393,695)
                                                                   ----------
       Book value of net liabilities acquired..................... $ (390,526)
                                                                   ==========
     Purchase price:
       Fair value of net assets acquired.......................... $7,896,832
       Book value of net liabilities acquired.....................    390,526
       Acquisition costs..........................................     72,060
                                                                   ----------
     Excess of purchase price over net assets acquired, allocated to goodwill................................................. $8,359,418
                                                                   ==========

   IQorder.com, Inc.: On July 3, 2000, the Company acquired all of the common stock of IQorder.com for purchase consideration of 989,959 shares of the Company's common stock and acquisition expenses of $132,088. The valuation of the shares issued of $55.82 per share was based on the seven day stock price average from the date of acquisition and the three days before and after the date of acquisition. The Company recorded a non-recurring charge of $6.0 million for in-process research and development. IQorder was a privately-held company that developed technology that allows consumers to enter in a model number, UPC code, part number, barcode or ISBN in order to locate a product, compare prices and make an instant purchase. The acquisition was accounted for as a purchase in accordance with APB No. 16.

   The Company assumed 233,872 stock options, valued at $11.1 million. The Company values these options using the modified Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 6.375%, expected dividend rate of 0%, volatility of 128% and a term of one year after vesting.

   The purchase price was allocated to the assets and liabilities assumed based on their estimated fair market values as follows:

Tangible assets acquired.......................................... $ 1,714,903
Liabilities assumed...............................................  (4,319,475)
                                                                   -----------
  Book value of net liabilities acquired..........................  (2,604,572)
Fair value adjustments:
  Fair value of purchased technology, including in-process
   research and development....................................... $ 8,600,000
  Fair value of assembled workforce...............................     150,000
                                                                   -----------
  Fair value of net assets acquired............................... $ 6,145,428
                                                                   ===========
Purchase price:
  Fair value of shares issued..................................... $54,682,557
  Fair value of options assumed...................................  11,092,051
  Fair value of net liabilities acquired..........................  (6,145,428)
  Acquisition costs...............................................     132,088
                                                                   -----------
Excess of purchase price over net assets acquired, allocated to goodwill......................................................... $59,761,268
                                                                   ===========

   Millet Software, Inc.: On March 31, 2000, the Company acquired all of the common stock of Millet Software for purchase consideration of 488,224 shares of the Company's common stock and acquisition expenses of $254,531. The valuation of the shares issued of $49.90 per share was based on the seven day stock

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

price average from January 4, 2000, the date the acquisition was announced, and the three days before and after the date of announcement. The Company recorded a charge of $2.4 million for in-process research and development. Millet was a privately held company that developed secure technology that provides an automated process for filling in payment forms. The acquisition was accounted for as a purchase in accordance with APB No. 16.

   The Company assumed 53,434 stock options, valued at $5.3 million, which was recorded as an addition to the purchase price. The Company values these options using the modified Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 6.56%, expected dividend rate of 0%, volatility of 121% and a term of one year after vesting.

Tangible assets acquired.......................................... $   100,354
Liabilities assumed...............................................    (204,374)
                                                                   -----------
  Book value of net liabilities acquired..........................    (104,020)
Fair value adjustments:
  Fair value of purchased technology, including in-process
   research and Development....................................... $ 6,000,000
  Fair value of assembled workforce...............................     170,000
                                                                   -----------
Fair value of net assets acquired................................. $ 6,065,980
                                                                   ===========
Purchase price:
  Fair value of shares issued..................................... $24,361,071
  Fair value of options assumed...................................   5,286,548
  Fair value of net assets acquired...............................  (6,065,980)
  Acquisition costs...............................................     254,531
                                                                   -----------
Excess of purchase price over net assets acquired, allocated to goodwill......................................................... $23,836,170
                                                                   ===========

   The $6,000,000 value of purchased technology includes purchased in-process research and development. GAAP requires purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the year ended December 31, 2000, include the write-off of $2,400,000 of purchased in-process research and development. The remaining $3,600,000 represents the purchase of core technology and existing products which are being amortized over an estimated useful life of five years. The Company is amortizing the goodwill and assembled workforce over an estimated life of five years.

   Saraide Inc.: On March 10, 2000 the Company acquired eighty percent of the common stock of Saraide, Inc. (formerly saraide.com, inc.), a privately held provider of wireless Internet services in Europe, Japan and Canada, for purchase consideration of 9,233,672 shares of the Company's common stock and acquisition expenses of $373,831. The valuation of shares issued of $36.21 per share was based on the seven-day stock price average from December 6, 1999, the date the acquisition was announced, and three days before and after the date of announcement. The acquisition was accounted for as a purchase in accordance with APB No. 16.

   The Company assumed 357,121 stock options, valued at $12.7 million, which was recorded as an addition to the purchase price. The Company values these options using the modified Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 6.56%, expected dividend rate of 0%, volatility of 121% and a term of two years after vesting.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as follows:

Tangible assets acquired......................................... $ 13,550,326
Liabilities assumed..............................................  (30,902,846)
                                                                  ------------
  Book value of net liabilities acquired.........................  (17,352,520)
Fair value adjustments:
  Fair value of purchased technology, including in-process
   research and development...................................... $ 97,000,000
  Fair value of contract in place................................   16,000,000
  Fair value of assembled workforce..............................    2,100,000
                                                                  ------------
Fair value of net assets acquired................................ $ 97,747,480
                                                                  ============
Purchase price:
  Fair value of shares issued.................................... $334,308,458
  Fair value of options assumed..................................   12,713,748
  Fair value of net assets acquired..............................  (97,747,480)
  Acquisition costs..............................................      373,831
                                                                  ------------
Excess of purchase price over net assets acquired, allocated to goodwill........................................................ $249,648,557
                                                                  ============

   The $97,000,000 value of purchased technology includes purchased in-process research and development. GAAP requires purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the year ended December 31, 2000, include the write-off of $71,700,000 of purchased in-process research and development. The remaining $25,300,000 represents the purchase of core technology and existing products which are being amortized over an estimated useful life of five years. The Company is amortizing the goodwill, assembled workforce and contract list over an estimated life of five years.

 Minority Interest:

   Net liabilities and losses applicable to the minority interest in Saraide exceed the minority interest equity capital in Saraide. The minority interest portion of the net liabilities and further losses are charged against the Company, the majority interest, since the minority interest is not obligated to fund these net liabilities and further losses. If Saraide has future earnings, the Company will recognize income to the extent of such losses previously absorbed.

   Prio, Inc.: On February 15, 2000, the Company completed the merger with Prio, Inc., a privately held provider of commerce solutions specializing in the development of strategic partnerships, technologies and programs that drive commerce in both traditional and online shopping environments. Under the terms of the merger, which was accounted for as a pooling-of-interests, the Company exchanged 9,322,418 shares of the Company's common stock for all of the preferred and common shares of Prio. The consolidated balance sheets as of December 31, 2000 and December 31, 1999 and the consolidated statements of operations, statements of cash flow and statements of stockholder's equity for the years ended December 31, 2000, 1999 and 1998 are presented as if Prio was a wholly owned subsidiary since inception.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


 Unaudited pro forma information--significant acquisitions in 2000:

   The following unaudited pro forma information shows the results of the Company for the year ended December 31, 2000 as if the acquisitions of TDLI.com, IQorder.com and Saraide occurred on January 1, 2000. The unaudited pro forma results of operations have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect on the dates indicated or which may occur in the future.

                                                    Year ended December 31
                                                  ----------------------------
                                                      2000           1999
                                                  -------------  -------------
Revenues:
  InfoSpace...................................... $ 214,529,824  $  71,979,579
  TDLI.com, IQorder.com and Saraide..............     1,742,505      5,557,851
                                                  -------------  -------------
                                                  $ 216,272,329  $  77,537,430
                                                  =============  =============
Net Loss:
  InfoSpace...................................... $(282,412,396) $(240,131,104)
  TDLI.com, IQorder.com and Saraide..............   (19,042,851)   (28,983,946)
  Elimination of TDLI joint venture income.......       (64,207)       (16,311)
                                                  -------------  -------------
                                                  $(301,519,454) $(269,131,361)
                                                  =============  =============
Loss per share................................... $       (0.99) $       (1.04)
                                                  =============  =============

 Pooling transactions in 2000:

   The following presents previously reported revenues and net loss for acquisitions accounted for as pooling-of-interests in 2000.

                                                    Year ended December 31,
                                                   ---------------------------
                                                       1999           1998
                                                   -------------  ------------
     Revenue:
       InfoSpace.................................. $  36,907,171  $  9,623,360
       Prio.......................................       483,132         8,567
       Go2Net.....................................    34,949,187     8,883,465
       Elimination of intercompany with Go2Net....      (359,911)      (25,257)
                                                   -------------  ------------
                                                   $  71,979,579  $ 18,490,135
                                                   =============  ============

     Net loss applicable to common shareholders:
       InfoSpace.................................. $ (21,693,775) $(11,818,703)
       Prio.......................................   (35,878,014)  (14,150,148)
       Go2Net.....................................  (182,406,968)   (2,592,418)
       Elimination of intercompany with Go2Net....      (152,347)       23,154
                                                   -------------  ------------
                                                   $(240,131,104) $(28,538,115)
                                                   =============  ============

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   The following presents previously reported revenues and net loss for the Company and Go2Net for the nine months ended September 30, 2000.

     Revenue:
       InfoSpace................................................. $ 31,030,239
       Go2Net....................................................   28,606,598
                                                                  ------------
                                                                  $ 59,636,837
                                                                  ============
     Net loss applicable to common shareholders:
       InfoSpace................................................. $(40,368,549)
       Go2Net....................................................   (7,786,052)
       Elimination of intercompany with Go2Net...................       20,833
                                                                  ------------
                                                                  $(48,133,768)
                                                                  ============

 Fiscal 1999

   Zephyr Software Inc: On December 29, 1999, the Company acquired all of the common stock of Zephyr Software Inc., a privately held company, and its wholly owned subsidiary Zephyr Software (India) Private Limited ("Zephyr") for a purchase consideration of 651,392 shares of the Company's common stock and acquisition expenses of $539,512. The valuation of shares issued of $13.27 per share was based on the seven-day stock price average from October 28, 1999, the date of the acquisition announcement, and the three days before and after the date of announcement. The Company assumed 16,444 options in this acquisition. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion ("APB") No. 16. The Company recorded $9.2 million of goodwill and acquired net liabilities of $20,690. The goodwill was written off for impairment at December 31, 2000 (Note 5).

   eComLive.com, Inc.: On December 16, 1999, the Company acquired all of the common stock of eComLive.com, Inc., a privately held company, for a purchase consideration of 1,372,712 shares and acquisition expenses of $582,246. The valuation of shares issued of $23.31 per share was based on the seven-day stock price average from November 22, 1999, the date of the acquisition announcement, and the three days before and after the date of announcement. The Company assumed 12,446 options in this acquisition. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16. The Company recorded $27.1 million in goodwill, $5.3 million for purchased technology which includes a $2.0 million charge for in-process research and development, $140,000 of assembled workforce and acquired net liabilities of $925. The $3.3 million of capitalized technology represents the purchase of core technology and existing products which are being amortized over an estimated useful life of five years. The Company is amortizing the goodwill over an estimated life of five years.

   Free Yellow: On October 22, 1999, Go2Net acquired all of the stock of Free Yellow, a privately held company, for purchase considerations of 608,173 shares and approximately $1.0 million in cash. The total transaction was valued at $20.0 million and was recorded as a purchase transaction. The valuation of shares issued was based on the Go2Net seven-day stock price average from October 22, 1999, the date of the acquisition, and the three days before and after this date. The Go2Net valuation price was $56.61 per share. Based on the stock conversion ratio in the pooling-of-interests merger with Go2Net, the converted InfoSpace valuation price is $31.10 per share.

   Union-Street.com: On October 14, 1999, the Company acquired all of the common stock of Union-Street.com, a privately held company, for a purchase consideration of 1,746,588 shares and acquisition expenses of $395,656. The valuation of shares issued of $11.75 per share was based on the seven-day stock

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

price average from October 14, 1999, the date of the acquisition, and the three days before and after the date of acquisition. The Company assumed 49,724 options in this acquisition. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16. The Company recorded $15.5 million of goodwill, $5.3 million for purchased technology which includes $3.3 million of in-process research and development, $160,000 of assembled workforce and acquired net liabilities of $107,219. The $2.0 million of capitalized technology represents the purchase of core technology and existing products which are being amortized over an estimated useful life of five years. The Company is amortizing the goodwill over an estimated useful life of five years.

   INEX Corporation: On October 14, 1999, the Company completed the merger with INEX Corporation, a privately held company that developed and marketed Internet commerce applications to deliver solutions designed for small and medium-sized merchants to build, manage and promote online storefronts. Under the terms of the merger, which was accounted for as a pooling-of-interests, the Company exchanged 3,600,000 shares of common stock for (1) directly to those INEX shareholders who elected to receive our common stock in exchange for their INEX shares at the closing of the combination, (2) upon the exchange or redemption of the exchangeable shares of InfoSpace.com Canada Holdings Inc., an indirect subsidiary of the Company, which exchangeable shares were issued to those INEX shareholders who elected to receive exchangeable shares, or who did not make an election to receive shares of our common stock at the closing, and (3) upon the exercise of outstanding warrants and options to purchase INEX common shares, which the Company assumed and which will become exercisable for shares of InfoSpace common stock. The consolidated balance sheet as of December 31, 1999 and the consolidated statements of operations, statements of cash flow and statements of stockholder's equity for the years ended December 31, 1999 and 1998 are presented as if INEX was a wholly owned subsidiary since inception.

   Dogpile, LLC: On August 4, 1999, Go2Net acquired Dogpile, LLC in exchange for 1,241,524 shares of common stock and $15 million in cash. Total consideration was valued at approximately $52 million. The acquisition was accounted for as a purchase. The purchase agreement also provided for additional payments of up to $15 million over the eighteen months following the transaction close contingent on future revenue of Dogpile. The additional payments, if any, will be accounted for as additional goodwill. $10.0 million in stock was paid out in 2000. The valuation of shares issued was based on the Go2Net seven-day stock price average from August 4, 1999, the date of the acquisition, and the three days before and after this date. The Go2Net valuation price was $54.31 per share. Based on the stock conversion ratio in the pooling-of-interests merger with Go2Net, the converted InfoSpace valuation price is $29.84 per share. An impairment of $45,000 for workforce related to this acquisition was recorded in the year ended December 31, 2000 (Note 5).

   Authorize.Net: On July 1, 1999, Go2Net acquired Authorize.Net in exchange for 1,645,076 shares of common stock and $13.5 million in cash. Total consideration was valued at approximately $98.6 million. The purchase price also included the value of outstanding stock options that were converted to options to purchase 185,317 of common stock. The valuation of shares issued was based on the Go2Net seven-day stock price average from July 1, 1999, the date of the acquisition, and the three days before and after this date. The Go2Net valuation price was $84.56 per share. Based on the stock conversion ratio in the pooling-of-interests merger with Go2Net, the converted InfoSpace valuation price is $46.46 per share. The purchase agreement also provided for additional payments to Authorize.Net of up to $55 million in stock over the two years following the transaction close contingent on future revenues and operating income of Authorize.Net. The additional payment, if any, will be accounted for as additional goodwill.

   My Agent(TM) technology: On June 30, 1999 the Company acquired the MyAgent technology and related assets from Active Voice Corporation for $18 million dollars and incurred $83,054 in acquisition costs. The

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16. The Company recorded $13.7 million of goodwill, $4.3 million of purchased technology and $80,000 of assembled workforce. Included in purchased technology is $3.9 million of in-process research and development. These intangibles will be amortized over their useful life, which the Company has estimated to be five years. Separately, the Company also recorded a one-time charge of approximately $1.0 million for expenses related to bonus payments made to certain Active Voice MyAgent team employees who accepted employment with InfoSpace but who are under no agreement to continue their employment with InfoSpace.

   IQC Corporation: On May 13, 1999, Go2Net acquired IQC Corporation in exchange for 412,459 shares of common stock and 128,449 options valued at approximately $19.4 million. The valuation of shares issued was based on the Go2Net seven-day stock price average from May 13, 1999, the date of the acquisition, and the three days before and after this date. The Go2Net valuation price was $65.25 per share. Based on the stock conversion ratio in the pooling-of-interests merger with Go2Net, the converted InfoSpace valuation price is $35.85 per share.

   Virtual Avenue: On April 28, 1999, Go2Net acquired Virtual Avenue and USAOnline in exchange for 546,000 shares of common stock valued at approximately $24.7 million. The valuation of shares issued was based on the Go2Net seven-day stock price average from April 28, 1999, the date of acquisition, and the three days before and after this date. The Go2Net valuation price was $82.38 per share. Based on the stock conversion ratio in the pooling-of-interests merger with Go2Net, the converted InfoSpace valuation price is $45.26 per share.

   Haggle Online: On April 16, 1999, Go2Net acquired Haggle Online in exchange for 149,356 shares of common stock valued at approximately $6.8 million. The valuation of shares issued was based on the Go2Net seven-day stock price average from April 15, 1999, the date of the acquisition, and the three days before and after this date. The Go2Net valuation price was $82.67 per share. Based on the stock conversion ratio in the pooling-of-interests merger with Go2Net, the converted InfoSpace valuation price is $45.42 per share.

 Fiscal 1998 and Prior

   Web21: On December 31, 1998, Go2Net merged with Web21 and exchanged all of the issued and outstanding capital stock of Web21 for 2,445,679 shares of the Company's common stock. The acquisition was accounted for as a pooling of interests.

   Hypermart: On August 3, 1998, Go2Net acquired all of the issued and outstanding capital stock of Hypermart, in exchange for 1,146,592 shares of common stock. This acquisition was accounted for as a pooling of interests, and accordingly, the financial statements for periods prior to the combination have been restated to include the accounts and results of operations of Hypermart.

   Outpost Network, Inc.: On June 2, 1998, the Company acquired all of the common stock of Outpost, a privately held company, for a purchase consideration of 11,999,904 shares of the Company's common stock, cash of $35,000, assumed liabilities of $264,000, and acquisition expenses of $1,957,000. The valuation of shares issued of $4.00 per share was based on the seven-day stock price average from June 2, 1998, the date of the acquisition announcement, and the three days before and after the date of announcement. In conjunction with the acquisition, the Company was required to issue warrants valued at $1,902,000 to a former consultant, which are included in acquisition costs. The transaction was accounted for as a purchase.

   Of the purchase price of $7,992,000, $2,800,000 was allocated to in-process research and development, $800,000 was allocated to core technology and existing products and $4,543,000 was recorded as goodwill.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

GAAP requires purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the year ended December 31, 1998, include the write-off of the purchased in-process research and development. The goodwill, assembled workforce and core technology was written off for impairment at December 31, 2000 (Note 5).

   Silicon Investor: On June 23, 1998 Go2Net acquired all of the issued and outstanding capital stock of Silicon Investor, Inc., which began operations in April 1995, in exchange for 9,012,953 shares of common stock. In addition, Go2Net assumed 87,047 options. This acquisition was accounted for as a pooling of interests, and accordingly, the financial statements for periods prior to the combination have been restated to include the accounts and results of operations of Silicon Investor.

   YPI: On May 16, 1997, the Company acquired all outstanding Membership Interest Units of YPI, a limited liability company, in a transaction accounted for as a purchase. YPI operations began to be included in the Company's financial statements on the effective date of the acquisition, May 1, 1997. In conjunction with the acquisition, the Company acquired certain advertising agreements and assumed a note payable for $90,000. The purchase price of $306,000 was allocated to advertising agreements of $85,417, note payable of $90,000 and goodwill of $310,383. The aggregate number of shares of the stock issued was derived from revenues generated by the business during the specified measurement period. Before December 31, 1997, the number of shares to be issued was finalized and a total of 680,000 shares were issued to the sellers on January 2, 1998.

Note 9: Commitments and Contingencies

   The Company has noncancellable operating leases for its corporate facilities. The leases expire through 2005. Rent expense under operating leases totaled approximately $6.7 million, 2.0 million and 1.4 million for the years ended December 31, 2000, 1999 and 1998, respectively.

   Future minimum rental payments required under noncancellable operating leases are as follows for the years ending December 31:

     2001........................................................... $11,040,000
     2002...........................................................  10,908,000
     2003...........................................................  10,112,000
     2004...........................................................   9,117,000
     2005...........................................................   5,071,000
                                                                     -----------
                                                                     $46,248,000
                                                                     ===========

   The Company also has noncancellable carriage fee agreements with certain affiliates. Future payments required under noncancellable affiliate carriage fee agreements for the year ending December 31, 2001 and 2002 are $3.2 million and $500,000, respectively.

 Litigation:

   On December 18, 2000, an employee filed a complaint against the Company in federal court in Washington alleging claims for breach of contract, breach of the covenant of good faith and fair dealing, and fraudulent and negligent misrepresentation. The employee contends that he agreed to work for the Company on the basis of an oral representation that he would be granted more stock options than any other employee and that he would always have more stock options than any other employee. The employee also contends that he was falsely promised certain levels of authority and support in his position. The employee seeks unspecified compensatory damages from the Company as well as equitable relief requiring the Company to award him the

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

largest number of stock options of any employee in the future. Additionally, on the basis of a claim against Naveen Jain for violations of the Racketeer Influenced Corrupt Organizations Act, the employee also seeks trebling of any award of compensatory damages and recovery of his attorneys' fees and costs. The case is currently in the discovery phase and a trial is set to commence on April 8, 2002. The Company's management believes the Company has meritorious defenses to such claims. Nevertheless, litigation is uncertain and the Company may not prevail in this suit.

   One of the shareholders of INEX Corporation filed a complaint with the Ontario Superior Court of Justice in Canada on September 22, 1999 alleging that the original shareholders of INEX and INEX itself were bound by a shareholders agreement that entitled the shareholder to pre-emptive rights and rights of first refusal. The complaint alleges that INEX improperly made private placements, issued employee options and permitted share transfers after February 1997. The plaintiff alleges it should have acquired rights in approximately 88% of the INEX share capital, which would be less than one percent of the Company's Common Stock after conversion. The plaintiff also alleges other breaches of contract, breach of fiduciary duty, corporate oppression, unlawful interference with economic relations and conspiracy. The complaint was amended on December 20, 1999 to allege that the Company assumed the obligations of INEX under the alleged shareholders agreement as a result of the Company's acquisition of INEX on October 14, 1999. The plaintiff seeks damages against the Company and the former INEX shareholders named in the suit for the difference between the issue or sale price of INEX shares issued or transferred after February 1997 and before the acquisition, and the highest trading value of the shares of the Company's Common Stock received or receivable in the exchange prior to the date of trial. In the alternative, the plaintiff seeks special damages of $50 million Canadian. The plaintiff also seeks $500,000 Canadian in punitive damages and other remedies with regard to the disputed shares of stock. The Company has filed a response with the court, and discovery has yet to take place. The Company believes that it has meritorious defenses to such claims but litigation is uncertain and the Company may not prevail in this suit.

   On March 19, 2001, a purported shareholder derivative complaint entitled Youtz v. Jain, et al. was filed in the Superior Court of Washington for King County. The complaint has been amended twice thus far and has been renamed Dreiling V. Jain, et al. The complaint names as defendants current and former Company officers and directors and certain entities related to the individual defendants. The complaint names the Company as a "nominal defendant." The complaint alleges that certain defendants breached their fiduciary duties to the Company and were unjustly enriched by engaging in insider trading. The complaint also alleges that certain defendants breached their fiduciary duties in connection with the Go2Net and Prio mergers and that one defendant converted Company assets to his personal use. The complaint requests various equitable remedies including disgorgement, restitution, accounting and imposition of a constructive trust, and seeks monetary damages. As noted above, the complaint is derivative in nature and does not seek monetary damages from, or the imposition of equitable remedies on, the Company. The Company had entered into indemnification agreements in the ordinary course of business with the defendant officers and directors and may be obligated throughout the pendency of this action to advance payment of legal fees and costs incurred by those individuals pursuant to the Company's obligations under the indemnification agreements and applicable Delaware law. Proceedings in the case are currently stayed pending the investigation of the Special Litigation Committee of the Company's Board of Directors.

   Two of nine founding shareholders and three other shareholders of Authorize. Net Corporation, a subsidiary recently acquired through our merger with Go2Net, filed a lawsuit on May 2, 2000 in Utah State Court in Provo, Utah. This action was brought to reallocate amongst the founding shareholders the consideration received in the acquisition of Authorize.Net by Go2Net. The plaintiffs allege that the corporate officers of Authorize.Net fraudulently obtained a percentage of Authorize.Net shares greater than what was anticipated by the founding shareholders, and are making claims under the Utah Uniform Securities Act as well as claims of fraud, negligent

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

misrepresentation, breach of fiduciary duty, conflict of interest, breach of contract and related claims. Plaintiffs seek compensatory and punitive damages in the amount of $200 million, rescission of certain transactions in Authorize.Net securities, and declaratory and injunctive relief. The plaintiffs subsequently amended the claim to name Authorize.Net as a defendant with regard to the claims under the Utah Uniform Securities Act and have asserted related claims against Go2Net. The case is currently in the discovery phase, which is to end on November 23, 2001. The Company has filed a motion for summary judgment on behalf of Authorize.Net and has asserted counterclaims against the plaintiffs. The Company believes it has meritorious defenses to the plaintiff's claims. Nevertheless, litigation is uncertain and the Company may not prevail in this suit.

   In addition, from time to time the Company is subject to various other legal proceedings that arise in the ordinary course of our business. Although the Company cannot predict the outcomes of these proceedings with certainty, the Company's management does not believe that the disposition of these matters will have a material adverse effect on the Company's financial position, results of operations or cash flows.

   Settlement of litigation: In January 2001, the Company reached a settlement with an alleged former employee from a complaint that was originally filed on December 15, 1999. Under the terms of the settlement, the alleged former employee received a cash payment of $1.375 million. As this subsequent event relates to alleged services provided in prior periods, the expense has been recorded in the fourth quarter of 2000 in Impairment and other charges expense.

   Authorize.Net Corporation, a subsidiary recently acquired through the Company's merger with Go2Net, was named as a defendant in a suit filed in June 2000 which purports to be a class action brought on behalf of persons who leased "virtual terminals" to Authorize.Net among a myriad of other non-Authorize.Net products in connection with actual or proposed internet businesses. The leases were allegedly financed by a third-party unaffiliated leasing company in connection with sales efforts by a third-party unaffiliated reseller. The suit, insofar as it relates to Authorize.Net, alleges that the leases of the products at issue were actually sales and that they were financed by the leasing company at usurious rates. The suit further alleges that the reseller was acting as an agent of Authorize.Net in these activities. Authorize.Net was dismissed without prejudice as a defendant from this suit in December 2000, and no additional claims were made against Authorize.Net prior to the deadline to amend the complaint on in February 2001.

   In February 2000, the Company reached a settlement with an alleged former employee. Under the terms of the settlement, the alleged former employee received a cash payment of $10.5 million. As this subsequent event relates to alleged services provided in prior periods, the expense has been recorded in the fourth quarter of 1999 in Impairment and other charges expense.

   In February 1999, the Company reached a settlement with a former employee. Under the terms of the settlement the former employee received a cash payment of $4.5 million. As this subsequent event related to services provided in prior periods, the expense was recorded in the fourth quarter of 1998 in Impairment and other charges expense.

   Contingencies: The Company was audited by the Department of Labor in February 2001. The audit identified numerous employees, primarily former employees of Go2Net, that were improperly classified as exempt that should have been classified as non-exempt. As a result of this audit, the Company estimates this liability to be in the range of $3 million to $5 million and has recorded an accrual for $3.0 million for the past wages that are due for overtime worked. This expense is classified in Impairment and other charges on the Statement of Operations. The Company anticipates that this matter will be resolved in 2001. See Note 15--Subsequent Events.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


Note 10: Income Taxes

   The provision for income taxes consists of the following components (in thousands):

                                                       2000     1999     1998
                                                      -------  -------  ------
   Current..........................................  $  (137) $   --   $  (64)
   Deferred.........................................      --       --      --
                                                      -------  -------  ------
                                                      $  (137) $   --   $  (64)
                                                      -------  -------  ------


   The current income tax expense for the year ended December 31, 2000 is related to the Company's international operations in Europe.


   The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before taxes as follows (in thousands):


                                                       2000     1999     1998
                                                      -------  -------  ------
Income tax (provision) / benefit at federal
 statutory rate of 35%..............................  $99,728  $28,070  $9,966

Nondeductible goodwill..............................  (46,706)  (8,237)   (186)
Nondeductible acquisition costs.....................   (5,079)  (1,099)   (488)

Nondeductible charges for purchased research and
 development........................................  (28,035)  (3,220)    --

Change in valuation allowance resulting from items
 other than those attributable to paid-in capital
 and acquisition adjustments........................  (16,949) (14,305) (7,284)
Other...............................................   (3,096)  (1,209) (2,072)
                                                      -------  -------  ------
Net tax (provision) / benefit.......................  $  (137) $     0  $  (64)
                                                      -------  -------  ------

   The tax effects of temporary differences and net operating loss carryforwards that give rise to the Company's deferred tax assets and liabilities are as follows (in thousands):


                                                    2000       1999      1998
                                                  ---------  --------  --------
Deferred Tax Assets:

  Current
   Deferred revenue.............................  $   5,366  $    367  $    473
   Compensation expense--stock options..........        --      2,002        59
   Other, net...................................      4,175     5,156     2,535
                                                  ---------  --------  --------
  Total current.................................      9,541     7,525     3,067

  Non-current
   Net operating loss carryforward..............    375,240    51,327     4,262
   Tax credit carryforward......................      8,645     1,643       513
   Deductible acquisition costs, net............      5,140       --        --
   Unrealized investment losses.................      5,501       --        --
   Depreciation & amortization..................     10,595     2,292       233
   Other, net...................................      7,747    17,964     8,214
                                                  ---------  --------  --------
  Total non-current.............................    412,868    73,226    13,222
                                                  ---------  --------  --------
Total gross deferred tax assets.................    422,409    80,751    16,289
                                                  ---------  --------  --------

Deferred Tax Liabilities:

  Non-current
   Other unrealized income......................      6,924       --        --
   Identifiable intangibles.....................     26,127    16,541       252
                                                  ---------  --------  --------
  Total non-current.............................     33,051    16,541       252
                                                  ---------  --------  --------
Total gross deferred tax liabilities............     33,051    16,541       252
                                                  ---------  --------  --------
Net deferred tax asset / (liability)............    389,358    64,210    16,037
                                                  ---------  --------  --------
Valuation allowance.............................   (389,358)  (64,210)  (16,037)
                                                  ---------  --------  --------
Net deferred tax asset / (liability) balance....  $     --   $    --   $    --
                                                  =========  ========  ========

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   At December 31, 2000, 1999 and 1998, the Company fully reserved its deferred tax assets. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is required. The net change in the valuation allowance during the years ended December 31, 2000, 1999 and 1998, was $325.1 million, $48.2 million, and $10.7 million, respectively.

   As of December 31, 2000, the Company's U.S. federal net operating loss carryforward for income tax purposes was approximately $1.07 billion. If not utilized, the federal net operating loss carryforwards will expire between 2011 and 2020. Changes in ownership, as defined by Section 382 of the Code, may limit the amount of net operating loss carryforwards used in any one year. The Company's federal research tax credit carryforwards for income tax purposes are approximately $8.6 million. If not utilized, the federal tax credit carryforwards will expire between 2011 and 2020.

   Federal net operating losses of approximately $1.02 billion as of December 31, 2000 are the result of the exercise of certain employee stock options and warrants. When recognized, the tax benefit of these loss carryforwards are accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision.

Note 11: Restructuring Charges

   The Company recorded a restructuring charge of $2.3 million in the year ended December 31, 2000 for the closures of its Dallas, Texas and Ottawa, Canada facilities. The restructuring charges are broken down as follows:

                                              Restructuring
                                             Charge for the    Reserve Balance
                                               Year Ended           as of
        Type of Charge      Cash / Non-Cash December 31, 2000 December 31, 2000
        --------------      --------------- ----------------- -----------------
   Severance and related
    costs..................        Cash        $  781,503         $297,133
   Lease termination
    penalties..............        Cash           583,145              --
   Leasehold improvements
    and other asset
    disposal costs.........    Non-cash           957,686          253,883
                                               ----------         --------
                                               $2,322,334         $551,016
                                               ==========         ========

Note 12: Net Loss Per Share

   The Company has adopted SFAS No. 128, Earnings per Share. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is antidilutive. The Company had a net loss for all periods presented herein; therefore, none of the options and warrants outstanding during each of the periods presented, as discussed in Note 7, were included in the computation of diluted loss per share as they were antidilutive. Options and warrants to purchase a total of 86,288,915, 71,497,417 and 69,054,998 shares of common stock were excluded from the calculations of diluted loss per share for the years ended December 31, 2000, 1999 and 1998, respectively.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


Note 13: Information on Products and Services

   SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, SFAS No. 131 establishes standards for the way that companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not have a material effect on the Company's primary consolidated financial statements but did affect the Company's disclosures.

   The Company generates substantially all of its revenues through integrated technology and services delivered through a common physical infrastructure, and therefore the Company has only one reportable segment. Substantially all of the Company's long-lived assets are physically located within the United States.

   Total operating expenses are controlled centrally based on established budgets by operating department. Operating departments include product development, sales and marketing, project management and customer service, and finance and administration. Assets, technology, and personnel resources of the Company are shared and utilized for all of the Company's service offerings. These resources are allocated based on contractual requirements, the identification of enhancements to the current service offerings, and other non-financial criteria. The Company does not prepare operating statements by revenue source. The Company does not account for, and does not report to management, its assets or capital expenditures by revenue source.

 Revenue Information

   In the years ended December 31, 2000, 1999 and 1998, the Company's revenues were derived from its consumer and commerce products and services distributed to merchants and on wireline and wireless platforms. These products and services generated revenues from subscriptions, licensing, advertising and transaction fees. Contracts with customers often utilize both consumer and commerce products and services and include revenue from more than one revenue source and more than one type of revenue.

                                                  Year Ended December 31,
                                            ------------------------------------
                                                2000        1999        1998
                                            ------------ ----------- -----------
Wireline revenues.......................... $156,877,136 $56,139,487 $17,004,521
Merchant revenues..........................   36,881,896  15,176,792   1,485,614
Wireless revenues..........................   20,770,792     663,300         --
                                            ------------ ----------- -----------
Total revenues............................. $214,529,824 $71,979,579 $18,490,135
                                            ============ =========== ===========


 Geographic revenue information:


                                                        December 31,
                                            ------------------------------------
                                                2000        1999        1998
                                            ------------ ----------- -----------
United States.............................. $194,912,029 $71,603,660 $18,281,225
International..............................   19,617,795     375,919     208,910
                                            ------------ ----------- -----------
                                            $214,529,824 $71,979,579 $18,490,135
                                            ============ =========== ===========

Note 14: Related-Party Transactions:

   The Company has entered into certain agreements with related parties as described below. The Company recognizes revenue from its advertising, licensing, distribution and marketing agreements with related parties on the same basis as it recognizes revenue from similar agreements with unrelated parties.

   The Company entered into an agreement with a company whose majority owner is related to the Company's Chief Executive Officer. Under the terms of the agreement the Company paid a development fee of $400,000 in 1999 which was recognized as product development expense in 1999. This agreement includes

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

performance warrants. The Company recognized $7.3 million of revenue in 2000, $2.8 million of which was warrant revenue. The valuation of the warrant revenue was based on the fair value of the warrant during the period it was earned. The fair value was determined using the Black-Scholes valuation method.

   During 2000 and 1999, Go2Net recognized revenues of approximately $580,000 and $610,000, respectively, under advertising and licensing agreements with DirectWeb, Inc, the CEO of which was a member of the Go2Net Board of Directors. Go2Net also recognized revenues of approximately $173,000 and $53,000 in 2000 and 1999, respectively, under an advertising agreement with Mercata, Inc. Vulcan Ventures is a minority shareholder in the Company and was the majority shareholder in Mercata, Inc.

   On August 7, 2000, Go2Net acquired 670,167 shares of Common Stock of TheStreet.com and received an option to buy 7.45% of the outstanding common stock. The stock and option were valued at $4.1 million. The investment valuation was equal to the ten-day average trading price of TheStreet.com shares immediately prior to the closing date. In conjunction with the equity investment, Go2Net entered into an advertising, marketing and distribution agreement with TheStreet.com. Go2Net recognized revenues of $1.3 million for the year ended December 31, 2000 under this agreement. Vulcan Ventures is a minority shareholder of TheStreet.com.

   On August 2, 2000, Go2Net acquired 10,000 shares of Preferred Stock of HealthAnswers, Inc. valued at $10.0 million. The investment valuation price was determined by prices paid by other independent investors who invested in HealthAnswers in the same round of financing as Go2Net. Go2Net entered into a separate distribution and marketing agreement with HealthAnswers, Inc., prior to the equity investment, on February 17, 2000. Go2Net recognized revenues of $3.6 million for the year ended December 31, 2000 under this agreement. Vulcan Ventures is a minority shareholder of HealthAnswers, Inc.

   On June 29, 2000, Go2Net acquired 1,623,377 shares of Preferred Stock of Sandbox.com valued at $10.0 million. The investment valuation price was determined by prices paid by other independent investors in the round of financing completed just prior to the Go2Net investment. In conjunction with the equity investment Go2Net entered into a strategic alliance agreement with Sandbox.com to distribute and market certain content. Go2Net recognized revenues of $2.7 million for the year ended December 31, 2000 under this agreement. Vulcan Ventures is a minority shareholder of Sandbox.com.

   On June 13, 2000, Go2Net acquired 1,624,959 shares of Preferred Stock of iMandi Corporation valued at $5.0 million. The investment valuation price was determined by prices paid by other independent investors who invested in iMandi in the same financing round as Go2Net. In conjunction with the equity investment Go2Net entered into an advertising, marketing and distribution agreement with iMandi Corporation. Go2Net recognized revenues of $1.0 million for the year ended December 31, 2000 under this agreement. Vulcan Ventures is a minority shareholder of iMandi Corporation.

   On February 29, 2000, Go2Net acquired 3,086,095 shares of Preferred Stock of AskMe.com and received warrants to acquire an additional 202,000 shares of Common Stock. The stock and warrants were valued at $10.1 million. The stock investment valuation was determined by prices paid by other independent investors who invested in AskMe.com in the same round of financing as Go2Net. The warrant valuation was determined using the Black-Scholes valuation method on the date the warrants were received, as these were fully vested. Revenue associated with these warrants is recognized on a straight-lined basis over the life of the contract. In conjunction with the equity investment Go2Net entered into a marketing and distribution agreement with AskMe.com, Inc. Go2Net recognized revenues of $2.1 million for the year ended December 31, 2000 under this agreement. Vulcan Ventures is a minority shareholder of AskMe.com.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   On February 7, 2000, Go2Net acquired 130,000 shares of Common Stock of National Discount Brokers and received warrants to acquire an additional 130,000 shares of Common Stock. The warrants have been exercised and all the shares of common stock have been sold as of December 31, 2000. The stock and exercised warrants were valued at $7.8 million which was based on the value on the purchase date. In conjunction with the equity investment Go2Net entered into an advertising, marketing, distribution and license agreement with National Discount Brokers. Go2Net recognized revenues of $6.5 million for the year ended December 31, 2000 under this agreement. Vulcan Ventures is a minority shareholder of National Discount Brokers. Go2Net's former CEO is a board member of National Discount Brokers.

   In July 1999, Go2Net acquired 896,057 shares of common stock of CommTouch Software, LTD. (CommTouch) and received warrants to acquire an additional 1,136,000 shares of common stock. The stock and warrants were valued at $22.3 million. The investment valuation was based on the market price for this publicly-traded stock. In conjunction with the equity investment, Go2Net received one seat on the CommTouch Board of Directors and entered into a distribution and marketing agreement with CommTouch. Vulcan Ventures is a minority shareholder of CommTouch. Go2Net recognized $3.2 million and $1.1 million of revenue associated with the warrants in 2000 and 1999, respectively.

   In July 1999, Go2Net acquired 428,571 shares of common stock of Click2Learn, Inc. (Click2Learn) and received warrants to acquire an additional 428,571 shares of common stock. The stock and warrants were valued at $3.2 million. The investment valuation was based on the market price for this publicly-traded stock. In conjunction with the equity investment, Go2Net entered into a three-year marketing, distribution, licensing and co-branding partnership with Click2Learn. Vulcan Ventures is a majority shareholder of Click2Learn. Go2Net recognized $2.7 million and $577,000 of revenue associated with the warrants in 2000 and 1999, respectively.

   During the years ended December 31, 1999 and 1998, the Company sold advertising resulting in revenues of $580,912 and $19,269, respectively to other entities in which the Company's chief executive officer had equity interests.

   In 1999 and 1998, Prio advanced to its affiliate $325,000 and $175,000, respectively. Payments which are due in 13 installments, as defined in the advance agreement, through December 2001, are applied against amounts due affiliate for consulting services provided by the affiliate to Prio. The total expense for such consulting services amounted to $100,000 and $270,000 for the years ended December 31, 1999 and 1998, respectively. The outstanding current portion of the advance is $0 and $187,000 as of December 31, 2000 and 1999, respectively. The long-term portion of $50,000 as of December 31, 1999 is included in Other Assets.

Note 15: Subsequent Events

   Business Combinations and Asset Sales:

   On January 1, 2001, the Company acquired Montreal, Canada-based Locus Dialogue, Inc., a developer of speech recognition-enabled applications. Under terms of the acquisition, accounted for as a purchase, the Company exchanged 5,114,233 shares of its stock, which included 253,175 restricted shares and 1,173,216 replacement options, for all of Locus Dialogue's outstanding shares, warrants and options valued at $112.9 million.

   On July 1, 2001, the Company sold certain operating assets and other rights relating to the Liaison enterprise solution business for $2.75 million (unaudited). The Liaison enterprise solution business was acquired by the Company as part of its acquisition of Locus Dialogue in January 2001. The operating assets

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

included certain distribution contracts, the assembled Liaison workforce, the Locus Dialogue trademarks, the enterprise solution inventory and certain fixed assets. In addition, the parties entered into a license agreement pursuant to which the buyer is licensing the Liaison and SoftDialogue software from the Company.

   Stockholder's Equity:

   In February 2001, the Company implemented the 2001 Stock Option Plan under which nonqualified stock options to purchase common stock may be granted to employees. Under the 2001 Stock Option Plan, 25,000,000 options are available for grant. Options under this stock option plan expire ten years from the date of the grant. Options under the 2001 Plan vest over two years, 2.08% vest on a monthly basis for the first 24 months and the 50% balance vests at the end of the two year period.

   On September 10, 2001 (unaudited), the Company repurchased approximately
21.7 million of its shares from Vulcan Ventures Inc. at a discounted purchase price of $1.05 per share in a privately negotiated block transaction. The ending market value of the stock on the date of purchase was $1.40. The Company plans to retire the repurchased shares.

   On October 29, 2001 (unaudited), the Company filed a Schedule TO (tender offer statement under the Securities Exchange Act of 1934) with the SEC relating to the Company's offer to exchange certain outstanding stock options held by eligible employees for shares of restricted stock (the "Offer to Exchange"). Pursuant to the terms of the Offer to Exchange, participating eligible employees will receive one share of restricted stock for every four shares underlying eligible options surrendered. In order to participate, eligible employees must also tender other outstanding unexercised options with exercise prices equal to or greater than $3.00 per share, but will not receive additional shares of restricted stock in exchange for such shares. The exchange offer period is scheduled to expire November 26, 2001 unless extended by the Company. The Company reserves the right to reject the exchange offer unless option holders tender options to purchase at least 46,755,234 shares of common stock. If the exchange offer is accepted by the Company, the restricted shares would vest quarterly over a two-year period. InfoSpace will record an amount on the date of grant based on the restricted stock's value, which will be expensed as the restricted stock vests. Eligible options that are not exchanged in this offer may be treated as variable awards for accounting purposes.

   Other Investments: On January 26, 2001, the Company's Board of Directors approved the liquidation of the InfoSpace Venture Capital Fund 2000, LLC. In the first quarter of 2001, the Company disbursed $16.4 million (unaudited) to the accredited investors. The Board of Directors also approved the acceleration of the vesting of the Company's contribution on behalf of its employees. The contribution was paid out in conjunction with the dissolution of the fund, resulting in compensation expense of $1.0 million (unaudited) in the first quarter of 2001. The Company recorded $517,000 of compensation expense in the year ended December 31, 2000 related to this contribution. All investments held by the fund reverted to investments held by the Company subsequent to the end of the first quarter of 2001.

   Settlement of Litigation (unaudited): In May 2001, the Company reached a settlement agreement with a former employee of Go2Net from a complaint that was originally filed in October 1999. Under terms of the settlement, net of insurance coverage proceeds, the Company will pay the former employee $950,000. The Company also settled four other litigation matters in the nine months ended September 30, 2001, with settlement payments net of insurance coverage proceeds totalling $1.2 million.

   Department of Labor Audit (unaudited): The Company was audited by the Department of Labor in February 2001. The Department of Labor determined that numerous employees, primarily former employees of

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

Go2Net, were improperly classified as exempt that should have been classified as non-exempt. As a result, the Company recorded an estimated accrual in the amount of $3.0 million for the past wages that are due for overtime worked in the quarter ended December 31, 2000. Based on the overtime questionnaires received from the applicable employees and the methodology used to calculate overtime pay approved by the Department of Labor, the Company revised the estimate for this liability to be $1.0 million, of which $491,000 has been paid through October 31, 2001.

   Contingencies (unaudited): The Internal Revenue Service is auditing the Company's payroll tax returns for the year 2000. The Company expects this audit to be concluded in 2001. No amounts have been accrued in the financial statements as of September 30, 2001 for any liability that may result, as the amount, if any, the Company will be required to pay related to this matter is not determinable.

 Litigation (unaudited):

   On June 19, 2001, a putative securities class action complaint entitled Horton v. Infospace, Inc., et al. was filed in the United States District Court for the Western District of Washington. The complaint alleges that the Company and its chief executive officer made false and misleading statements about the Company's business and prospects during the period between January 26, 2000 and January 30, 2001. The complaint alleges violations of the federal securities laws and does not specify the amount of damages sought. Subsequently, other similar complaints were filed. The Horton matter and the subsequent complaints have been consolidated into one matter. The court has appointed lead plaintiffs and counsel, and a consolidated complaint is due to be filed in December 2001. The Company believes it has meritorious defenses to these claims but litigation is inherently uncertain and it may not prevail in this matter.

   On July 10, 2001, a purported shareholder derivative complaint entitled Marlowe v. Belsheim, et al. was filed in the Superior Court of Washington for King County. The complaint names as defendants current and former officers and directors of the Company; InfoSpace is named as a "nominal defendant." The complaint alleges that certain defendants breached their fiduciary duties to the Company and were unjustly enriched by engaging in insider trading, and that all of the defendants breached their fiduciary duties in connection therewith. Various equitable remedies are requested in the complaint, including disgorgement, restitution, accounting and imposition of a constructive trust, and the complaint also seeks monetary damages. As stated, the complaint is derivative in nature and does not seek monetary damages from, or the imposition of equitable remedies on, InfoSpace. The Company has entered into indemnification agreements in the ordinary course of business with defendant officers and directors and may be obligated throughout the pendency of this action to advance payment of legal fees and costs incurred by those individuals pursuant to the Company's obligations under the indemnification agreements and applicable Delaware law. On August 29, 2001, the plaintiffs filed for voluntary dismissal. On September 10, 2001, the court granted that motion and dismissed the case without prejudice.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

   Securities and Exchange Commission registration fee................ $  9,221
   Nasdaq National Market listing fee.................................   17,500
   Printing and engraving expenses....................................    5,000
   Legal fees and expenses............................................   50,000
   Accounting fees and expenses.......................................   25,000
   Miscellaneous expenses.............................................   18,279
                                                                       --------
   Total.............................................................. $125,000
                                                                       ========

Item 15. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

   Section 10 of the registrant's restated bylaws requires indemnification to the full extent permitted under the DGCL as it now exists or may hereafter be amended. Subject to any restrictions imposed by the DGCL, the restated bylaws provide an unconditional right to indemnification for all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was serving as a director or officer of the registrant or that, being or having been a director or officer of the registrant, such person is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. The restated bylaws also provide that the registrant may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers; provided, however, that an undertaking shall be made by an employee or agent only if required by the Board of Directors.

   Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

   Article 10 of the registrant's restated certificate of incorporation provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of the registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

   The registrant has entered into certain indemnification agreements with its officers and directors. The indemnification agreements provide the registrant's officers and directors with indemnification to the maximum extent permitted by the DGCL.

Item 16. Exhibits

 Number                               Description
 -------                              -----------
  2.1*   Agreement and Plan of Acquisition and Arrangement, dated August 13,
         1999, by and between the registrant and INEX Corporation.


  4.1*   Form of Certificate of the Powers, Designations, Preferences and
         Rights of Series A Preferred Stock.

  4.2(1) Certificate of the Powers, Designations, Preferences and Rights of
         Series B Preferred Stock.

  5.1* Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to the legality of the shares.


 23.1 Consent of Deloitte & Touche LLP, Independent Auditors (relating to the financial statements of InfoSpace, Inc.).

 23.2* Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in the opinion filed as Exhibit 5.1).

 24.1    Power of Attorney.

 99.1*   Form of Plan of Arrangement under Section 182 of the Business
         Corporations Act (Ontario) of INEX Corporation.

 99.2*   Form of Voting and Exchange Trust Agreement among the registrant,
         InfoSpace.com Canada Holdings Inc., and Montreal Trust Company of
         Canada, as trustee.

 99.3*   Form of Exchangeable Share Support Agreement among the registrant,
         Infospace.com Nova Scotia Company, InfoSpace.com Canada Holdings Inc.
         and Montreal Trust Company of Canada, as trustee.

--------
*    Previously filed.
(1) Incorporated by reference to the Registration Statement on Form S-1 (No. 333-58048) filed by the registrant on March 30, 2001, as amended.

Item 17. Undertakings

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirement of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or caused to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 13th day of November, 2001.

                                          InfoSpace, Inc.

                                                   /s/ Tammy D. Halstead
                                          By: _________________________________
                                                     Tammy D. Halstead
                                                  Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 13th day of November, 2001.

        Signature                           Title
        ---------                           -----

            *               Chairman and Chief Executive Officer
__________________________  (Principal Executive Officer)
       Naveen Jain

  /s/ Tammy D. Halstead     Chief Financial Officer (Principal
__________________________  Financial and Accounting Officer)
    Tammy D. Halstead

            *               President, Chief Operating Officer and
__________________________  Director
 Edmund O. Belsheim, Jr.

            *               Director
__________________________
  John E. Cunningham, IV

                            Director
__________________________
    Peter L. S. Currie

            *               Director
__________________________
    Richard D. Hearney

            *               Director
__________________________
   Rufus W. Lumry, III

            *               Director
__________________________
     William D. Savoy

            *               Director
__________________________
     Lewis M. Taffer

*By: /s/ Tammy D. Halstead  Chief Financial Officer
   _______________________
   Tammy D. Halstead
   Attorney-in-Fact

                                 EXHIBIT INDEX

 Number                               Description
 -------                              -----------
  2.1*   Agreement and Plan of Acquisition and Arrangement, dated August 13,
         1999, by and between the registrant and INEX Corporation.

  4.1*   Form of Certificate of the Powers, Designations, Preferences and
         Rights of Series A Preferred Stock.

  4.2(1) Certificate of the Powers, Designations, Preferences and Rights of
         Series B Preferred Stock.

  5.1* Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to the legality of the shares.

 23.1 Consent of Deloitte & Touche LLP, Independent Auditors (relating to the financial statements of InfoSpace, Inc.).

 23.2* Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in the opinion filed as Exhibit 5.1).

 24.1    Power of Attorney.

 99.1*   Form of Plan of Arrangement under Section 182 of the Business
         Corporations Act (Ontario) of INEX Corporation.

 99.2*   Form of Voting and Exchange Trust Agreement among the registrant,
         InfoSpace.com Canada Holdings Inc., and Montreal Trust Company of
         Canada, as trustee.

 99.3*   Form of Exchangeable Share Support Agreement among the registrant,
         InfoSpace.com Nova Scotia Company, InfoSpace.com Canada Holdings Inc.
         and Montreal Trust Company of Canada, as trustee.

--------
 *   Previously filed.
(1) Incorporated by reference to the Registration Statement on Form S-1 (No. 333-58048) filed by the registrant on March 30, 2001.